TRANSAMERICA ASSET MANAGEMENT GROUP
Transamerica Funds
Transamerica Series Trust
Transamerica Investors, Inc.
Transamerica Partners Funds Group
Transamerica Partners Funds Group II (each, a “fund”)
Supplement dated August 4, 2009 to the Prospectuses and Statements of Additional Information
     The following supplements the Prospectus and Statement of Additional Information as applicable for each fund listed below on Schedules I, II and III:
     Rationalization. The fund’s Board has approved a number of initiatives designed to achieve a more cohesive, focused and streamlined fund complex, and has authorized seeking shareholder approval for those initiatives where shareholder approval is required.
     The following supplements the Prospectus and Statement of Additional Information for each fund listed as a “Target Fund” on Schedule I to this Supplement:
     Reorganization. The fund’s Board has approved a reorganization pursuant to which the fund’s assets would be acquired, and its liabilities would be assumed, by the fund (the “Destination Fund”) listed opposite the fund on Schedule I in exchange for shares of the Destination Fund. The fund would then be liquidated, and shares of the Destination Fund would be distributed to fund shareholders.
     Under the reorganization, fund shareholders would receive shares of the Destination Fund with the same aggregate net asset value as their shares of the fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by fund shareholders as a result of the reorganization.
     The reorganization is subject to the satisfaction of certain conditions, including approval by fund shareholders (if so indicated on Schedule I). Materials describing the reorganization are expected to be mailed later in 2009 (early 2010 for Transamerica Series Trust funds). If the closing conditions are satisfied, the reorganization is expected to occur during the fourth quarter of 2009 (second quarter of 2010 for Transamerica Series Trust funds). Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in the fund’s Prospectus.
     The following supplements the Prospectus and Statement of Additional Information for each fund listed on Schedule II to this Supplement:
     Liquidation. The fund’s Board has approved the termination and liquidation of the fund. Effective September 1, 2009, the fund will no longer be accepting purchase orders for its shares. The fund will be liquidated on or about September 30, 2009.
     In order to achieve an orderly liquidation, a portion of the fund’s assets may be converted into cash and/or money market securities prior to September 30, 2009. Should a fund convert its assets to cash and/or money market securities, the fund would no longer be pursuing its stated investment objective.
     The following supplements the Prospectus and Statement of Additional Information for each fund listed on Schedule III to this Supplement:
     New subadviser. The fund’s Board has approved a new subadviser for the fund, as indicated for the fund on Schedule III. In each case the new subadviser is an affiliate of Transamerica. Under the Investment Company Act of 1940, shareholder approval of the agreement with the new subadviser must be obtained, and the Board has authorized seeking such approval. Proxy materials describing the new subadviser are expected to be mailed later in 2009. If shareholder approval is obtained, the new agreement could take effect in the fourth quarter of 2009.

* * *

Date of Prospectus
Fund	and Statement of Additional Information
Transamerica Funds	Prospectus — March 1, 2009
Transamerica American Century Large Company Value	Statement of Additional Information — July 1, 2009
Transamerica Balanced
Transamerica Convertible Securities
Transamerica Diversified Equity
Transamerica Equity
Transamerica Evergreen Health Care
Transamerica Evergreen International Small Cap
Transamerica Flexible Income
Transamerica Growth Opportunities
Transamerica High Yield Bond
Transamerica Legg Mason Partners All Cap
Transamerica Marsico Growth
Transamerica Marsico International Growth
Transamerica Money Market
Transamerica Science & Technology
Transamerica Templeton Global
Transamerica Value Balanced

Transamerica Series Trust	May 1, 2009
Transamerica American Century Large Company Value VP
Transamerica Balanced VP
Transamerica BlackRock Large Cap Value VP
Transamerica Diversified Equity VP
Transamerica Jennison Growth VP
Transamerica Legg Mason Partners All Cap VP
Transamerica Marsico Growth VP
Transamerica Munder Net 50 VP
Transamerica Science & Technology VP
Transamerica T. Rowe Price Equity Income VP
Transamerica T. Rowe Price Growth Stock VP
Transamerica Templeton Global VP
Transamerica Value Balanced VP

Transamerica Investors, Inc.	May 1, 2009
Transamerica Premier Balanced Fund
Transamerica Premier Cash Reserve Fund
Transamerica Premier Diversified Equity Fund
Transamerica Premier Equity Fund
Transamerica Premier Focus Fund
Transamerica Premier Growth Opportunities Fund
Transamerica Premier High Yield Bond Fund
Transamerica Premier Institutional Bond Fund
Transamerica Premier Institutional Diversified Equity Fund
Transamerica Premier Institutional Equity Fund
Transamerica Premier Institutional Small Cap Value Fund

Date of Prospectus
Fund	and Statement of Additional Information
Transamerica Partners Funds Group	May 1, 2009
Transamerica Partners Core Bond
Transamerica Partners Growth
Transamerica Partners Large Growth
Transamerica Partners Large Value
Transamerica Partners Total Return Bond
Transamerica Partners Value

Transamerica Partners Funds Group II	May 1, 2009
Transamerica Partners Institutional Core Bond
Transamerica Partners Institutional Growth
Transamerica Partners Institutional Large Growth
Transamerica Partners Institutional Large Value
Transamerica Partners Institutional Total Return Bond
Transamerica Partners Institutional Value

Schedule I

Target Fund(s)	Destination Fund

Transamerica Premier Balanced Fund	Transamerica Balanced
Transamerica Value Balanced

Transamerica Premier Cash Reserve Fund*	Transamerica Money Market

Transamerica Premier Diversified Equity Fund	Transamerica Diversified Equity
Transamerica Premier Institutional Diversified Equity Fund
Transamerica Science & Technology
Transamerica Templeton Global

Transamerica Premier Equity Fund	Transamerica Equity
Transamerica Premier Institutional Equity Fund

Transamerica Premier Focus Fund	Transamerica Legg Mason Partners All Cap

Transamerica Premier Growth Opportunities Fund	Transamerica Growth Opportunities

Transamerica Premier High Yield Bond Fund*	Transamerica High Yield Bond

Transamerica Convertible Securities	Transamerica Flexible Income

Transamerica Partners Value	Transamerica Partners Large Value

Transamerica Partners Growth	Transamerica Partners Large Growth

Transamerica Partners Total Return Bond	Transamerica Partners Core Bond

Transamerica Partners Institutional Value	Transamerica Partners Institutional Large Value

Transamerica Partners Institutional Growth	Transamerica Partners Institutional Large Growth

Transamerica Partners Total Institutional Return Bond	Transamerica Partners Institutional Core Bond

*	Requires shareholder approval.

Target Fund(s)	Destination Fund

Transamerica Templeton Global VP	Transamerica Diversified Equity VP
Transamerica Science & Technology VP
Transamerica Munder Net 50 VP*

Transamerica Value Balanced VP	Transamerica Balanced VP

Transamerica American Century Large Company Value VP*	Transamerica BlackRock Large Cap Value VP
Transamerica T. Rowe Price Equity Income VP*

Transamerica Marsico Growth VP	Transamerica Jennison Growth VP
Transamerica T. Rowe Price Growth Stock VP

*	Requires shareholder approval.

Schedule II

Fund

Transamerica American Century Large Company Value

Transamerica Evergreen Health Care

Transamerica Evergreen International Small Cap

Transamerica Marsico Growth

Transamerica Marsico International Growth

Transamerica Premier Institutional Bond Fund

Transamerica Premier Institutional Small Cap Value Fund

Schedule III

Fund	Proposed New Subadviser

Transamerica Legg Mason Partners All Cap	Transamerica Investment Management, LLC

Transamerica Legg Mason Partners All Cap VP	Transamerica Investment Management, LLC
Investors Should Retain this Supplement for Future Reference

Table of Contents

Section A — Fund Descriptions		2
	Transamerica American Century Large Company Value	2
	Transamerica Bjurman, Barry Micro Emerging Growth	6
	Transamerica BlackRock Large Cap Value	9
	Transamerica JPMorgan Mid Cap Value	13
	Transamerica Jennison Growth	17
	Transamerica Legg Mason Partners Investors Value	21
	Transamerica Marsico Growth	24
	Transamerica Third Avenue Value	28
	Transamerica Oppenheimer Small- & Mid-Cap Value	32
	Transamerica BNY Mellon Market Neutral Strategy	36
	Transamerica Equity	41
	Transamerica Growth Opportunities	45
	Transamerica Small/Mid Cap Value	49
	Transamerica UBS Large Cap Value	53
	Transamerica Van Kampen Mid-Cap Growth	57
	Transamerica Van Kampen Small Company Growth	62
	Transamerica BlackRock Global Allocation	66
	Transamerica Clarion Global Real Estate Securities	73
	Transamerica Evergreen Health Care	78
	Transamerica BlackRock Natural Resources	82
	Transamerica Federated Market Opportunity	87
	Transamerica Convertible Securities	93
	Transamerica Science & Technology	97
	Transamerica AllianceBernstein International Value	101
	Transamerica Schroders International Small Cap	106
	Transamerica Evergreen International Small Cap	110
	Transamerica MFS International Equity	115
	Transamerica Marsico International Growth	119
	Transamerica Neuberger Berman International	123
	Transamerica Thornburg International Value	127
	Transamerica Oppenheimer Developing Markets	131
	Transamerica WMC Emerging Markets	136
	Transamerica Templeton Global	141
	Transamerica PIMCO Real Return TIPS	146
	Transamerica JPMorgan International Bond	151
	Transamerica PIMCO Total Return	155
	Transamerica UBS Dynamic Alpha	160
	Transamerica Flexible Income	166
	Transamerica High Yield Bond	172
	Transamerica Short-Term Bond	175
	Transamerica Loomis Sayles Bond	179
	Transamerica Van Kampen Emerging Markets Debt	185
	Transamerica Balanced	189
	Transamerica Value Balanced	195
	Transamerica Money Market	201

Financial Highlights		204

Section B — Shareholder Information		218
	Investment Adviser	218
	Buying and Selling Shares	218
	Pricing of Shares	218
	Features and Policies	219
	Distribution of Shares	220
	Other Distribution or Service Arrangements	220
	Distributions and Taxes	220

-	APPENDIX A — MORE ON STRATEGIES AND RISKS	A-1

-	APPENDIX B — BOND RATINGS	B-1

Each Transamerica Fund described in this prospectus invests in a range of securities, such as stocks and/or bonds. Please read this prospectus carefully before you invest or send money. It has been written to provide information and assist you in making an informed decision. If you would like additional information, please request a copy of the Statement of Additional Information (“SAI”).

In addition, we suggest you contact your financial professional or a Transamerica Funds customer service representative, who will assist you.

PLEASE NOTE:

This prospectus includes Class I shares only. Class I shares of the Transamerica Funds listed in this prospectus are currently offered for investment primarily to certain funds of funds in the Transamerica Funds family (also referred to as “strategic asset allocation funds”). Class I shares may also be made available to other investors, including institutional investors such as foreign insurers, domestic insurance companies, their separate accounts, and eligible retirement plans whose recordkeepers or financial service firm intermediaries have entered into agreements with Transamerica Funds or its agents.

TO HELP YOU UNDERSTAND

In this prospectus, you’ll see symbols like the ones below. These are “icons,” graphic road signs that let you know at a glance the subject of the nearby paragraphs. The icons serve as tools for your convenience as you read this prospectus.

OBJECTIVE What is the fund’s investment objective? Learn about your fund’s goal or objective.

PRINCIPAL STRATEGIES AND POLICIES How does the fund go about trying to meet its goal? Read about the key types of investments each fund contains and what style of investment philosophy it employs.

PRINCIPAL RISKS What are the specific key risks for an investor in the fund? Find out what key types of risks are associated with each fund.

PAST PERFORMANCE What is the investment performance of the fund? See how well each fund has performed in the past year, five years, ten years or since its inception.

FEES AND EXPENSES How much does it cost to invest in the fund? Learn about each fund’s fees and expenses.

ADDITIONAL INFORMATION Who manages the fund and how much are they paid? See information about each fund’s advisers, as well as the fees paid to them.

An investment in a Transamerica Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Section A — Fund Descriptions

Transamerica American Century Large Company Value

Summary of Risks and Returns

Objective

The objective of Transamerica American Century Large Company Value is to seek long-term capital growth; income is a secondary goal.

Principal Strategies and Policies

The fund’s sub-adviser, American Century Investment Management, Inc. (“American Century”), seeks to achieve this objective by investing principally in:

-	U.S. equity securities

The fund invests primarily in U.S. large-capitalization companies. The sub-adviser considers large-capitalization companies to be companies that comprise the Russell 1000 ® Index. Under normal market conditions, the fund will have at least 80% of its net assets invested in equity securities of companies comprising the Russell 1000 ® Index.

The fund’s sub-adviser looks for stocks of companies that it believes are undervalued at the time of purchase. The managers use a value investment strategy that looks for companies that are temporarily out of favor in the market. The managers attempt to purchase the stocks of these undervalued companies and hold each stock until it has returned to favor in the market and the price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company. The managers may sell stocks from the fund’s portfolio if they believe a stock no longer meets their valuation criteria.

Companies may be undervalued due to market declines, poor economic conditions, actual or anticipated bad news regarding the issuer or its industry, or because they have been overlooked by the market. To identify these companies, the fund managers look for companies with earnings, cash flows and/or assets that may not be reflected accurately in the companies’ stock price. The managers also may consider whether the companies’ securities have a favorable income paying history and whether income payments are expected to continue or increase.

The fund managers do not attempt to time the market. Instead, under normal market conditions, they intend to keep at least 80% of the fund’s net assets invested in large capitalization U.S. equity securities of companies comprising the Russell 1000 ® Index regardless of the movement of stock prices generally. The sub-adviser defines equity securities to include common stock, preferred stock, and equity equivalent investments, such as convertible securities, stock futures contracts or stock index futures contracts.

When the managers believe it is prudent, the fund may invest a portion of its assets in foreign securities, debt securities of companies, debt obligations of governments and their agencies and other similar securities. Futures contracts, a type of derivative security, may help the fund’s cash assets remain liquid while performing more like stocks.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to

Transamerica American Century Large Company Value

which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), which is comprised of 500 widely traded common stocks that measures the general performance of the market, and the Russell 1000 ® Value Index (secondary), which measures the performance of those

Transamerica American Century Large Company Value

Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. Each index is a widely recognized, unmanaged index of market performance. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	7.31%

Worst Quarter:	12/31/2008	(21.10)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(37.15)%	(8.66)%

Return after taxes on distributions[3]	(37.91)%	(9.75)%

Return after taxes on distributions and sale of fund shares[3]	(24.15)%	(7.34)%

S&P 500 Index (reflects no deductions for fees, expenses or taxes)	(37.00)%	(7.61)%

Russell 1000 ® Value Index (secondary) (reflects no deduction for fees, expenses, or taxes)	(36.85)%	(7.45)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.81%
Distribution and service (12b-1) fees	N/A
Other expenses	0.04%

Total annual fund operating expenses	0.85%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$87	$271	$471	$1,049

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.835%
Over $250 million up to $400 million	0.80%
Over $400 million up to $750 million	0.775%
Over $750 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.81% of the fund’s average daily net assets.

Sub-Adviser:

American Century Investment Management Inc. (“American Century”)
American Century Tower
4500 Main Street
Kansas City, Missouri 64111

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Over $250 million up to $500 million	0.375%
Over $500 million up to $750 million	0.35%
Over $750 million	0.30%

Transamerica American Century Large Company Value

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the same named fund managed by the sub-adviser for Transamerica Series Trust.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

American Century uses a team of fund managers and analysts to manage this fund. The team meets regularly to review portfolio holdings and discuss purchase and sale activity. Team members buy and sell securities for the fund as they see fit, guided by the fund’s investment objective and strategy.

The fund managers on the investment team are:

Charles A. Ritter, CFA, Vice President and Senior Portfolio Manager, is a member of the team that manages the fund. He joined American Century in December 1998. Before joining American Century, he spent 15 years with Federated Investors, most recently serving as a Vice President and Portfolio Manager for the company. Mr. Ritter has a bachelor’s degree in mathematics and a master’s degree in economics from Carnegie Mellon University. He also has an M.B.A. from the University of Chicago.

Brendan Healy, CFA, Vice President and Portfolio Manager, is a member of the team that manages the fund. He joined American Century in April 2000. Mr. Healy has a bachelor’s degree in mechanical engineering from the University of Arizona. He also has an M.B.A. from the University of Texas.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Bjurman, Barry Micro Emerging Growth

Summary of Risks and Returns

Objective

The objective of Transamerica Bjurman, Barry Micro Emerging Growth is to seek capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Bjurman, Barry & Associates (“Bjurman, Barry”), will invest under normal market conditions, at least 80% of the fund’s net assets in the common stocks of emerging growth U.S. companies whose total market capitalization at the time of investment is generally between $30 million and $1 billion, and which, in the opinion of Bjurman, Barry, have superior earnings growth characteristics.

Bjurman, Barry uses five quantitative models that emphasize both growth and value attributes, including earnings growth, earnings strength, earnings revision, price/earnings to growth ratio, and cash flow to price. This procedure identifies approximately 230 attractively priced stocks with the best growth prospects, which are further screened based on a top-down economic analysis designed to identify what the manager believes are the most promising industries over the next 12 to 18 months. Company fundamental analysis is then employed to produce a portfolio of stocks in the most promising sectors of the economy.

-What is A “Top-Down” Approach?
When using a “top-down” approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

To ensure a diversified portfolio, assets in any one issue or industry are generally limited to 5% and 15%, respectively, of total assets. The Investment Policy Committee of the sub-adviser reviews investment alternatives and implements portfolio changes as attractive investment opportunities become available. The closing prices of portfolio issues are reviewed daily. Any position that has declined 15% from its cost or from its recent high is re-examined as a potential sale candidate. Additionally, securities of companies that the Committee determines are overvalued or have lost earnings momentum, or are in industries no longer expected to perform well, are continually evaluated for sale.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Small- or Micro-Sized Companies
Investing in small companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Investing in micro-sized companies involves even more risks than investing in other small companies. Micro-sized companies sometimes are not well-known to investors and may not have significant institutional and long-term investors. They tend to have small revenues, product lines, markets and financial resources, and their securities may trade less frequently and in more limited volume (and may thus be less liquid) than other larger companies. They may be engaged in activities for which the market is developing or may never develop. If adverse developments occur, the value of their securities may lose substantial value. They often require a long-term investment view and are not appropriate for all investors.

Transamerica Bjurman, Barry Micro Emerging Growth

-Risk of Investing Aggressively
Certain risks are associated with investing aggressively; the value of developing company stocks may be very volatile, and can drop significantly in a short period of time.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own business, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Industry Focus
Stocks of issuers in a particular industry may be affected by changes in economic conditions, government regulations, availability of basic resources or supplies, or other events that affect the industry more than others. To the extent that the fund is emphasizing investments in a particular industry, its share values may fluctuate in response to events affecting that industry.

-Emerging Growth Companies
Companies that Bjurman, Barry believes are emerging growth companies are often companies with accelerating or higher than average rates of earnings growth, or companies with new or limited products, services, markets, distribution channels or financial resources, or the management of such companies may be dependent upon one or a few key people, or the companies have other special circumstances. The stocks of emerging growth companies can be subject to more abrupt or erratic market movements than the stock market in general.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 2000® Growth Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	4.68%

Worst Quarter:	12/31/2008	(26.21)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(47.26)%	(19.20)%

Return after taxes on distributions[3]	(47.26)%	(19.20)%

Return after taxes on distributions and sale of fund shares[3]	(30.72)%	(15.92)%

Russell 2000 ® Growth Index (reflects no deduction for fees, expenses, or taxes)	(38.54)%	(11.63)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations August 1, 2006.
[3]	The after tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.05%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	1.12%
Expense reduction[b]	0.00%

Net operating expenses	1.12%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.25% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses

Transamerica Bjurman, Barry Micro Emerging Growth

reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.25% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$114	$356	$617	$1,363

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets
First $250 million	1.05%
Over $250 million up to $500 million	1.00%
Over $500 million	0.975%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.05% of the fund’s average daily net assets.

Sub-Adviser:

Bjurman, Barry & Associates (“Bjurman, Barry”)
2049 Century Park East
Suite 2505
Los Angeles, CA 90067

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.55% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

O. Thomas Barry, III, CFA, CIC, serves as portfolio manager of this portfolio. Mr. Barry is Chief Investment Officer and Senior Executive Vice President of Bjurman, Barry & Associates. He serves as a Senior Portfolio Manager, member of the Board of Directors, and a Principal Member of the Investment Policy Committee. Prior to joining the firm in 1978, he was the Senior Investment Officer and Portfolio Manager at Security National Pacific Bank. Mr. Barry earned a B.A. majoring in Economics at the University of Iowa and his M.B.A. in Corporate Finance and Accounting at California State University, Long Beach.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica BlackRock Large Cap Value

Summary of Risks and Returns

Objective

The objective of Transamerica BlackRock Large Cap Value is to seek long-term capital growth.

Principal Strategies and Policies

The fund’s sub-adviser, BlackRock Investment Management, LLC (“BlackRock”), seeks to achieve this objective by investing primarily in a diversified portfolio of equity securities of large cap companies located in the United States. Under normal circumstances, the fund invests at least 80% of its net assets in equity securities of large cap companies. The fund considers a large cap company to be one which, at the time of purchase, has a market capitalization equal to or greater than a company in the top 80% of the companies that comprise the Russell 1000® Index. As of December 31, 2008, the lowest market capitalization in this group was approximately $654 million. The market capitalizations of companies in the index change with market conditions and the composition of the index.

BlackRock seeks to identify well-managed companies with good earnings growth rates selling at a reasonable valuation using a quantitative screening model combined with fundamental research, strict portfolio construction parameters, and risk management controls to seek repeatability of investment success.

In addition, the fund may invest in foreign securities that are represented by American Depositary Receipts, or “ADRs.”

The fund may also lend its portfolio securities and invest uninvested cash balances in affiliated money market funds.

The fund may invest in investment grade convertible securities, preferred stock, illiquid securities, and U.S. government debt securities (i.e., securities that are direct obligations of the U.S. government). There are no restrictions on the maturity of the debt securities in which the fund may invest.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

-Investment Process
BlackRock follows a proprietary multifactor quantitative model in selecting securities for the fund’s portfolio.

The factors employed by the model include stock valuation, quality of earnings and potential future earnings growth.

BlackRock looks for strong relative earnings growth, earnings quality and good relative valuation. A company’s stock price relative to its earnings and book value is also examined; if BlackRock believes that a company is overvalued, it will not be considered as an investment for the fund’s portfolio. After the initial screening is done, BlackRock relies on fundamental analysis, using both internal and external research, to optimize its quantitative model to choose companies that BlackRock believes have strong, sustainable earnings growth with current momentum at attractive price valuations.

Because the fund generally will not hold all the stocks in its index, and because its investments may be allocated in amounts that vary from the proportional weightings of the various stocks in that index, the fund is not an “index” portfolio. In seeking to outperform its benchmark, however, BlackRock reviews potential investments using certain criteria that are based on the securities in the index. These criteria currently include the following:

-	Relative price earnings and price to book ratios

-	Stability and quality of earnings

-	Earnings momentum and growth

-	Weighted median market capitalization of the fund’s portfolio

-	Allocation among the economic sectors of the fund’s portfolio as compared to the index

-	Weighted individual stocks within the applicable index

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

Transamerica BlackRock Large Cap Value

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Securities Lending
The fund may lend securities to other financial institutions that provide cash or other securities as collateral. This involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the fund may lose money and there may be a delay in recovering the loaned securities. The fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

Transamerica BlackRock Large Cap Value

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 1000 ® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	7.11%

Worst Quarter:	12/31/2008	(20.04)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(36.20)%	(7.02)%

Return after taxes on distributions[3]	(36.37)%	(7.57)%

Return after taxes on distributions and sale of fund shares[3]	(23.30)%	(5.69)%

Russell 1000 ® Value Index (reflects no deduction for fees, expenses, or taxes)	(36.85)%	(7.45)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.79%
Distribution and service (12b-1) fees	N/A
Other expenses	0.04%

Total annual fund operating expenses	0.83%
Expense reduction[b]	0.00%

Net operating expenses	0.83%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.00% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.00% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$85	$265	$460	$1,025

Transamerica BlackRock Large Cap Value

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.80%
Over $250 million up to $750 million	0.775%
Over $750 million	0.75%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.79% of the fund’s average daily net assets.

Sub-Adviser:

BlackRock Investment Management, LLC (“BlackRock”)
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.35%
Over $250 million up to $750 million	0.325%
Over $750 million	0.30%

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the same named fund managed by the sub-adviser for Transamerica Series Trust.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

The fund is managed by a team led by Robert C. Doll, Jr. and Daniel Hanson. Mr. Doll is primarily responsible for the day-to-day management of the fund.

Robert C. Doll, Jr., CFA, has been Vice Chairman and Director of BlackRock, Inc. and Global Chief Investment Officer for Equities, Chairman of the BlackRock Retail Operating Committee and member of the BlackRock Executive Committee since 2006. Mr. Doll was President of Merrill Lynch Investment Managers, L.P. (“MLIM”) and its affiliate, Fund Asset Management, L.P. (“FAM”), from 2001 to 2006. He was President and a member of the Board of the funds advised by MLIM and its affiliates from 2005 to 2006.

Daniel Hanson, CFA, is a Director of BlackRock, Inc., which he joined in 2006 following the merger with MLIM. He has been a member of the Large Cap Series team responsible for fundamental analysis since he joined MLIM in 2003 and has been a portfolio manager of the fund since 2008. Mr. Hanson directs the fundamental research group supporting this team, and is an active participant in the portfolio construction process.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica JPMorgan Mid Cap Value

Summary of Risks and Returns

Objective

The objective of Transamerica JPMorgan Mid Cap Value is to seek growth from capital appreciation.

Note: The fund is currently closed to new investors.

Principal Strategies and Policies

The fund’s sub-adviser, J.P. Morgan Investment Management Inc. (“JPMorgan”), seeks to achieve this objective by investing primarily (at least 80% of net assets under normal circumstances) in a broad portfolio of common stocks of companies with market capitalizations of $1 billion to $20 billion at the time of purchase that JPMorgan believes to be undervalued.

Under normal market conditions, the fund will only purchase securities that are traded on registered exchanges or the over-the-counter market in the United States. The fund may invest in other equity securities, which include preferred stocks, convertible securities and foreign securities, which may take the form of depositary receipts.

JPMorgan may use derivatives to hedge various market risks or to increase the fund’s income. The fund may also invest in master limited partnerships, although their use will not be a principal investment strategy. The fund may invest up to 15% of its net assets in real estate investment trusts (“REITs”).

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

Transamerica JPMorgan Mid Cap Value

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Medium-Sized Companies
Investing in medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell Midcap® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell mid-cap companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Transamerica JPMorgan Mid Cap Value

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2006	6.40%

Worst Quarter:	12/31/2008	(21.96)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(33.03)%	(5.79)%

Return after taxes on distribution[3]	(33.34)%	(6.58)%

Return after taxes on distributions and sale of fund shares[3]	(21.06)%	(4.79)%

Russell Midcap® Value Index (reflects no deduction for fees, expenses, or taxes)	(38.44)%	(8.81)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Note: The fund is offered solely to the strategic asset allocation funds and currently is closed to new investors. However, the asset allocation funds may rebalance their investments in the fund.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.82%
Distribution and service (12b-1) fees	N/A
Other expenses	0.05%

Total annual fund operating expenses	0.87%
Expense reduction[b]	0.00%

Net operating expenses	0.87%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.05% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.05% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$89	$278	$482	$1,073

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investor Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:

First $100 million	0.85%
Over $100 million	0.80%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.82% of the fund’s average daily net assets.

Sub-Adviser:

J.P. Morgan Investment Management Inc. (“JPMorgan”)
245 Park Avenue
New York, New York 10167

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.40% the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Jonathan K.L. Simon, Managing Director of JPMorgan, heads the U.S. Equity Value Group and has been an employee of JPMorgan and its predecessors since 1980. Mr. Simon joined the firm as an analyst in the London office, and transferred to New York in 1983. He became portfolio manager in 1987 and served as president of Robert Fleming’s U.S. asset management operations from 1990 until 2000. Mr. Simon holds an M.A. in mathematics from Oxford University.

Transamerica JPMorgan Mid Cap Value

Lawrence Playford, CFA, Vice President of JPMorgan, is a research analyst and portfolio manager in the U.S. Equity Value Group. Mr. Playford’s analytical coverage includes the energy, materials, industrials and utilities sectors. An employee since 1993, he joined the investment team as an analyst in October 2003 and was named a portfolio manager in 2004. Prior to that, he served as a client portfolio manager working directly with the U.S. Equity Group’s investment teams to communicate investment strategy and results to clients since 2001. Mr. Playford also was a client advisor at JPMorgan Private Bank, providing investment and financial planning advice to high net worth clients. He joined the firm as a financial analyst, performing strategic planning and analysis for the firm’s finance department. He holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in finance from Fordham University. He is a Certified Public Accountant.

Gloria Fu, CFA, Vice President of JPMorgan, is a research analyst and portfolio manager in the U.S. Equity Value Group. Her analytical coverage predominantly focuses on consumer companies. An employee since 2002, Ms. Fu previously worked at JPMorgan Securities as a sell-side analyst focusing on the gaming and lodging industries. Prior to joining the firm, she was employed by Robertson Stephens as a sell-side analyst covering the gaming and lodging industries. From 1995 to 2000, she worked in direct real estate investment and valuation for both Arthur Andersen and Starwood Capital Group, a real estate private equity fund. Ms. Fu holds a Bachelors of Science and Masters degree in hotel administration from Cornell University.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Jennison Growth

Summary of Risks and Returns

Objective

The objective of Transamerica Jennison Growth is to seek long-term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, Jennison Associates LLC (“Jennison”), seeks to achieve the fund’s objective by investing substantially all, but at least 65%, of the fund’s total assets in equity securities, principally common stocks, preferred stocks, warrants, rights and depositary receipts, of U.S. companies with market capitalizations of at least $1 billion that Jennison considers to have above average prospects for growth. These companies are generally medium-to large-capitalization companies.

The sub-adviser uses a “bottom up” approach, researching and evaluating individual companies, to manage the fund’s investments. Jennison looks primarily at individual company fundamentals rather than at macro-economic factors to identify individual companies with earnings growth potential that may not be recognized by the market at large.

What is a “Bottom Up” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broader market factors.

In selecting stocks for the fund, the sub-adviser looks for companies with the following financial characteristics:

-	superior absolute and relative earnings growth
-	above average revenue and earnings per share growth
-	sustainable or improving profitability
-	strong balance sheets

In addition, Jennison looks for companies that have actually achieved or exceeded expected earnings results and are attractively valued relative to their growth prospects. Earnings predictability and confidence in earnings forecasts are important parts of the selection process. Securities in which the fund invests have historically been more volatile than the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500 Index”). In addition, companies that have an earnings growth ratio higher than that of the average S&P 500 Index company tend to reinvest their earnings rather than distribute them, so the fund is not likely to receive significant dividend income on its investments. The sub-adviser focuses on stocks of companies that have distinct attributes such as:

-	strong market position with a defensible franchise
-	unique marketing competence
-	strong research and development leading to superior new product flow
-	capable and disciplined management

Such companies generally trade at high prices relative to their current earnings.

The fund may invest up to 20% of its assets in the securities of foreign issuers.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

Transamerica Jennison Growth

-Medium-Sized Companies
Investing in medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 1000 ® Growth Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	6.13%

Worst Quarter:	12/31/2008	(20.88)%

Transamerica Jennison Growth

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(37.11)%	(9.64)%

Return after taxes on distributions[3]	(37.16)%	(9.92)%

Return after taxes on distributions and sale of fund shares[3]	(24.12)%	(7.98)%

Russell 1000 ® Growth Index (reflects no deduction for fees, expenses, or taxes)	(38.44)%	(8.38)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted
from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.05%

Total annual fund operating expenses	0.85%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$87	$271	$471	$1,049

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion up to $1.5 billion	0.675%
Over $1.5 billion	0.65%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

Jennison Associates LLC (“Jennison”)
466 Lexington Avenue
New York, New York 10017

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Over $250 million up to $500 million	0.35%
Over $500 million up to $1 billion	0.30%
Over $1 billion up to $1.5 billion	0.25%
Over $1.5 billion	0.20%

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the same named fund managed by the sub-adviser for Transamerica Series Trust.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Transamerica Jennison Growth

Portfolio Managers:

Michael A. Del Balso, Spiros Segalas and Blair A. Boyer are the portfolio managers of the fund. Mr. Del Balso generally has final authority over all aspects of the fund’s investment portfolio, including but not limited to, purchases and sales of individual securities, portfolio construction, risk assessment, and management of cash flows.

Michael A. Del Balso joined Jennison in May 1972 and is a Managing Director of Jennison. He is also Jennison’s Director of Research for Growth Equity. Mr. Del Balso graduated from Yale University in 1966 and received his M.B.A. from Columbia University in 1968. He is a member of The New York Society of Security Analysts, Inc.

Spiros “Sig” Segalas was a founding member of Jennison in 1969 and is currently a Director, President and Chief Investment Officer of Jennison. He received his B.A. from Princeton University in 1955 and is a member of The New York Society of Security Analysts, Inc.

Blair A. Boyer is a Managing Director of Jennison, which he joined in March 1993. In January 2003, Mr. Boyer joined the growth equity team, after co-managing international equity portfolios since joining Jennison. During his tenure as an international equity portfolio manager, he managed the Jennison International Growth Fund from its inception in March 2000. Mr. Boyer managed international equity portfolios at Arnhold & S. Bleichroeder, Inc. from 1989 to 1993. Prior to that, he was a research analyst and then a senior portfolio manager in the Verus Capital division at Bleichroeder. Mr. Boyer graduated from Bucknell University in 1983 with a B.A. in economics. He received a M.B.A. in finance from New York University in 1989.

The portfolio managers for the fund are supported by other Jennison portfolio managers, research analysts and investment professionals. Jennison typically follows a team approach in providing such support to the portfolio managers. The teams are generally organized along product strategies (e.g., large cap growth, large cap value) and meet regularly to review the portfolio holdings and discuss security purchase and sales activity of all accounts in the particular product strategy. Team members provide research support, make securities recommendations and support the portfolio managers in all activities. Members of the team may change from time to time.

The sub-adviser has provided investment advisory services since 1969.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Legg Mason Partners Investors Value

Summary of Risks and Returns

Please Note: The Board of Trustees of Transamerica Funds has approved a proposal to liquidate and dissolve Transamerica Legg Mason Partners Investors Value effective on or about March 31, 2009. Prior to the fund’s liquidation and dissolution, shareholders are entitled to exchange their fund shares for shares of the same class of another series of Transamerica Funds. If they do not wish to exchange their fund shares, shareholders also may redeem their shares in the manner set forth in this prospectus.

In connection with winding up the fund’s affairs and liquidating all of its assets, the fund may depart from its stated investment objective and policies and may hold a significant portion of total assets in cash, U.S. Government securities and other short-term debt instruments.

Objective

The objective of Transamerica Legg Mason Partners Investors Value is to seek long-term growth of capital. Current income is a secondary objective.

Principal Strategies and Policies

The fund’s sub-adviser, ClearBridge Advisors, LLC (“ClearBridge”), seeks to achieve this objective by investing fund assets principally in:

-	common stocks of established U.S. companies.

ClearBridge emphasizes individual security selection while diversifying the fund’s investments across industries, which may help to reduce risk. The fund manager focuses on established large capitalization companies (over $5 billion in market capitalization), seeking to identify those companies with favorable valuations and attractive growth potential. The fund manager employs fundamental analysis to analyze each company in detail, evaluating its management, strategy and competitive market position.

In selecting individual companies for investment, ClearBridge looks for:

-	company specific items such as competitive market position, competitive products and services, experienced management team and stable financial condition.
-	share prices that appear to be temporarily oversold or do not reflect positive company developments.
-	share prices that appear to undervalue the company’s assets.
-	special situations including corporate events, changes in management, regulatory changes or turnaround situations.

The fund may also invest in other equity securities. To a lesser degree, the fund invests in income producing securities such as debt securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity

Transamerica Legg Mason Partners Investors Value

or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), which is comprised of 500 widely traded common stocks that measures the general performance of the market, and the Russell 1000 ® Value Index (secondary), which measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. Each index is a widely recognized, unmanaged index of market performance. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	7.44%

Worst Quarter:	12/31/2008	(21.40)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(36.09)%	(6.96)%

Return after taxes on distributions[3]	(36.96)%	(10.38)%

Return after taxes on distributions and sale of fund shares[3]	(23.46)%	(5.68)%

S&P 500 Index (reflects no deductions for fees, expenses or taxes)	(37.00)%	(7.61)%

Russell 1000 ® Value Index (secondary) (reflects no deduction for fees, expenses, or taxes)	(36.85)%	(7.45)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	0.87%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

Transamerica Legg Mason Partners Investors Value

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$89	$278	$482	$1,073

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.80%
Over $500 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

ClearBridge Advisors, LLC (“ClearBridge”)
620 Eighth Avenue
New York, New York 10018

ClearBridge is a wholly owned subsidiary of Legg Mason, Inc.

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.35% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Dmitry Khaykin and Robert Feitler serve as co-portfolio managers and are responsible for the day-to-day management of this fund.

Mr. Khaykin, Managing Director and Portfolio Manager, joined ClearBridge (or its predecessor firms) in 2003; prior to 2003, he was a research analyst (telecommunications) at Gabelli & Company, Inc. and an associate in the risk management division of Morgan Stanley & Company, Inc. Mr. Khaykin has a B.A. from New York University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Mr. Feitler, a Managing Director, joined ClearBridge (or its predecessor firms) in 1995. Mr. Feitler has a B.A. in economics from Haverford College and an M.B.A. in finance from the University of Wisconsin.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Marsico Growth

Summary of Risks and Returns

Objective

The objective of Transamerica Marsico Growth is to seek long-term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, Columbia Management Advisors, LLC (“Columbia”), has entered into an agreement with Marsico Capital Management, LLC (“Marsico”), under which Marsico provides portfolio management to the fund. Marsico seeks to achieve this objective by investing principally in:

-	common stocks

This fund invests primarily in the common stocks of large companies that are selected for their long-term growth potential. The fund will normally hold a core position of between 35 and 50 common stocks. The fund may hold a limited number of additional common securities at times such as when the portfolio manager is accumulating new positions, phasing out and replacing existing positions, or responding to exceptional market conditions.

In selecting investments for the fund, Marsico uses an approach that combines “top-down” macro-economic analysis with “bottom-up” stock selection.

The “top-down” approach may take into consideration macro-economic factors such as, without limitation, interest rates, inflation, demographics, the regulatory environment and the global competitive landscape. In addition, Marsico may also examine other factors that may include, without limitation, the most attractive global investment opportunities, industry consolidation, and the sustainability of financial trends observed. As a result of the “top-down” analysis, Marsico seeks to identify sectors, industries and companies that may benefit from the overall trends Marsico has observed.

What is a “Top-Down” Approach?
When using a “top-down” approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

Marsico then looks for individual companies or securities with earnings growth potential that may not be recognized by the market at large. In determining whether a particular company or security may be a suitable investment, Marsico may focus on any of a number of different attributes that may include, without limitation, the company’s specific market expertise or dominance; its franchise durability and pricing power; solid fundamentals (e.g., a strong balance sheet, improving returns on equity, the ability to generate free cash flow, apparent use of conservative accounting standards, and transparent financial disclosure); strong and ethical management; commitment to shareholder interests; reasonable valuations in the context of projected growth rates; and other indications that a company or security may be an attractive investment prospect. This process is called “bottom-up” stock selection.

What is “Bottom-Up” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broader market factors.

As part of this fundamental “bottom-up” research, Marsico may visit with various levels of a company’s management, as well as with its customers and (as relevant) suppliers, distributors and competitors. Marsico also may prepare detailed earnings and cash flow models of companies. These models may assist Marsico in projecting potential earnings growth, current income and other important company financial characteristics under different scenarios. Each model is typically customized to follow a particular company and is generally intended to replicate and describe a company’s past, present and potential future performance. The models may include quantitative information and detailed narratives that reflect updated interpretations of corporate data and company and industry developments.

Marsico may reduce or sell a fund’s investments in portfolio companies if, in the opinion of Marsico, a company’s fundamentals change substantially, its stock price appreciates excessively in relation to fundamental earnings growth prospects, the company appears not to realize its growth potential or current income potential, more attractive investment opportunities appear elsewhere, or for other reasons.

The core investments of the fund generally may include established companies and securities (large capitalization securities typically having a market capitalization of $5 billion or more) that offer long-term growth potential. However, the fund also may typically include securities of less mature companies, companies or securities with more aggressive growth characteristics, and companies undergoing significant changes such as the introduction of a new product line, the appointment of a new management team, or an acquisition.

While the fund invests principally in publicly traded U.S. securities, Marsico may invest up to 20% in the aggregate in foreign equity securities listed on foreign markets, including companies in emerging markets, (including securities of issuers quoted in foreign currencies), or, to a lesser extent, in other securities and investment strategies in pursuit of its investment objective.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Transamerica Marsico Growth

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign securities, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Transamerica Marsico Growth

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), which is comprised of 500 widely traded common stocks that measures the general performance of the market, and the Russell 1000 ® Growth Index (secondary), which measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. Each index is a widely recognized, unmanaged index of market performance. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	8.66%

Worst Quarter:	12/31/2008	(19.27)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(37.62)%	(6.65)%

Return after taxes on distributions[3]	(37.76)%	(6.73)%

Return after taxes on distributions and sale of fund shares[3]	(24.45)%	(5.61)%

S&P 500 Index (reflects no deductions for fees, expenses or taxes)	(37.00)%	(7.61)%

Russell 1000 ® Growth Index (secondary) (reflects no deduction for fees, expenses, or taxes)	(38.44)%	(8.38)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.05%

Total annual fund operating expenses	0.85%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$87	$271	$471	$1,049

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Transamerica Marsico Growth

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.80%
Over $500 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

Columbia Management Advisors, LLC (“Columbia”)
100 Federal Street
Boston, MA 02110

Columbia has delegated certain of its duties as sub-adviser to Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, CO 80202.

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Next $250 million	0.375%
Next $500 million	0.35%
Over $1 billion	0.30%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Thomas F. Marsico is primarily responsible for the management of the fund. Mr. Marisco has over 20 years of experience as a securities analyst and a portfolio manager.

Marsico was organized in September 1997 as a registered investment adviser and is an independently-owned investment management firm. Marsico provides investment services to mutual funds and private accounts and, as of December 31, 2008, had approximately $56 billion under management. Thomas F. Marsico is the founder, Chief Executive Officer, and Chief Investment Officer of Marsico.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Third Avenue Value

Summary of Risks and Returns

Objective

The objective of Transamerica Third Avenue Value is to seek long-term capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Third Avenue Management LLC (“Third Avenue”), seeks to achieve the fund’s investment objective by investing, under normal circumstances, at least 80% of the fund’s assets in common stocks of U.S. and non-U.S. issuers.

Third Avenue employs an opportunistic, bottom-up research process to identify companies that it believes to have strong balance sheets, competent managements, and understandable businesses, where equity securities are priced at a discount to its estimate of intrinsic value.

The fund invests in companies regardless of market capitalization. The mix of investments at any time will depend on the industries and types of securities believed to represent the best values, consistent with the fund’s investment strategies and restrictions.

What is “Bottom-UP” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broad market factors.

Third Avenue seeks to invest the fund’s assets in attractive equity investments, which generally exhibit four essential characteristics:

-	Strong Finances — the issuing company has a strong financial position, as evidenced by high-quality assets and a relative absence of significant liabilities.
-	Competent Management — the company’s management has a good track record as both owners and operators, and shares a common interest with outside, passive minority shareholders.
-	Understandable Business — comprehensive and meaningful financial and related information is available, providing reliable benchmarks to aid in understanding the company, its value and its dynamics.
-	Discount to Private Market Value — the market price lies substantially below a conservative valuation of the business as a private entity, or as a takeover candidate.

The fund may invest up to 15% of its assets in high-yield/high-risk fixed-income securities and other types of debt securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

The fund is a non-diversified fund.

What is a Non-Diversified Fund?

A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to

Transamerica Third Avenue Value

which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-High-Yield Debt Securities
High-yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High-yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high-yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher-quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High-yield securities are not generally meant for short-term investing.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

Transamerica Third Avenue Value

These and other risks are more fully described in the section entitled “More on Strategies and Risks,” in Appendix A of this prospectus.

-Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the SAI. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months, or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 3000® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 3000 companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2008	(1.75)%

Worst Quarter:	12/31/2008	(27.60)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(41.30)%	(29.16)%

Return after taxes on distributions[3]	(41.30)%	(29.59)%

Return after taxes on distributions and sale of fund shares[3]	(26.85)%	(24.47)%

Russell 3000 ® Value Index (reflects no deduction for fees, expenses, or taxes)	(36.25)%	(26.16)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on May 1, 2007.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.86%
Expense reduction(b)	0.00%

Net operating expenses	0.86%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.00% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.00% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$88	$274	$477	$1,061

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information — Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the annual rate of 0.80% of the fund’s average daily net assets.

Transamerica Third Avenue Value

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

Third Avenue Management LLC (“Third Avenue”)
622 Third Avenue, 32nd Floor
New York, NY 10017-6707

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.40% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s annual report dated as of October 31, 2008.

Portfolio Managers:

Curtis R. Jensen, co-portfolio manager, is Co-Chief Investment Officer of Third Avenue. Mr. Jensen also serves as co-portfolio manager of Transamerica Third Avenue Value VP, an investment company with an investment program similar to that of the fund. He also manages the Third Avenue Small-Cap Value Fund and is co-portfolio manager of the Third Avenue Variable Series Trust Portfolio. Mr. Jensen joined Third Avenue in 1995. Previously, he held various corporate finance positions with Manufacturers Hanover Trust Company and Enright & Company, a private investment banking firm. Mr. Jensen received an M.B.A. from the Yale School of Management and a B.A. in economics from Williams College.

Yang Lie, co-portfolio manager, is Director of Research for Third Avenue. As Director of Research, she is responsible for ensuring the integrity of the research process at Third Avenue. Ms. Lie previously managed Transamerica Third Avenue Value VP or its predecessor from 1998 to 2003. Prior to being appointed Director of Research, Ms. Lie was senior portfolio manager for Third Avenue’s private and institutional advisory business. She joined M.J. Whitman, Third Avenue’s affiliated broker dealer, in 1996. Ms. Lie began her career in the software and hardware design/development area of Motorola, then was an equity analyst with Prudential Securities. Ms. Lie received an M.B.A. in finance from the University of Chicago and a B.S. in electrical engineering from Marquette University.

Kathleen K. Crawford, assistant portfolio manager, is a research analyst for Third Avenue. She joined Third Avenue in 2003. Previously, Ms. Crawford was an equity research associate for Alliance Capital Management. Ms. Crawford received an M.B.A. from Columbia Business School and a B.A. in economics from Northwestern University.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Oppenheimer Small- & Mid-Cap Value

Summary of Risks and Returns

Objective

The objective of Transamerica Oppenheimer Small- & Mid-Cap Value is to seek capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, OppenheimerFunds, Inc. (“Oppenheimer”) seeks to achieve this objective by investing mainly in stocks of U.S. issuers having a market capitalization up to $13 billion. That includes both small cap stocks (stocks of issuers having a market capitalization under $3 billion) and mid cap stocks (stocks of issuers having a market capitalization between $3 billion and $13 billion). The fund has no fixed ratio for small cap and mid cap stocks in its portfolio, and while its focus is on stocks of U.S. companies, it may invest in stocks of small and mid cap foreign issuers as well. Under normal market conditions the fund will invest at least 80% of its net assets in equity securities of small-cap and mid-cap domestic and foreign issuers. The fund emphasizes investment in equity securities of companies that Oppenheimer believes are undervalued in the marketplace.

In selecting securities for purchase or sale by the fund, Oppenheimer uses a “value” approach to investing. The fund’s portfolio manager searches for securities of companies believed to be undervalued in the marketplace, in relation to factors such as a company’s book value, sales, earnings, growth potential and cash flows. The portfolio manager selects securities one at a time. This is called a “bottom up” approach, and the portfolio manager uses fundamental company analysis to focus on particular companies before considering industry trends. The portfolio manager considers the following factors in assessing a company’s prospects: favorable supply/demand conditions for key products; development of new products or businesses; quality of management; competitive position in the marketplace; and allocation of capital.

What is “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broad market factors.

While the fund invests primarily in common stocks, it may also invest in preferred stocks and securities convertible into common stocks. Although they are debt securities, the sub-adviser considers some convertible securities to be “equity equivalents” because of the conversion feature, and their credit rating has less impact on the investment decision than in the case of other debt securities. Nevertheless, convertible securities are subject to both credit risk and interest rate risk. To the extent that the fund buys convertible securities (or other debt securities), it will focus primarily on investment grade securities, which pose less credit risk than other lower-grade securities.

At times, the fund may increase the relative emphasis of its investments in a particular industry or industrial sector and it will then be subject to industry focus risk. To some extent, this risk is limited by the fund’s policy of not concentrating its assets in investments in any one industry.

To seek its investment objective, the fund can buy and sell futures contracts, put and call options, forward contracts and other derivatives. Some derivatives strategies could hedge the fund’s portfolio against price fluctuations. Other strategies would tend to increase the fund’s exposure to the securities market. Forward contracts could be used to try to manage foreign currency risks on the fund’s foreign investments.

The fund may also invest in unseasoned companies and illiquid, restricted securities. The fund may have a high portfolio turnover rate.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established

Transamerica Oppenheimer Small- & Mid-Cap Value

companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other

Transamerica Oppenheimer Small- & Mid-Cap Value

securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another may remove the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect the fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 2500® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 2500 companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

  Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2007	8.44%

Worst Quarter:	12/31/2008	(30.46)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(49.20)%	(16.74)%

Return after taxes on distributions[3]	(49.23)%	(17.68)%

Return after taxes on distributions and sale of fund shares[3]	(31.95)%	(14.05)%

Russell 2500 ® Value Index (reflects no deduction for fees, expenses, or taxes)	(31.99)%	(13.01)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

Transamerica Oppenheimer Small- & Mid-Cap Value

[2]	Class I commenced operations August 1, 2006.
[3]	The after tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.93%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	1.00%
Expense reduction[b]	0.00%

Net operating expenses	1.00%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.15% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.15% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$102	$318	$552	$1,225

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	0.95%
Over $100 million up to $250 million	0.90%
Over $250 million up to $500 million	0.85%
Over $500 million	0.825%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.93% of the fund’s average daily net assets.

Sub-Adviser:

OppenheimerFunds, Inc. (“Oppenheimer”)
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281-1008

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Over $250 million up to $500 million	0.375%
Over $500 million	0.35%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

John Damian serves as portfolio manager of this fund.

Mr. Damian, Portfolio Manager, is a Vice President at Oppenheimer. Before joining Oppenheimer in September 2001, he was a senior equity analyst at Citigroup Asset Management from November 1999 through September 2001. Prior to that, from October 1997 through November 1999, he was a senior research analyst at Pzena Investment Management.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica BNY Mellon Market Neutral Strategy

Summary of Risks and Returns

Objective

The investment objective of Transamerica BNY Mellon Market Neutral Strategy is to seek investment returns exceeding the 3-month U.S. Treasury Bill from a broadly diversified portfolio of U.S. stocks while neutralizing the general risks associated with stock market investing.

Principal Strategies and Policies

The fund’s sub-adviser, Mellon Capital Management Corporation (a fully owned subsidiary of the Bank of New York Mellon Corporation) (“BNY Mellon”), seeks to achieve this objective by using a market neutral strategy and investing, under normal circumstances, at least 80% of the fund’s assets in equity securities (excluding cash collateral). BNY Mellon believes that employing disciplined investment strategies based on fundamental concepts, which are quantitatively implemented, provides the best opportunity to add value by obtaining positive returns while maintaining an acceptable level of risk.

BNY Mellon seeks to construct for the fund a diversified portfolio that has limited exposure to the U.S. equity general market risk and near neutral exposure to specific industries, sectors and capitalization ranges. To do this, BNY Mellon seeks to hold approximately equal dollar amounts of equity securities long and short, so that the general stock market, industry or sector exposures affecting the securities held long and short will substantially offset each other. If this strategy is successful, the result will be a “market-neutral” portfolio, the returns of which tend to be driven primarily by the portfolio manager’s stock selection rather than by the effects of broader market conditions.

It is currently expected that the long and short positions of the fund will consist primarily of large-capitalization and medium-capitalization U.S. equity securities listed on the New York, American, and NASDAQ exchanges. The fund may also take long and short positions in securities of non-U.S.-domiciled companies if they are denominated in U.S. dollars and traded on a U.S. exchange, either directly or through ADRs or similar securities. As discussed below, the fund will also hold cash and cash equivalents to provide collateral for its short positions.

BNY Mellon seeks to identify and buy for the fund long portfolio securities it believes are undervalued relative to their peers or which demonstrate attractive momentum and growth characteristics. Conversely, when BNY Mellon believes that a security is overvalued relative to its peers or has negative growth prospects, it may seek to sell it short at the then-current market price. By taking approximately equal long and short positions in different stocks in the same industry and sector, the portfolio manager attempts to design a portfolio the long and short positions of which will generally offset each other in the aggregate in terms of sources of systematic risk. These sources include beta, sector and industry exposures, capitalization, and volatility.

Individual securities will be determined to be candidates for the long or short sub-portfolios primarily by using proprietary quantitative selection models developed by BNY Mellon. These models put a balanced emphasis on value characteristics and momentum-and-growth characteristics.

Due to the continuous changes in the prices of the short positions and long positions, the market value of the short positions and long positions will not always be exactly equal. For example, if the fund is successful, its long positions may increase in value while the short positions decrease in value, thus affecting the market neutrality of the fund. It is the intention of the portfolio manager to take action approximately weekly to rebalance the long and short positions to maintain a market neutral exposure. In addition, BNY Mellon will take action to rebalance the portfolio when the imbalance reaches proprietary thresholds, pre-established by BNY Mellon. This can be done by adding or eliminating short or long positions depending on the rebalancing needs.

The fund may achieve a positive return if either the value of securities in the fund’s long portfolio increases more than the securities underlying its short positions, or the value of securities in the fund’s long portfolio decreases less than the securities underlying its short positions, each taken as a whole. Conversely, the fund will incur losses if either the securities underlying its short positions increase in value more than the securities in its long portfolio, or the securities underlying its short positions decrease in value less than the securities in its long portfolio. BNY Mellon will determine the size of each long or short position by attempting to balance the competing concerns of the relative attractiveness (from a long or short perspective) of each position with its impact on the risk characteristics of the overall portfolio.

Although BNY Mellon attempts to achieve returns for the fund’s shareholders that exceed the return of the 3-month U.S. Treasury Bill, an investment in the fund is significantly different from, and involves greater risks than, an investment in 3-month U.S. Treasury Bills. This is because, among other things, U.S. Treasury Bills are backed by the full faith and credit of the U.S. Government; U.S. Treasury Bills have a fixed rate of return; investors in U.S. Treasury Bills do not risk losing their investment; and an investment in the fund is more volatile than an investment in U.S. Treasury Bills. Investors could lose money on their investments in the fund or the fund could perform less well than other possible investments if any of the following occurs (among other things):

-	The fund’s long positions decline in value to a degree that is not offset by decreases in the value of the securities sold short, or, conversely, the value of the securities sold short increases to a degree that is not offset by appreciation in the value of securities in the long portfolio.
-	The combination of securities held long and sold short fail to protect the fund from overall stock market risk and other systematic risks as anticipated by the sub-adviser.
-	The portfolio manager’s judgment about the attractiveness, relative value or potential appreciation of a particular sector, security or hedging strategy proves to be incorrect. Because the fund’s returns are expected to be driven primarily by BNY Mellon’s stock selection (both long and short), rather than general equity market movements, if BNY Mellon’s judgment about individual stocks proves to be incorrect, the fund could incur losses even during periods when the overall movement in stock prices are positive. Also, because BNY Mellon could make incorrect judgments about both the long and the short positions of the fund, its potential losses may exceed those of conventional stock mutual funds that hold only long portfolios.

Transamerica BNY Mellon Market Neutral Strategy

No purchase or short sale of any individual equity security will be made if it causes the position to exceed 5% of the net assets of the fund, at the time of purchase or short sale.

What is Market Neutral?
A “market neutral” strategy is one where a fund takes a long position and a short position at the same time. At any given time some securities are overvalued and others are undervalued. A fund tries to take advantage of this temporary disequilibrium by seeking to buy long undervalued securities and at the same time seeking to sell short overvalued securities which have the aggregate value approximately equal, and systematic risks similar, to undervalued securities being bought long. By following a market neutral strategy, a fund seeks positive investment returns while neutralizing the general risks associated with stock market investing.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Short Sales
A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions. The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as

Transamerica BNY Mellon Market Neutral Strategy

risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public

-	less (or different) regulation of securities markets

-	more complex business negotiations

-	less liquidity

-	more fluctuations in prices

-	delays in settling foreign securities transactions

-	higher costs for holding shares (custodial fees)

-	higher transaction costs

-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Portfolio Turnover
The fund generally will engage in a significant number of short-term transactions, which may adversely affect performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks,” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Merrill Lynch 3-Month Treasury Bill +3% Wrap Index (“ML 3-Month T-Bill Index”), a widely recognized, unmanaged index of market performance that comprises U.S. Treasury securities maturing in 90 days that assumes reinvestment of all income. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2008	2.98%

Worst Quarter:	9/30/2008	(3.52)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	2.65%	0.11%

Return after taxes on distributions[3]	2.47%	(1.02)%

Return after taxes on distributions and sale of fund shares[3]	1.97%	(0.51)%

ML 3-Month T-Bill Index (reflects no deduction for fees, expenses, or taxes)	5.16%	6.67%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on January 3, 2007.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica BNY Mellon Market Neutral Strategy

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expense that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.40%
Distribution and service (12b-1) fees	N/A
Dividend expense on short sales[b]	1.31%
Other expenses	0.08%

Total annual fund operating expenses	2.79%
Expense Reduction[c]	0.00%

Net Operating Expenses	2.79%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	When a cash dividend is declared on a stock the fund has sold short, the fund is required to pay an amount equal to that dividend to the party from whom the fund borrowed the stock and to record the payment of the dividend as an expense.

[c]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010 to waive fees and/or reimburse expenses to the extent that the fund’s total operating expenses exceed 1.65% of average daily net assets (excluding certain extraordinary expenses and dividend expense on short sales). TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.65% of average daily net assets (excluding certain extraordinary expenses and dividend expense on short sales).

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$282	$865	$1,474	$3,119

Dividend Expense on Short Sales
The fund engages in short selling as a primary investment strategy. A short sale occurs when the fund sells a stock it does not own and then borrows the stock in order to settle the transaction. Until the borrowed stock is returned to the lender, the fund is required to pay the lender the amount of any dividends declared on the stock. Having sold the borrowed shares, the fund does not itself collect the dividends, and thus has a net expense payable to the lender. This payment is recorded as a “dividend expense on short sales” on the financial statements of the fund and is reported as part of the fund’s expense ratio. It is important to note that when the fund sells a stock short, the proceeds are typically held in cash, which earns interest at a negotiated rate. This interest, when combined with the fund’s other investment returns, is expected to offset the fund’s short sale dividend expenses and thereby reduce total expenses.

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at an annual rate of 1.40% of the fund’s average daily net assets.

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.40% of the fund’s average daily net assets.

Sub-Adviser:

Mellon Capital Management Corporation (“BNY Mellon”)
50 Fremont Street, Suite 3900
San Francisco, CA 94105

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.90% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Michael F. Dunn, CFA, lead portfolio manager, is a Director and Senior Portfolio Manager at BNY Mellon. Mr. Dunn has managed portfolios with similar strategies at BNY Mellon since 2002. Mr. Dunn received a B.S. in Mathematics and Linguistics from Yale University, and earned his CFA charter in 1994. Prior to joining BNY Mellon in 1999, he was responsible for quantitative R&D and “hybrid” portfolio management, including market-neutral strategies, at Wellington Management Company in Boston. He previously ran index and active portfolios and performed quantitative research at the IBM Retirement Fund and prior to that at Mellon Capital Management. Mr. Dunn is a member of the Chicago Quantitative Alliance and the Boston Security Analyst Society.

Transamerica BNY Mellon Market Neutral Strategy

Oliver E. Buckley, back-up portfolio manager, is Executive Vice President and Head of Active Equity Strategies at BNY Mellon. Prior to joining BNY Mellon in 2000, he was responsible for research in the Structured Products Group at INVESCO. Mr. Buckley previously served as a portfolio manager at Martingale Asset Management and spent 5 years at BARRA as the manager of Equity Consulting Service. He received his MBA from the University of California at Berkeley. In addition, he earned an M.S. degree in Engineering-Economics Systems and a B.S. degree in Mathematical Sciences, both from Stanford University.

Langton C. (Tony) Garvin, CFA, back-up portfolio manager, received a B.S. degree in Business Administration from Skidmore College and an M.S. degree in Physics from the University of Massachusetts. He has also completed postgraduate coursework at the Massachusetts Institute of Technology. Prior to joining BNY Mellon, Mr. Garvin was a portfolio manager at Batterymarch Financial Management. He also previously served as portfolio manager and Quantitative Analyst at Grantham, Mayo, Van Otterloo and Company, was a consultant at Independence Investment Associates, and held responsibilities related to data analysis at Nichols Research Corporation. Mr. Garvin belongs to the Boston Security Analysts Society.

BNY Mellon’s portfolio managers also collectively monitor daily portfolio activity, acting as a check and balance on policy implementation.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of fund shares.

Transamerica Equity

Summary of Risks and Returns

Objective

The objective of Transamerica Equity is to maximize long-term growth.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), uses a “bottom up” approach to investing and builds the fund’s portfolio one company at a time by investing fund assets principally in:

-	equity securities

TIM generally invests at least 80% of the fund’s net assets in a diversified portfolio of domestic common stocks. TIM believes in long-term investing and does not attempt to time the market.

TIM employs a rigorous research approach and buys securities of companies it believes have the defining features of premier growth companies that are undervalued in the stock market. Premier companies, in the opinion of TIM, have many or all of the following features:

-	shareholder-oriented management
-	dominance in market share
-	cost production advantages
-	leading brands
-	self-financed growth
-	attractive reinvestment opportunities

What is a “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

While TIM invests principally in domestic common stocks, the fund may, to a lesser extent, invest in other securities or use other investment strategies in pursuit of its investment objective.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.
Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be

Transamerica Equity

disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for their greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Foreign Securities
Investments in foreign securities including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	changes in currency values

-	currency speculation

-	currency trading costs

-	different accounting and reporting practices

-	less information available to the public

-	less (or different) regulation of securities markets

-	more complex business negotiations

-	less liquidity

-	more fluctuations in prices

-	delays in settling foreign securities transactions

-	higher costs for holding shares (custodial fees)

-	higher transaction costs

-	vulnerability to seizure and taxes

-	political instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Focused Investing
To the extent the fund invests in a limited number of issuers, its performance may be more volatile than funds that hold a greater variety of securities.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Transamerica Equity

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 1000 ® Growth Index, a widely recognized unmanaged index of market performance that measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	7.15%

Worst Quarter:	12/31/2008	(23.92)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(45.09)%	(10.40)%

Return after taxes on distributions[3]	(45.22)%	(10.50)%

Return after taxes on distributions and sale of fund shares[3]	(29.31)%	(8.70)%

Russell 1000 ® Growth Index (reflects no deduction for fees, expenses, or taxes)	(38.44)%	(8.38)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses
(expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.72%
Distribution and service (12b-1) fees	N/A
Other expenses	0.03%

Total annual fund operating expenses	0.75%
Expense reduction[b]	0.00%

Net operating expenses	0.75%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.17% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.17% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$77	$240	$417	$930

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.75%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.72% of the fund’s average daily net assets.

Transamerica Equity

Sub-Adviser

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $500 million	0.35%
Over $500 million up to $2.5 billion	0.30%
Over $2.5 billion	0.25%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the same named fund managed by the sub-adviser for Transamerica Series Trust.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Gary U. Rollé, CFA
Portfolio Manager (lead)

Gary U. Rollé is Principal, Managing Director, Chief Executive Officer and Chief Investment Officer of TIM. He manages sub-advised funds and institutional separate accounts in the Large Growth Equity discipline. Mr. Rollé joined Transamerica in 1967. From 1980 to 1983 he served as the Chief Investment Officer for SunAmerica then returned to Transamerica as Chief Investment Officer. Throughout his 23 year tenure as CIO, Mr. Rollé has been responsible for creating and guiding the TIM investment philosophy. He holds a B.S. in Chemistry and Economics from the University of California at Riverside and has earned the right to use the Chartered Financial Analyst designation. Mr. Rollé has 41 years of investment experience.

Geoffrey I. Edelstein, CFA, CIC
Portfolio Manager (co)

Geoffrey I. Edelstein is Principal, Managing Director and Portfolio Manager at TIM. He co-manages institutional and TIM’s private separate accounts and sub-advised funds in the Equity disciplines. Mr. Edelstein’s analytical responsibilities include the Consumer Staples sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Westcap was co-founded by Mr. Edelstein in 1992. Prior to Westcap, he practiced Corporate and Real Estate Law from 1988-1991. Mr. Edelstein earned a B.A. from University of Michigan and a J.D. from Northwestern University School of Law. He was a member of the AIMR Blue Ribbon Task Force on Soft Dollars, 1997, and has earned the right to use the Chartered Financial Analyst designation. He is also a member of the Board of Governors’ of the Investment Adviser Association and the Board of Directors of EMQ Families First, the largest children’s agency in California. Mr. Edelstein has 17 years of investment experience.

Edward S. Han
Portfolio Manager (co)

Edward S. Han is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline and is a member of the Large Growth team. Prior to joining TIM in 1998, he was a Vice President of Corporate Banking at Bank of America. Mr. Han holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia and received his B.A. in Economics from the University of California at Irvine. Mr. Han has 14 years of investment experience.

John J. Huber, CFA
Portfolio Manager (co)

John J. Huber is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline. Mr. Huber’s analytical responsibilities include covering the Financial Services sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Prior to Westcap, Mr. Huber was a Senior Associate at Wilshire Associates and an Information Technology Consultant at Arthur Andersen. He earned a B.A. from Columbia University and an M.B.A. from University of California, Los Angeles. Mr. Huber has earned the right to use the Chartered Financial Analyst designation and has 10 years of investment experience.

Peter O. Lopez
Portfolio Manager (co)

Peter O. Lopez is Principal and Director of Research at TIM. He co-manages sub-advised funds and institutional accounts in the Large Growth Equity and Convertible Securities disciplines. Prior to joining TIM in 2003, he was Managing Director at Centre Pacific, LLC. Mr. Lopez also previously served as Senior Fixed Income Analyst for Transamerica Investment Services from 1997-2000. He holds an M.BA. in Finance and Accounting from the University of Michigan and received a B.A. in Economics from Arizona State University. Mr. Lopez has 17 years of investment experience.

Erik U. Rollé
Portfolio Manager (co)

Erik U. Rollé is a Securities Analyst and Co-Portfolio Manager at TIM. He co-manages sub-advised funds and institutional separate accounts in the Growth Equity discipline. Prior to joining TIM in 2005, Mr. Rollé worked as a Research Associate at Bradford & Marzec where his primary responsibilities were within trading and credit research. He received a B.S. in Finance and a B.S. in Journalism from the University of Colorado at Boulder. Mr. Rollé has 6 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Growth Opportunities

Summary of Risks and Returns

Objective

The objective of Transamerica Growth Opportunities is to maximize long-term growth.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), uses a “bottom-up” approach to investing and builds the fund’s portfolio one company at a time by investing fund assets principally in:

-	equity securities such as common stocks, preferred stocks, rights, warrants and securities convertible into or exchangeable for common stocks of small and medium capitalization companies

TIM, under normal market conditions, invests at least 65% of the fund’s assets in a diversified portfolio of equity securities. The companies issuing these securities are companies with small- and medium-sized market capitalization whose market capitalization or annual revenues are no more than $10 billion at the time of purchase.

What is a “Bottom-Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

TIM selects stocks that are issued by U.S. companies which, in its opinion, show:

-	strong potential for steady growth
-	high barriers to competition

-	experienced management incentivized along shareholder interests

It is the opinion of TIM that companies with smaller and medium-sized capitalization levels are less actively followed by security analysts, and, therefore, they may be undervalued, providing strong opportunities for a rise in value.

While the fund invests principally in equity securities, TIM may also, to a lesser extent, invest in debt securities or other securities and investment strategies in pursuit of its investment objective.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss

Transamerica Growth Opportunities

of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Foreign Securities
Investments in foreign securities including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public

-	less (or different) regulation of securities markets

-	more complex business negotiations

-	less liquidity

-	more fluctuations in prices

-	delays in settling foreign securities transactions

-	higher costs for holding shares (custodial fees)

-	higher transaction costs

-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Small- or Medium-Sized Companies
Investing in small and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

Transamerica Growth Opportunities

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell Midcap® Growth Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell mid-cap companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	13.22%

Worst Quarter:	12/31/2008	(23.67)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(40.71)%	(7.22)%

Return after taxes on distributions[3]	(40.71)%	(7.22)%

Return after taxes on distributions and sale of fund shares[3]	(26.46)%	(6.06)%

Russell Midcap® Growth Index (reflects no deduction for fees, expenses, or taxes)	(44.32)%	(10.33)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as 401(k) plans.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.79%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	0.86%
Expense reduction[b]	0.00%

Net operating expenses	0.86%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.40% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses

Transamerica Growth Opportunities

reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.40% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$88	$274	$477	$1,061

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.79% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $100 million	0.40%
Over $100 million	0.35%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Edward S. Han
Portfolio Manager (lead)

Edward S. Han is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline and is a member of the Large Growth team. Prior to joining TIM in 1998, he was a Vice President of Corporate Banking at Bank of America. Mr. Han holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia and received his B.A. in Economics from the University of California at Irvine. Mr. Han has 14 years of investment experience.

John J. Huber, CFA
Portfolio Manager (lead)

John J. Huber is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline. Mr. Huber’s analytical responsibilities include covering the Financial Services sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Prior to Westcap, Mr. Huber was a Senior Associate at Wilshire Associates and an Information Technology Consultant at Arthur Andersen. He earned a B.A. from Columbia University and an M.B.A. from University of California, Los Angeles. Mr. Huber has earned the right to use the Chartered Financial Analyst designation and has 10 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Small/Mid Cap Value

Summary of Risks and Returns

Objective

The objective of Transamerica Small/Mid Cap Value is to seek to maximize total return.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve this objective by investing, under normal conditions, at least 80% of its net assets in small- and mid-cap equity securities of domestic companies. The fund defines small- and mid-cap equities as companies whose market capitalization falls within the range of $100 million to $8 billion.

The fund generally will invest in small- and mid-cap equities with valuation characteristics including low price/earnings, price/book, and price/cash flow ratios. These characteristics are evaluated based upon a proprietary analysis of normalized levels of profitability. TIM’s security selection process favors companies with above-average normalized net margins, returns on equity, returns on assets, free cash flow generation and revenue and earnings growth rates. Trends in balance sheet items including inventories, account receivables, and payables are scrutinized as well. TIM also reviews the companies’ products/services, market position, industry condition, financial and accounting policies and quality of management. Securities of issuers that possess the greatest combination of the aforementioned attributes are then prioritized as candidates for purchase.

Although the fund will invest primarily in publicly traded U.S. securities, it will be able to invest up to 10% of its total assets in foreign securities, including securities of issuers in emerging countries and securities quoted in foreign currencies.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Small or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity

Transamerica Small/Mid Cap Value

-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.
Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 2500® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 2500 companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2007	13.01%

Worst Quarter:	12/31/2008	(25.08)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(38.56)%	(3.60)%

Return after taxes on distributions[3]	(39.31)%	(5.11)%

Return after taxes on distributions and sale of fund shares[3]	(25.08)%	(3.02)%

Russell 2500® Value Index (reflects no deduction for fees, expenses, or taxes)	(31.99)%	(7.91)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica Small/Mid Cap Value

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the funds.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.78%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	0.85%
Expense reduction[b]	0.00%

Net operating expenses	0.85%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.40% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.40% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$87	$271	$471	$1,049

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.80%
Over $500 million	0.75%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.78% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $500 million	0.375%
Over $500 million	0.325%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Jeffrey J. Hoo, CFA
Portfolio Manager (lead)

Jeffrey J. Hoo is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Microcap Equity discipline. Mr. Hoo’s analytical responsibilities include the healthcare sector and industries within the consumer discretionary sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Prior to Westcap, Mr. Hoo worked at Sony Pictures Entertainment and KPMG. He is also a past Vice President and board member of the Asian Professional Exchange of Los Angeles. Mr. Hoo earned a B.A. from Duke University and an M.B.A. from the University of California, Los Angeles. He has earned the right to use the Chartered Financial Analyst designation. Mr. Hoo has 11 years of investment experience.

Transamerica Small/Mid Cap Value

Joshua D. Shaskan, CFA
Portfolio Manager (lead)

Joshua D. Shaskan is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Small and Small/Mid (SMID) Growth Equity disciplines. He joined TIM in 2005 when the firm acquired Westcap Investors LLC. Prior to Westcap, Mr. Shaskan served as an Investment Specialist for three years at Wells Fargo Securities and was also previously a Financial Advisor at Prudential Securities. He earned a B.A. from the University of California, Davis, and an M.B.A. from the University of California, Los Angeles. Mr. Shaskan has earned the right to use the Chartered Financial Analyst designation and has 16 years of investment experience.

Thomas E. Larkin, III
Portfolio Manager (co)

Mr. Larkin co-manages institutional and retail portfolios in the diversified equity strategy. In addition, his senior securities analyst responsibilities include covering the producer durables, autos and transportation, and materials and processing sectors. He joined TIM in 2005 when the firm acquired Westcap Investors LLC. Prior to Westcap, Mr. Larkin interned with Morgan Stanley in the Private Wealth Management Division and with Trust Company of the West as an analyst with their Worldwide Opportunities Emerging Markets Fund. He earned a B.A. in economics from Duke University. Mr. Larkin is currently a CFA Level I candidate and has eight years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica UBS Large Cap Value

Summary of Risks and Returns

Objective

The objective of Transamerica UBS Large Cap Value is to seek to maximize total return, consisting of capital appreciation and current income.

Principal Strategies and Policies

The fund’s sub-adviser, UBS Global Asset Management (Americas) Inc. (“UBS”), seeks to achieve this objective by investing, under normal circumstances, at least 80% of its net assets in equity securities of U.S. large capitalization companies. UBS defines large capitalization companies as those with a market capitalization of at least $3 billion. The fund may invest up to 20% of its net assets in companies that have market capitalizations within the range of the fund’s benchmark, the Russell 1000 ® Value Index, but below $3 billion in market capitalization. Investments in equity securities may include, among others, dividend-paying securities, common stock, preferred stock, shares of investment companies, convertible securities, warrants and rights.

In selecting securities, the sub-adviser focuses on, among other things, identifying discrepancies between a security’s fundamental value and its market price. In this context, the fundamental value of a given security is the sub-adviser’s assessment of what a security is worth. The fund will select a security whose fundamental value it estimates to be greater than its market value at any given time. For each stock under analysis, the sub-adviser bases its estimates of value upon economic, industry and company analysis, as well as upon a company’s management team, competitive advantage and core competencies. The sub-adviser then compares its assessment of a security’s value against the prevailing market prices with the aim of constructing a portfolio of stocks with attractive relative price/value characteristics.

The fund may, but is not required to, use derivative instruments for risk management purposes or as part of the fund’s investment strategies. Generally, derivatives are financial contracts whose value depends upon, or is derived from, the value of an underlying asset, reference rate, or index, and may relate to stocks, bonds, interest rates, currencies or currency exchange rates, and related indexes. Examples of derivatives include options and futures. The fund may use derivatives to earn income and enhance returns, to manage or adjust the risk profile of the fund, to replace more traditional direct investments, or to obtain exposure to certain markets.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.
Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

Transamerica UBS Large Cap Value

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I performance has varied from year to year, and how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 1000 ® Value Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	7.72%

Worst Quarter:	12/31/2008	(25.33)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(39.89)%	(4.64)%

Return after taxes on distributions[3]	(40.12)%	(5.09)%

Return after taxes on distributions and sale of fund shares[3]	(25.63)%	(3.82)%

Russell 1000 ® Value Index (reflects no deduction for fees, expenses, or taxes)	(36.85)%	(3.36)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica UBS Large Cap Value

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.76%
Distribution and service (12b-1) fees	N/A
Other expenses	0.04%

Total annual fund operating expenses	0.80%
Expense reduction[b]	0.00%

Net operating expenses	0.80%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.02% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.02% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$82	$255	$444	$990

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $200 million	0.82%
Over $200 million up to $400 million	0.76%
Over $400 million up to $750 million	0.74%
Over $750 million up to $1 billion	0.71%
Over $1 billion up to $1.5 billion	0.67%
Over $1.5 billion	0.62%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.76% of the fund’s average daily net assets.

Sub-Adviser:

UBS Global Asset Management (Americas) Inc. (“UBS”)
One North Wacker Drive
Chicago, Illinois 60606

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $400 million	0.32%
Over $400 million up to $750 million	0.30%
Over $750 million up to $1 billion	0.27%
Over $1 billion up to $1.5 billion	0.25%
Over $1.5 billion	0.20%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Investment decisions for the fund are made by an investment management team at UBS. Thomas M. Cole, John Leonard, Thomas Digenan and Scott Hazen are the members of the North American Equities investment management team primarily responsible for the day-to-day management of the UBS U.S. Large Cap Equity Fund and UBS U.S. Large Cap Value Equity Fund. Mr. Cole, as the head of the investment management team, leads the portfolio construction process and reviews the overall composition of the fund’s portfolio to ensure compliance with its stated investment objectives and strategies. Mr. Leonard, Mr. Digenan and Mr. Hazen work closely with Mr. Cole on portfolio construction. Information about Messrs. Cole, Leonard, Digenan and Hazen is provided below.

Thomas M. Cole is Head of North American Equities, Research Director for North American Equities and a Managing Director at UBS Global Asset Management. Mr. Cole has been an investment professional with UBS Global Asset Management since 1985 and a portfolio manager of the fund since its inception.

Transamerica UBS Large Cap Value

John C. Leonard is Global Head of Equities and a member of the UBS Global Managing Board. Mr. Leonard has been an investment professional with UBS Global Asset Management since 1991 and a portfolio manager of the fund since its inception.

Thomas J. Digenan has been a North American Equity Strategist at UBS Global Asset Management since 2001 and is a Managing Director of UBS Global Asset Management. Mr. Digenan was President of The UBS Funds from 1993 to 2001. Mr. Digenan has been a portfolio manager of the fund since its inception.

Scott C. Hazen has been a North American Equity Strategist at UBS Global Asset Management since 2004 and is an Executive Director of UBS Global Asset Management. From 1992 until 2004, Mr. Hazen was a Client Service and Relationship Management professional with UBS Global Asset Management. Mr. Hazen has been a portfolio manager of the fund since its inception.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Van Kampen Mid-Cap Growth

Summary of Risks and Returns

Objective

The investment objective of Transamerica Van Kampen Mid-Cap Growth is capital appreciation.

Principal Strategies and Policies

Under normal market conditions, the fund will invest at least 80% of its net assets in securities of medium-sized companies at the time of investment. Under current market conditions, a medium-sized company is generally defined by reference to those companies represented in the Russell Midcap® Growth Index. The fund’s sub-adviser is Morgan Stanley Investment Management Inc., which does business in certain instances (including its role as sub-adviser to this fund), under the name Van Kampen (“Van Kampen”). The Van Kampen Growth Team seeks to invest in high quality companies it believes have sustainable competitive advantages and the ability to redeploy capital at high rates of return. The Van Kampen Growth Team typically favors companies with rising returns on invested capital, above average business visibility, strong free cash flow generation and attractive risk/reward. The Van Kampen Growth Team generally considers selling an investment when it determines the company no longer satisfies its investment criteria.

The fund may also invest in common stocks and other equity securities of small-and large-sized companies, as well as preferred stocks, convertible securities, rights and warrants, and debt securities.

Van Kampen also may utilize derivative instruments, including options on securities, futures contracts and options thereon and various currency transactions in several different ways, depending upon the status of the fund’s investment portfolio and Van Kampen’s expectations concerning the securities market. Derivative instruments used by the fund will be counted toward the 80% policy discussed above to the extent they have economic characteristics similar to the securities included within that policy.

Van Kampen may invest up to 25% of the fund’s assets in securities of foreign companies, including emerging market securities, primarily through ownership of depositary receipts. An issuer generally will be deemed to be economically tied to the country (or countries) in which the issuer has at least 50% of its assets or from which it derives at least 50% of its revenues or profits, or in whose securities markets its securities principally trade.

The fund may also invest up to 10% of its assets in real estate investment trusts (“REITs”).

In times of stable or rising stock prices, the fund generally seeks to be fully invested in the instruments described above except that at least a small portion of fund assets generally will be held as cash, repurchase agreements, or cash equivalents to honor redemption requests and for other short-term needs.

To the extent that fund assets are invested in cash equivalents, in times of rising market prices, the fund may underperform the market in proportion to the amount of cash equivalents in its portfolio. By purchasing stock index futures contracts, stock index call options, or call options on stock index futures contracts, however, the fund can seek to “equitize” the cash portion of its assets and obtain performance that is equivalent to investing directly in equity securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

Transamerica Van Kampen Mid-Cap Growth

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a failing market.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are long-term debt obligations of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock. As the market price of the underlying common stock declines, the convertible security tends to trade increasingly on a yield basis, and thus may not depreciate to the same extent as the underlying stock.

-Preferred Stock

Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

Transamerica Van Kampen Mid-Cap Growth

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law, could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Investing Aggressively

-	The value of developing-company stocks may be very volatile, and can drop significantly in a short period of time.
-	Rights, options and futures contracts may not be exercised and may expire worthless.
-	Warrants and rights may be less liquid than stocks.
-	Use of futures and other derivatives may make the Fund more volatile.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks,” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell Midcap ® Growth Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell mid-cap companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Transamerica Van Kampen Mid-Cap Growth

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	9.66%

Worst Quarter:	12/31/2008	(25.98)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(46.37)%	(10.77)%

Return after taxes on distributions[3]	(46.38)%	(11.24)%

Return after taxes on distributions and sale of fund shares[3]	(30.13)%	(8.96)%

Russell Midcap ® Growth Index (reflects no deduction for fees, expenses, or taxes)	(44.32)%	(11.81)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations January 3, 2006.
[3]	The after tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	0.87%
Expense reduction[b]	0.00%

Net operating expenses	0.87%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.00% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.00% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$89	$278	$482	$1,073

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $1 billion	0.80%
Over $1 billion	0.775%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

Morgan Stanley Investment Management Inc.
doing business as Van Kampen (“Van Kampen”)
522 Fifth Avenue
New York, NY 10036

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM, at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $1 billion	0.40%
Over $1 billion	0.375%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Transamerica Van Kampen Mid-Cap Growth

Portfolio Managers:

The fund is managed by members of Van Kampen’s Growth Team. Current members of the team jointly and primarily responsible for the day-to-day management of the fund are Dennis P. Lynch, David S. Cohen and Sam G. Chainani, each a Managing Director, and Alexander T. Norton, Jason C. Yeung and Armistead B. Nash, each an Executive Director. The team also manages Transamerica Van Kampen Small Company Growth and the growth equity portion of ATST Van Kampen Large Cap Core.

Dennis P. Lynch is responsible for the execution of the overall strategy of the fund. Mr. Lynch has worked at Van Kampen since 1998 and joined Van Kampen’s Growth Team in 2002. Prior to 2002, Mr. Lynch worked in an investment management capacity for Van Kampen.

David S. Cohen has worked for Van Kampen since 1993 and joined Van Kampen’s Growth Team in 2002. Prior to 2002, Mr. Cohen worked in an investment management capacity for Van Kampen.

Sam G. Chainani has worked for Van Kampen since 1996 and joined Van Kampen’s Growth Team in 2004. Prior to 2004, Mr. Chainani worked in an investment management capacity for Van Kampen.

Alexander T. Norton has worked for Van Kampen since 2000 and joined Van Kampen’s Growth Team in July 2005. Prior to July 2005, Mr. Norton worked in an investment management capacity for Van Kampen.

Jason C. Yeung has been associated with Van Kampen since 2002 and joined Van Kampen’s Growth Team in December 2007. Prior to December 2007, Mr. Yeung worked in a research capacity for Van Kampen.

Armistead B. Nash has worked for Van Kampen since 2002 and joined the Growth Team in 2004. Prior to 2004, he worked in an investment management capacity for Van Kampen.

Mr. Lynch is the lead manager of the fund, and Messrs. Cohen, Chainani, Norton, Yeung and Nash are co-portfolio managers. Mr. Lynch is responsible for the execution of the overall strategy of the fund.

Van Kampen has provided investment advisory services to various clients since 1935.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Van Kampen Small Company Growth

Summary of Risks and Returns

Objective

The objective of Transamerica Van Kampen Small Company Growth is to seek long-term capital appreciation by investing primarily in growth-oriented equity securities of small capitalization companies.

Principal Strategies and Policies

The fund’s sub-adviser is Morgan Stanley Investment Management Inc., which does business in certain instances (including its role as a sub-adviser to this fund) under the name Van Kampen (“Van Kampen”).

Van Kampen seeks long-term capital appreciation by investing primarily in growth-oriented equity securities of small U.S. and foreign companies. Van Kampen selects issues from a universe comprised of small cap companies, most with market capitalizations of generally less than $4 billion.

The sub-adviser invests in companies that it believes exhibit some or all of the following characteristics: (i) superior growth prospects, (ii) rising trend in return on invested capital, and (iii) sustainable competitive advantages.

The Van Kampen Growth Team seeks to invest in high quality companies it believes have sustainable competitive advantages and the ability to redeploy capital at high rates of return. The Van Kampen Growth Team typically favors companies with rising returns on invested capital, above average business visibility, strong free cash flow generation and attractive risk/reward. The Van Kampen Growth Team generally considers selling an investment when it determines the company no longer satisfies its investment criteria.

Under normal circumstances, at least 80% of the fund’s net assets will be invested in equity securities of small capitalization companies. A company is considered to be a small cap company if it has a total market capitalization at the time of purchase of $4 billion or less. The market capitalization limit is subject to adjustment annually based upon Van Kampen’s assessment as to the capitalization range of companies which possess the fundamental characteristics of small cap companies. Van Kampen may invest up to 25% of the fund’s assets in securities of foreign issuers including emerging market securities, primarily through ownership of depositary receipts.

The fund will not invest more than 10% of its assets in lower rated debt securities (rated Ba or lower by Moody’s or BB or lower by S&P, or if not rated by Moody’s or S&P of equivalent quality as determined by Van Kampen), including foreign and domestic securities.

The fund may invest up to 10% of its assets in real estate investment trusts (“REITs”).

In anticipation of, or in response to, adverse market conditions or for cash management purposes, the fund may purchase and sell certain derivative instruments, such as options, futures and options on futures. Derivative instruments used by the fund will be counted toward the 80% policy discussed above to the extent they have economic characteristics similar to the securities included within that policy.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Smaller Companies
Investing in smaller companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Transamerica Van Kampen Small Company Growth

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed

Transamerica Van Kampen Small Company Growth

countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law, could adversely affect the value of a particular REIT or the market for REITs as a whole.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I performance has varied from year to year, and how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 2000® Growth Index, a widely recognized, unmanaged index of market performance that measures the performance of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2006	12.03%

Worst Quarter:	12/31/2008	(21.77)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(39.83)%	(4.65)%

Return after taxes on distributions[3]	(40.15)%	(5.50)%

Return after taxes on distributions and sale of fund shares[3]	(25.69)%	(3.85)%

Russell 2000® Growth Index (reflects no deduction for fees, expenses, or taxes)	(38.54)%	(4.10)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.95%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	1.02%
Expense reduction[b]	0.00%

Net operating expenses	1.02%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.15% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on

Transamerica Van Kampen Small Company Growth

any day the estimated annualized fund operating expenses are less than 1.15% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$104	$325	$563	$1,248

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.95%
Over $500 million	0.85%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.95% of the fund’s average daily net assets.

Sub-Adviser:

Morgan Stanley Investment Management Inc.
doing business as Van Kampen (“Van Kampen”)
522 Fifth Avenue
New York, New York 10036

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $500 million	0.45%
Over $500 million	0.40%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

The fund is managed by members of Van Kampen’s Growth Team. Current members of the team jointly and primarily responsible for the day-to-day management of the fund are David S. Cohen, Dennis P. Lynch and Sam G. Chainani, each a Managing Director, and Alexander T. Norton, Jason C. Yeung and Armistead B. Nash, each an Executive Director. The team has managed the fund since its inception in November 2004.

David S. Cohen has been with Van Kampen since 1993 and joined Van Kampen’s Growth Team in 2002. Prior to 2002, Mr. Cohen worked in an investment management capacity for Van Kampen.

Dennis P. Lynch has worked for Van Kampen since 1998 and joined Van Kampen’s Growth Team in 2002. Prior to 2002, Mr. Lynch worked in an investment management capacity for Van Kampen.

Sam G. Chainani has worked for Van Kampen since 1996 and joined Van Kampen’s Growth Team in 2004. Prior to 2004, Mr. Chainani worked in an investment management capacity for Van Kampen.

Alexander T. Norton has worked for Van Kampen since 2000 and joined Van Kampen’s Growth Team in July 2005. Prior to July 2005, Mr. Norton worked in an investment management capacity for Van Kampen.

Jason C. Yeung has been associated with Van Kampen since 2002 and joined Van Kampen’s Growth Team in December 2007. Prior to December 2007, Mr. Yeung worked in a research capacity for Van Kampen.

Armistead B. Nash has worked for Van Kampen since 2002 and joined the Growth Team in 2004. Prior to 2004, he worked in an investment management capacity for Van Kampen.

Mr. Cohen is the lead manager of the fund, and Messrs. Lynch, Chainani, Norton, Yeung and Nash are co-portfolio managers. Mr. Cohen is responsible for the execution of the overall strategy of the fund.

Van Kampen has provided investment advisory services to various clients since 1935.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica BlackRock Global Allocation

Summary of Risks and Returns

Objective

The objective of Transamerica BlackRock Global Allocation is to provide high total investment return.

Principal Strategies and Policies

The fund’s sub-adviser, BlackRock Investment Management, LLC (“BlackRock”), seeks to achieve this objective through a fully managed investment policy utilizing United States and foreign equity securities, debt and money market securities, the combination of which may be varied from time to time both with respect to types of securities and markets in response to changing market and economic trends. The fund will invest its assets in issuers that are located in a number of countries throughout the world. There is no limit on the percentage of assets the fund can invest in a particular type of security. The fund generally seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. The fund has no geographic limits on where its investments may be located. This flexibility allows fund management to look for investments in markets around the world that it believes will provide the best relative asset allocation to meet the fund’s objective.

The fund uses its investment flexibility to create a portfolio of assets that, over time, tends to be relatively balanced between equity and debt securities and that is widely diversified among many individual investments. At any given time, however, the fund may emphasize either debt securities or equity securities. While the fund can, and does, look for investments in all the markets of the world, it will typically invest a majority of its assets in the securities of corporate and governmental issuers located in North and South America, Europe, Australia and the Far East. The fund may invest in both developed and emerging markets. BlackRock tries to identify the long term trends and changes that could benefit particular markets and/or industries relative to other markets and industries. BlackRock will consider such factors as the rate of economic growth, natural resources, capital reinvestment and the social and political environment when selecting a market. In deciding between equity and debt investments, BlackRock looks at a number of factors, including the relative opportunity for capital appreciation, capital recovery risk, dividend yields and the level of interest rates paid on debt securities of different maturities.

The fund may also, from time to time, identify certain real assets, such as real estate or precious metals, that BlackRock believes will increase in value because of economic trends and cycles or political or other events. The fund may invest a portion of its assets in securities related to those real assets such as stock, fixed-income securities or convertible securities issued by real estate investment trusts.

The fund can invest in all types of equity securities, including common stock, preferred stock, warrants and stock purchase rights of companies of any market capitalization. In selecting stocks and other securities that are convertible into stocks, BlackRock emphasizes stocks that it believes are undervalued. BlackRock places particular emphasis on companies with below average price/earnings ratios or that may pay above average dividends. The fund may also seek to invest in the stock of smaller or emerging growth companies that it expects will provide a higher total return than other equity investments. Investing in smaller or emerging growth companies involves greater risk than investing in more established companies.

The fund can invest in all types of debt securities of varying maturities, including U.S. and foreign government bonds, corporate bonds and convertible bonds, mortgage and asset backed securities, bank loans, and securities issued or guaranteed by certain international organizations such as the World Bank.

The fund may engage in short sales. The fund may make short sales of securities, either as a hedge against potential declines in value of a portfolio security or to realize appreciation when a security that the fund does not own declines in value. The fund will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 10% of the value of its total assets. The fund may also make short sales “against the box” without being subject to this limitation. In this type of short sale, at the time of the sale, the fund owns or has the immediate and unconditional right to acquire the identical securities at no additional cost.

The fund may invest up to 35% of its total assets in “junk” bonds, corporate loans and distressed securities. Junk bonds are bonds that are rated below investment grade by independent rating agencies or are bonds that are not rated but which BlackRock considers to be of comparable quality. Corporate loans are direct obligations of U.S. or foreign corporations that are purchased by the fund in the secondary market. Distressed securities are securities that are in default on payments of interest or principal at the time the fund buys the securities or are issued by a bankrupt entity. These securities offer the possibility of relatively higher returns but are significantly riskier than higher rated debt securities. The fund will invest in these securities only when BlackRock believes that they will provide an attractive total return, relative to their risk, as compared to higher quality debt securities.

The fund may use derivatives to seek to increase the return of the fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets.

The fund may invest in securities that provide a return based on fluctuations in a stock or other financial index. For example, the fund may invest in a security that increases in value with the price of a particular securities index. In some cases, the return on the security may be inversely related to the price of the index. This means that the value of the security will rise as the price of the index falls and vice versa. Although these types of securities may make it easier for the fund to access other markets or hedge risks of other assets held by the fund these securities are subject to the risks related to the underlying index or other assets.

The fund may also lend its portfolio securities, may hold non-US dollar cash investments, and may invest uninvested cash balances in affiliated money market funds.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during

Transamerica BlackRock Global Allocation

that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

The fund’s internal composite reference benchmark has at all times since the fund’s formation included a 40% weighting in non-U.S. securities. Throughout its history, the fund has maintained a weighting in non-U.S. securities, often exceeding the 40% benchmark weighting and rarely falling below this allocation. Under normal circumstances, the fund anticipates it will continue to allocate a substantial amount (approximately 40% or more – unless market conditions are not deemed favorable by BlackRock, in which case the fund would invest at least 30%) – of its total assets in securities (i) of foreign government issuers; (ii) of issuers organized or located outside the U.S.; (iii) of issuers which primarily trade in a market located outside the U.S.; and (iv) of issuers doing a substantial amount of business outside the U.S., which the fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S. For temporary defensive purposes the fund may deviate very substantially from the allocation described above.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market

The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Transamerica BlackRock Global Allocation

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Distressed Securities
The fund may invest in distressed securities, including securities of issuers in bankruptcy. Distressed securities are speculative and involve substantial risks. Generally, the fund will invest in distressed securities when the sub-adviser believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that the fund will achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization. The fund will generally not receive interest payments on the distressed securities and may incur costs to protect its investment. In addition, distressed securities involve the substantial risk that principal will not be repaid. Distressed securities and any securities received in an exchange for such securities may be subject to restrictions on resale.

-Commodities
Because the fund may invest in instruments whose performance is linked to the price of an underlying commodity or commodity index, the fund may be subject to the risks of investing in physical commodities. These types of risks include regulatory, economic and political developments, weather events and natural disasters, pestilence, market disruptions and the fact that commodity prices may have greater volatility than investments in traditional securities.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-Sovereign Debt
Sovereign debt instruments, which are debt obligations issued or guaranteed by a foreign governmental entity, are subject to the risk that the governmental entity may delay or fail to pay interest or repay principal on debt that it has issued or guaranteed, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, relationships with other lenders such as commercial banks, the relative size of the governmental entity’s debt position in relation to the economy or the failure to put in place economic reforms required by the International

Transamerica BlackRock Global Allocation

Monetary Fund or other multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans, or it may ask for forgiveness of interest or principal on its existing debt. On the other hand, a governmental entity may be unwilling to renegotiate the terms of its sovereign debt. There may be no established legal process for a U.S. bondholder (such as the fund) to enforce its rights against a governmental entity that does not fulfill its obligations, nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected.

-Precious Metal Related Securities
Prices of precious metals and of precious metal related securities historically have been very volatile. The high volatility of precious metal prices may adversely affect the financial condition of companies involved with precious metals. The production and sale of precious metals by governments or central banks or other larger holders can be affected by various economic, financial social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals. Other factors that may affect the prices of precious metals and securities related to them include changes in inflation, the outlook for inflation and changes in industrial and commercial demand for precious metals.

-Real Estate Securities
Real estate markets have been particularly affected by the financial crisis. Investments in the real estate industry are subject to risks associated with direct investment in real estate. These risks may include:

-	Declining real estate value
-	Risks relating to general and local economic conditions
-	Over-building
-	Increased competition for assets in local and regional markets
-	Increases in property taxes
-	Increases in operating expenses or interest rates
-	Change in neighborhood value or the appeal of properties to tenants
-	Insufficient levels of occupancy
-	Inadequate rents to cover operating expenses

The performance of securities issued by companies in the real estate industry also may be affected by prudent management of insurance risks, adequacy of financing available in capital markets, competent management, changes in applicable laws and government regulations (including taxes) and social and economic trends.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Short Sales
A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions. The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

Transamerica BlackRock Global Allocation

-Securities Lending
The fund may lend securities to other financial institutions that provide cash or other securities as collateral. This involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the fund may lose money and there may be a delay in recovering the loaned securities. The fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Loans
The fund may invest in certain commercial loans, including loans generally known as “syndicated bank loans,” by acquiring participations or assignments in such loans. The lack of a liquid secondary market for such securities may have an adverse impact on the value of the securities and the fund’s ability to dispose of particular assignments or participations when necessary to meet redemptions of shares or to meet the fund’s liquidity needs. When purchasing a participation, the fund may be subject to the credit risks of both the borrower and the lender that is selling the participation. When purchasing a loan assignment, the fund acquires direct rights against the borrowers, but only to the extent of those held by the assigning lender. Investment in loans through a direct assignment from the financial institution’s interests with respect to a loan may involve additional risks to the fund. It is also unclear whether loans and other forms of direct indebtedness offer securities law protections against fraud and representation. In the absence of definitive regulatory guidance, the fund relies on its sub-adviser’s research in an attempt to avoid situations where fraud or misrepresentation could adversely affect the fund.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings

A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.
Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Financial Times Stock Exchange World Index (“FTSE World Index”), a widely recognized, unmanaged index of market performance that measures the large/mid cap aggregate of 2,700 stocks from the FTSE Global Equity Index Series. It covers 98% of the investable market capitalization. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	5.87%

Worst Quarter:	9/30/2008	(12.40)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(21.04)%	2.32%

Return after taxes on distribution[3]	(23.07)%	0.54%

Return after taxes on distributions and sale of fund shares[3]	(12.64)%	1.37%

FTSE World Index (reflects no deduction for fees, expenses, or taxes)	(40.91)%	(6.78)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica BlackRock Global Allocation

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.74%
Distribution and service (12b-1) fees	N/A
Other expenses	0.14%

Total annual fund operating expenses	0.88%
Expense reduction[b]	0.00%

Net operating expenses	0.88%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.00% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.00% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$90	$281	$488	$1,084

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	0.80%
Over $100 million	0.72%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.74% of the fund’s average daily net assets.

Sub-Adviser:

BlackRock Investment Management, LLC (“BlackRock”)
800 Scudders Mill Road
Plainsboro, NJ 08536

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $100 million	0.44%
Over $100 million	0.32%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

The fund is managed by members of a team of investment professionals who participate in the team’s research process and stock selection. Dennis W. Stattman, Senior Portfolio Manager, Dan Chamby and Romualdo Roldan, are jointly and primarily responsible for the day-to-day management of the fund. James MacMillan is also a member of the fund’s portfolio management team.

Dennis Stattman, the overall investment supervisor for the fund, has been the fund’s senior portfolio manager since 2002. He was senior co-portfolio manager of the fund from 2000 to 2002 and an associate portfolio manager of the fund from 1989 to 2000. Mr. Stattman is a Managing Director of BlackRock, Inc. since 2006. Prior to joining BlackRock in 2006, he was a Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) from 2000 to 2006 and a Director of MLIM from 1997 to 2000. He has been a portfolio manager with BlackRock or MLIM since 1989.

Dan Chamby has been the fund’s associate portfolio manager since 2003 and assists Mr. Stattman in the day-to-day management of the fund’s portfolio. He has been a Director of BlackRock, Inc. and an associate portfolio manager with the Global Allocation team since 2004. He was a Director of MLIM from 2000 to 2006.

Transamerica BlackRock Global Allocation

Romualdo Roldan has been the fund’s associate portfolio manager since 2006 primarily advising on investments in emerging markets. He has been a Director of BlackRock, Inc. and an associate portfolio manager with the Global Allocation team since 2006. He was a Director of MLIM from 2000 to 2006; a Vice President of MLIM from 1998 to 2000, and portfolio manager thereof from 1999 to 2006. Mr. Roldan was previously a Senior Vice President, Santander Investments from 1995 to 1998.

James MacMillan has been a member of the fund’s management team since 2006 primarily advising on investments in Europe. He is a Managing Director of BlackRock, Inc. since 2006. Prior to joining BlackRock in 2006, Mr. MacMillan was a Managing Director of MLIM from 2000 to 2006 and was a Director (Equity Fund Management) of an affiliate of the MLIM from 1993 to 2000. He has been a portfolio manager with BlackRock or MLIM for more than five years.

BlackRock and its affiliated investment advisers have provided investment advisory services to various clients for more than 20 years.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Clarion Global Real Estate Securities

Summary of Risks and Returns

Objective

The objective of Transamerica Clarion Global Real Estate Securities is long-term total return from investments primarily in equity securities of real estate companies. Total return consists of realized and unrealized capital gains and losses plus income.

Principal Strategies and Policies

The fund’s sub-adviser, ING Clarion Real Estate Securities, L.P. (“Clarion”), seeks to achieve its objective by investing principally in equity securities of real estate companies which include:

-	common stocks
-	convertible securities

Under normal conditions, the fund will invest at least 80% of its net assets in a portfolio of equity securities of issuers that are principally engaged in the real estate industry. Clarion considers issuers principally engaged in the real estate industries to be companies that derive at least 50% of their total revenues or earnings from owning, operating, developing and/or managing real estate. The fund’s portfolio will be composed of investments in issuers that are economically tied to at least three different countries, including the United States. An issuer generally will be deemed to be economically tied to the country (or countries) in which the issuer has at least 50% of its assets or from which it derives at least 50% of its revenues or profits, or in whose securities markets its securities principally trade. As a general matter, these investments are expected to be in common stocks of large-, mid- and small-sized issuers, including real estate investment trusts (“REITs”).

Clarion uses a disciplined two-step process for constructing the fund’s portfolio. First, Clarion selects sectors and geographic regions in which to invest, and determines the degree of representation of such sectors and regions, through a systematic evaluation of public and private property market trends and conditions. Second, Clarion uses an in-house valuation process to identify investments with superior current income and growth potential relative to their peers, through which it examines several factors, including value and property, capital structure, and management and strategy. Clarion may decide to sell investments held by the fund for a variety of reasons, such as to secure gains, limit losses, or redeploy fund investments into opportunities believed to be more promising. Clarion also may engage in frequent and active trading of fund investments to achieve the fund’s investment objective.

The fund may also invest in debt securities of real estate and non-real estate companies, mortgage-backed securities such as pass through certificates, real estate mortgage investment conduit (“REMIC”) certificates, and collateralized mortgage obligations (“CMOs”), or short-term debt obligations. However, the fund does not directly invest in real estate.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and

Transamerica Clarion Global Real Estate Securities

European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Real Estate Securities
Real estate markets have been particularly affected by the financial crisis. Investments in the real estate industry are subject to risks associated with direct investment in real estate. These risks may include, without limitation:

-	Declining real estate value
-	Risks relating to general and local economic conditions
-	Over-building
-	Increased competition for assets in local and regional markets
-	Increases in property taxes
-	Increases in operating expenses or interest rates
-	Change in neighborhood value or the appeal of properties to tenants
-	Insufficient levels of occupancy
-	Inadequate rents to cover operating expenses

The performance of securities issued by companies in the real estate industry also may be affected by prudent management of insurance risks, adequacy of financing available in capital markets, competent management, changes in applicable laws and government regulations (including taxes) and social and economic trends.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent, or poor management. A REIT’s performance also depends on the ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

Transamerica Clarion Global Real Estate Securities

-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings

A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the S&P Developed Property Index (formerly S&P/Citigroup World Property Index), a widely recognized, unmanaged index of market performance that measures the performance of companies worldwide that derive more than 60% of their sales from property or real-estates related activities. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2006	15.16%

Worst Quarter:	12/31/2008	(29.19)%

Transamerica Clarion Global Real Estate Securities

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(41.43)%	(5.71)%

Return after taxes on distributions[3]	(41.47)%	(8.25)%

Return after taxes on distributions and sale of fund shares[3]	(26.92)%	(4.76)%

S&P Developed Property Index (reflects no deduction for fees, expenses, or taxes)	(47.60)%	(9.82)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.79%
Distribution and service (12b-1) fees	N/A
Other expenses	0.10%

Total annual fund operating expenses	0.89%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$91	$284	$493	$1,096

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion	0.65%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.79% of the fund’s average daily net assets.

Sub-Adviser:

ING Clarion Real Estate Securities, L.P. (“Clarion”)
201 King of Prussia Road, Suite 600
Radnor, Pennsylvania 19087

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Over $250 million up to $500 million	0.375%
Over $500 million up to $1 billion	0.35%
Over $1 billion	0.30%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Transamerica Clarion Global Real Estate Securities

Portfolio Managers:

T. Ritson Ferguson, CFA, Joseph P. Smith, CFA and Steven D. Burton, CFA, serve as co-managers of this fund.

T. Ritson Ferguson, CFA, Chief Investment Officer (“CIO”) and Portfolio Manager, has 24 years of real estate investment experience. Mr. Ferguson has served as Co-CIO and more recently CIO of Clarion since 1991.

Joseph P. Smith, CFA, Managing Director and Portfolio Manager, is a member of the Investment Policy Committee. Mr. Smith joined Clarion in 1997 and has 18 years of real estate investment management experience.

Steven D. Burton, CFA, Managing Director and Portfolio Manager, is a member of Clarion’s Investment Committee. He is also responsible for evaluating the investment potential of public real estate companies outside the U.S. Mr. Burton joined Clarion in 1995 and has 24 years of real estate investment management experience.

The sub-adviser and its predecessors have provided investment advisory services to various clients since 1969.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Evergreen Health Care

Summary of Risks and Returns

Objective

The objective of Transamerica Evergreen Health Care is to seek long-term capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Evergreen Investment Management Company, LLC (“Evergreen”), seeks to achieve this objective by investing, under normal circumstances, at least 80% of the fund’s net assets in the equity securities of “health care companies.” A company is generally deemed to be a “health care company” if it develops, produces or distributes products or services related to the health care or medical industries and derives a substantial portion (i.e., more than 50%) of its revenue from products and services in health care. These include, but are not limited to, pharmaceutical companies, biotechnology companies, medical device and supply companies, managed care companies and health care information and service providers. The fund may invest in securities of relatively well-known and large companies as well as small- and medium-sized companies. In choosing the best companies to invest in, Evergreen looks for strong management, growing product lines, leading technology, franchise niche, and a strong balance sheet, which may transform into high return on equity and consistent high earnings growth. Stocks are selected based on both Evergreen’s estimate of their fundamental investment value and their relative attractiveness compared to their business competitors. Evergreen generally does not take portfolio turnover into account in making investment decisions. This means that the fund could have a high portfolio turnover (100% or more) in any fiscal year.

The fund may invest in securities of both domestic and foreign issuers. There is no limit to the amount the fund may invest in foreign securities.

The fund may invest in futures and options, which are forms of derivatives. Such practices may be used for any purpose, including to hedge the fund’s portfolio to protect against market decline, to maintain the fund’s exposure to its market, to manage cash or to attempt to increase income. In addition, the fund may also engage in short sales of securities for any purpose, including to hedge the fund’s portfolio, to protect against market decline, to maintain the fund’s exposure to its market, to manage cash or to attempt to increase income.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investments in the fund will go up and down.

-Health Care Sector
To the extent the fund invests a significant portion of its assets in one or more economic sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the sectors or industries than if the fund always maintained wide diversity among the sectors and industries in which it invests.

Transamerica Evergreen Health Care

Health care companies are strongly affected by worldwide scientific or technological developments. Their products may rapidly become obsolete and are also often dependent on the developer’s ability to receive patents from regulatory agencies and then to enforce them in the market. A health care company’s valuation can often be based largely on the potential or actual performance of a limited number of products. A health care company’s valuation can be greatly affected if one of its products proves unsafe, ineffective or unprofitable. Many health care companies are also subject to significant government regulation and may be affected by changes in governmental policies. As a result, investments in health care companies include the risk that the economic prospects, and the share prices, of such companies generally can fluctuate dramatically due to changes in the regulatory or competitive environments.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes
-	political or financial instability and small markets
-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Short Sales
A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions. The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

Transamerica Evergreen Health Care

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I performance has varied from year to year and how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Standard & Poor’s 1500 Super Composite Health Care Index (“S&P 1500 Health Care Index”), a widely recognized, unmanaged, index that tracks the performance of health care stocks within the S&P 500, the S&P Midcap 400 and the S&P 600 Indexes. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2005	10.59%

Worst Quarter:	12/31/2008	(21.53)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(30.62)%	0.91%

Return after taxes on distributions[3]	(30.72)%	(0.62)%

Return after taxes on distributions and sale of fund shares[3]	(19.91)%	0.50%

S&P 1500 Health Care Index (reflects no deduction for fees, expenses, or taxes)	(23.76)%	0.06%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.
Note: Prior to March 1, 2006, a different sub-adviser managed this fund, and it had a different investment objective and used different investment strategies. The performance set forth prior to that date is attributable to the previous sub-adviser.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.85%
Distribution and service (12b-1) fees	N/A
Other expenses	0.05%

Total annual fund operating expenses	0.90%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

Transamerica Evergreen Health Care

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$92	$287	$498	$1,108

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	0.87%
Over $100 million up to $250 million	0.85%
Over $250 million	0.80%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.85% of the fund’s average daily net assets.

Sub-Adviser:

Evergreen Investment Management Company, LLC (“Evergreen”)
200 Berkeley Street
Boston, Massachusetts 02116-5034

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $100 million	0.42%
Over $100 million up to $250 million	0.40%
Over $250 million	0.35%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Robert Junkin is Managing Director and Senior Portfolio Manager of the Evergreen Health Care Fund in Evergreen’s Equity Management group and Managing Director and Senior Portfolio Manager of Evergreen’s Small-Mid Cap Growth team. He has been with Evergreen since 2007. Previously, Mr. Junkin served as a Vice President and Portfolio Manager with MFC Global Investment Management where he was responsible for the John Hancock Health Sciences Fund (2005-2007), and a co-manager for the Large Cap Equity Portfolio (2003-2007). Additionally, he served as a Vice President and Portfolio Manager with Pioneer Investments on large- and mid-cap growth funds (1997-2002). Mr. Junkin spent several years as a Senior Research Analyst with ABN Amro and Mabon Securities covering the medical technology and health services industries. Mr. Junkin also has direct industry experience with the biotechnology firm Elan Pharma where he served as a Finance Manager from 1991-1992. He began his career at Price Waterhouse in 1988 and has been working in the investment industry since 1992. He received a B.A. in economics from the University of Pennsylvania and an M.S. in accounting from Northeastern University.

Evergreen has provided investment advisory services to various clients for more than 70 years.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Blackrock Natural Resources

Summary of Risks and Returns

Objective

The objective of Transamerica BlackRock Natural Resources is to achieve long-term capital growth and to protect the purchasing power of shareholders’ capital by investing in a portfolio of equity securities of domestic and foreign companies with substantial natural resource assets.

Principal Strategies and Policies

The fund’s sub-adviser, BlackRock Investment Management, LLC (“BlackRock”), seeks to achieve this objective by investing principally in equity securities of U.S. and non-U.S. companies with substantial natural resource assets.

Under normal circumstances, the fund will invest at least 80% of its net assets in equities of companies with substantial natural resource assets, or in securities the value of which is related to the market value of some natural resource asset. Generally, a company has substantial natural resource assets when at least 50% of the non-current assets, capitalization, gross revenues or operating profits of the company in the most recent or current fiscal year are involved in or result from (directly or indirectly through subsidiaries) exploring, mining, refining, processing, fabricating, dealing in or owing natural resource assets. Companies’ values are related to the market value of a natural resource asset when, in the opinion of management, the company’s market value or profitability is significantly affected by changes in the value of a natural resource. Examples of natural resource assets include precious metals (e.g., gold, silver and platinum), ferrous and nonferrous metals (e.g., iron, aluminum and copper), strategic metals (e.g., uranium and titanium), water, hydrocarbons (e.g., coal, oil and natural gas), timber, land, underdeveloped real property, and agricultural commodities.

The fund may invest in both U.S. and non-U.S. companies of any market capitalization, including companies located in emerging markets, and in securities denominated in both U.S. dollars and foreign currencies.

The fund uses a combination of “top-down” and “bottom-up” investment analysis. With a “top-down” analysis, BlackRock seeks to allocate investments to natural resource-related economic sectors that it believes have more favorable pricing power than other sectors. In a “bottom-up” analysis, BlackRock also selects investments based on its assessment of the management quality and earning prospects of individual companies. When assessing individual companies, BlackRock looks for companies that it believes are relatively undervalued.

What is a “Top-Down” Approach?
When using a “top-down” approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

A company’s stock is undervalued when the stock’s current price is less than what BlackRock believes a share of the company is worth. A company’s worth can be assessed by several factors, such as financial resources, value of tangible assets, rate of return on capital, quality of management, and overall business prospects. A company’s stock may become undervalued when most investors fail to perceive the company’s strengths in one or more of these areas. BlackRock may also determine a company is undervalued if its stock price is depressed due to setbacks from which BlackRock believes the company will recover. BlackRock attempts to identify companies that are undervalued based on relative price-earnings, price-to-book, and price-to-cash-flow ratios. In seeking to identify such companies, BlackRock considers which of the companies that meet its criteria would be most likely to benefit from the economic circumstances anticipated by BlackRock.

What is a “Bottom-Up” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

The fund will invest in common stock, preferred stock, securities convertible into common stock, rights to subscribe for common stock, and derivative securities or instruments, such as options, the value of which is based on a common stock or group of common stocks or other asset. The fund also may invest in futures contracts and other derivative instruments to help manage the risk of investing in companies with substantial natural resource assets.

In addition, the fund may use derivatives to hedge its portfolio against market and currency risks or to seek to enhance returns. The derivatives that the fund may use include indexed and inverse securities, options on portfolio positions or currencies, financial and currency futures, options on such futures, forward foreign currency transactions and swaps.

The fund may invest in asset-based securities. These are fixed-income securities whose principal amount, redemption terms or conversion terms are related to the market price of some natural resource asset, such as gold bullion. The fund will only purchase asset-based securities that are rated, or are issued by issuers that have outstanding debt obligations rated, investment grade or are issued by issuers that BlackRock has determined to be of similar creditworthiness. The fund also may invest in asset-based securities the potential return of which is based on the change in a specified commodity price. The fund may, for example, invest in a debt security that pays a variable amount of interest or principal based on the current level of a natural resource commodity, such as gold or oil.

The fund is non-diversified, and may focus its investments in one or more natural resource-related sectors.

Transamerica Blackrock Natural Resources

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market securities. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Asset-Based Securities — Natural Resources

Asset-based securities include fixed income securities whose value is related to the market price of a certain natural resource, such as a precious metal. Although the market price of these securities is expected to follow the market price of the related resource, there may not be perfect correlation. There are special risks associated with certain types of natural resource assets that will also affect the value of asset-based securities related to those assets. For example, precious metal prices historically have been very volatile, which may adversely affect the financial condition of companies involved with precious metals. The production and sale of precious metals by governments or central banks or other larger holders can be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals. Other factors that may affect the prices of precious metals and securities related to them include changes in inflation, the outlook for inflation and changes in industrial and commercial demand for precious metals.

-Foreign Securities

Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging

Transamerica Blackrock Natural Resources

markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small-or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Transamerica Blackrock Natural Resources

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, natural resources industries can be significantly affected by events relating to international political developments, natural disasters, energy conservation, the success of exploration projects, commodity prices, and tax and government regulations. At times, the performance of securities of companies in the energy and other natural resources industry will lag the performance of other industries or the broader market as a whole.

-Non-Diversification
Focusing investments in a small number of issuers or industries increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Morgan Stanley Capital International Natural Resources Index (“MSCINR Index”), a widely recognized, unmanaged index of equity securities of companies engaging in the natural resources industry. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

  Year-by-Year Total Return as of 12/31 (%)

Class I Shares

2007
2008

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2008	21.57%

Worst Quarter:	12/31/2008	(34.42)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(48.47)%	(14.97)%

Return after taxes on distributions[3]	(48.52)%	(15.21)%

Return after taxes on distributions and sale of fund shares[3]	(31.45)%	(12.63)%

MSCINR Index (reflects no deduction for fees, expenses, or taxes)	(40.97)%	(12.05)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on January 3, 2007.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.86%
Expense reduction[b]	0.00%

Net operating expenses	0.86%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010 to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.00% of average daily net assets (excluding certain extraordinary expenses). TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.00% of average daily net assets (excluding certain extraordinary expenses).

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating

Transamerica Blackrock Natural Resources

expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$88	$274	$477	$1,061

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:
First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million	0.75%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

BlackRock Investment Management, LLC (“BlackRock”)
800 Scudders Mill Road
Plainsboro, NJ 08536

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.40%
Over $250 million up to $500 million	0.375%
Over $500 million	0.35%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Robert Shearer, CFA, serves as portfolio manager of this fund. Mr. Shearer is Managing Director of BlackRock, Inc. since 2006; Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) from 2000 to 2006; First Vice President of MLIM from 1998 to 2000; and Vice President of MLIM from 1997 to 1998.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of fund shares.

Transamerica Federated Market Opportunity

Summary of Risks and Returns

Objective

The objective of Transamerica Federated Market Opportunity is to provide moderate capital appreciation and high current income.

Principal Strategies and Policies

The fund’s sub-adviser, Federated Equity Management Company of Pennsylvania (“Federated”), pursues this investment objective by investing, under normal market conditions, in domestic and foreign securities that Federated deems to be undervalued or out-of-favor or securities that Federated believes are attractive due to their income-producing potential. As more fully described below, the fund’s investments may include, but are not limited to, the following: equity securities of domestic and foreign issuers (including American Depositary Receipts (“ADRs”)), fixed-income securities of both domestic and foreign issuers or sovereign governmental entities, REITS, securities of precious metal companies and derivative and hybrid instruments. This investment strategy is designed to enable the fund to pursue its investment objective (to provide moderate capital appreciation and high current income) while attempting to limit volatility.

Federated’s investment management approach may be described as contrarian in nature because the sub-adviser anticipates that it will invest in out-of-favor securities or deviate from the consensus view on markets in general, a sector, or individual securities.

The fund’s asset allocation is based on valuation, sentiment, and technical considerations. The fund generally will favor asset categories that are undervalued relative to historical norms, as well as those which are out of favor based on market sentiment measures, and assets which have lagged other categories or declined sharply in price. The assumption is that valuations, sentiment, and prices will return to normal relationships, or “revert to the mean.”

With regard to equity securities, Federated primarily uses the “value” style of investing and selects securities primarily utilizing a bottom-up approach to security analysis but also secondarily considers top-down analysis and sector allocation. Federated does not generally consider the composition of market indices in its selection of equity securities. Federated’s use of the “value” style of investing seeks to identify and select securities that, in Federated’s opinion, are trading at a lower valuation relative to one of the following two measurements: (i) the historic valuation of the securities; or (ii) valuations of the issuer’s industry peers. Historically, undervalued securities have generally had lower share price volatility, and a higher yield, when compared with other equity securities.

Primarily using the bottom-up approach to security analysis, Federated searches for equity securities that appear to be undervalued or out-of-favor with share prices that have lagged the market and demonstrated an ability to maintain their value when the broad equity market is weak. Additionally, Federated seeks to invest in companies that have skilled management with a shareholder orientation and that appear to be financially strong.

As a secondary matter, using top-down analysis, Federated considers current economic, financial market, and industry factors and societal trends that may affect the issuing company. Lastly, Federated assembles a portfolio of securities by considering sector allocations. Sectors are broad categories of companies with similar characteristics. Federated determines the sector allocation of the fund’s portfolio primarily based upon its opinion as to which sectors are, as a whole, priced at a low market valuation when compared with other sectors, and which are currently out of favor. Federated also considers such factors as the dividend-paying potential of the companies in each sector.

Federated uses technical analysis of the market as an aid in timing purchases and sales. Federated sells a portfolio security if it determines that the issuer does not continue to meet its stock selection criteria.

Federated may increase the fund’s cash position if Federated is unable to find a sufficient number of securities that Federated deems to be undervalued or out-of-favor or if Federated believes that overall equity market valuations (and risks) are at high levels. Additionally, Federated anticipates normally keeping a portion of the fund’s portfolio in cash in order to readily take advantage of buying opportunities, to increase current income or in an effort to preserve capital. The fund’s cash position will normally be invested in traditional cash investments such as money market funds, U.S. Treasury Bills or repurchase agreements.

When investing in fixed-income securities, Federated invests in asset classes within the fixed-income market that it believes offer the best relative value. When searching for asset classes within the fixed-income market, Federated places an emphasis on historical yield spreads and investing contrary to prevailing market sentiment with regard to an asset class. With regard to non-dollar denominated fixed-income securities, Federated also considers the currency appreciation potential of a given market. Such asset classes may include non-investment-grade fixed-income securities, emerging market debt and foreign non-dollar denominated fixed-income securities issued by foreign governmental entities or corporations, as well as U.S. Treasury securities and other investment-grade securities.

In addition to investing in equity and fixed-income securities, the fund may invest in the following in attempting to achieve its investment objective:

-	derivative contracts or hybrid instruments, including options on indices, individual securities, futures (including financial and index futures) and currencies (both foreign and U.S. dollar),
-	foreign forward currency contracts, convertible bonds,
-	REITS, and
-	securities of companies engaged in the exploration, mining and distribution of gold, silver and other precious metals.

The fund may also purchase shares of exchange-traded funds (“ETFs”) in order to achieve exposure to a specific region, country, commodity or market sector, or for other reasons consistent with its investment strategy.

The fund may invest in derivative contracts, such as swaps, options and futures contracts, to efficiently implement its overall investment strategies. The following examples illustrate some, but not all, of the specific ways in which the fund may use derivatives or hybrid instruments. First, the fund may invest in a hybrid

Transamerica Federated Market Opportunity

instrument which is structured as a note that pays a fixed dividend and at maturity either converts into shares of an equity security or returns a payment to the fund based on the change in value of an underlying equity security. Second, the fund may buy or sell derivative contracts (such as call or put options), in anticipation of an increase or decrease in the market value of individual securities, currencies or indices (including both securities and volatility indices). Third, the fund may invest in hybrid instruments which are structured as interest-bearing notes whose amount paid at maturity is determined by the price of an underlying commodity or by the performance of a commodity index. Such commodities may include precious metals (e.g., gold, silver), industrial metals, (e.g., copper, nickel), agricultural and livestock commodities (e.g., wheat, pork), and energy related commodities (e.g., crude oil and natural gas). Finally, the fund may invest in derivatives contracts as part of its hedging strategies. For example, the fund may use derivative contracts and/or hybrid instruments to increase or decrease the allocation of the portfolio to securities, currencies or types of securities in which the fund may invest directly. The fund may also, for example, use derivative contracts to:

-	obtain premiums from the sale of derivative contracts (e.g., write a put option on a security);
-	realize gains from trading a derivative contract; or
-	hedge against potential losses. For example, the fund may buy put options on stock indices or individual stocks (even if the stocks are not held by the fund) in an attempt to hedge against a decline in stock price.

There can be no assurance that the fund’s use of derivative contracts or hybrid instruments will work as intended.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies or otherwise holds a foreign currency, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

Transamerica Federated Market Opportunity

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a

Transamerica Federated Market Opportunity

qualified REIT or changes in the treatment of REITs under the federal tax law, could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Hybrid Instruments
Hybrid instruments combine elements of derivative contracts with those of another security (typically a fixed-income security). All or a portion of the interest or principal payable on a hybrid security is determined by reference to changes in the price of an underlying asset or by reference to another benchmark (such as interest rates, currency exchange rates or indices). Hybrid instruments also include convertible securities with conversion terms related to an underlying asset or benchmark. The risks of investing in hybrid instruments may reflect a combination of the risks of investing in securities, commodities, options, futures, and currencies. Thus, an investment in a hybrid instrument may entail significant risks in addition to those associated with traditional fixed-income or convertible securities. Hybrid instruments are also potentially more volatile and may carry greater interest rate risks than traditional instruments. Moreover, depending on the structure of the particular hybrid, it may expose the fund to leverage risks or carry liquidity risks.

-Commodities
Because the fund may invest in instruments whose performance is linked to the price of an underlying commodity or commodity index, the fund may be subject to the risks of investing in physical commodities. These types of risks include regulatory, economic and political developments, weather events and natural disasters, pestilence, market disruptions and the fact that commodity prices may have greater volatility than investments in traditional securities.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Investment Companies
To the extent that the fund invests in other investment companies such as ETFs, it bears its pro rata share of these investment companies’ expenses, and is subject to the effects of the business and regulatory developments that affect these investment companies and the investment company industry generally.

-Exchange Traded Funds
An investment in an ETF generally presents the same primary risks as an investment in a conventional investment company (i.e., one that is not exchange-traded) that has the same investment objectives, strategies and policies. The price of an ETF can fluctuate up and down, and the fund could lose money investing in an ETF if the prices of the securities owned by the ETF go down. In addition, ETFs are subject to the following risks that do not apply to conventional funds: (i) the market price of an ETF’s shares may trade above or below their net asset value; (ii) an active trading market for an ETF’s shares may not develop or be maintained; or (iii) trading of an ETF’s shares may be halted if the listing exchange’s officials deem such action appropriate, the shares are delisted from the exchange, or the activation of market-wide “circuit breakers” (which are tied to large decreases in stock prices) halts stock trading generally.

Transamerica Federated Market Opportunity

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect the fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 3000 ® Value Index, which measures the performance of those Russell 3000 companies with lower price-to-book ratios and lower forecasted growth values, and the Merrill Lynch 3-Month Treasury Bill Index (“ML 3-Month T-Bill Index”) (secondary), which measures returns of three-month treasury bills. Each index is a widely recognized, unmanaged index of market performance. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2008	4.17%

Worst Quarter:	12/31/2008	(5.23)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(2.06)%	(0.65)%

Return after taxes on distribution[3]	(3.97)%	(1.86)%

Return after taxes on distributions and sale of fund shares[3]	(0.73)%	(1.10)%

Russell 3000® Value Index (reflects no deduction for fees, expenses, or taxes)	(36.25)%	(8.27)%

ML 3-Month T-Bill Index (secondary) (reflects no deduction for fees, expenses, or taxes	2.06%	3.96%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.79%
Distribution and service (12b-1) fees	N/A
Other expenses	0.09%

Total annual fund operating expenses	0.88%
Expense reduction[b]	0.00%

Net operating expenses	0.88%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.05% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.05% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

Transamerica Federated Market Opportunity

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$90	$281	$488	$1,084

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $30 million	0.85%
Over $30 million up to $50 million	0.80%
Over $50 million up to $500 million	0.70%
Over $500 million up to $750 million	0.675%
Over $750 million	0.65%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.79% of the fund’s average daily net assets.

Sub-Adviser:

Federated Equity Management Company of Pennsylvania (“Federated”)
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $30 million	0.50%
Over $30 million up to $50 million	0.35%
Over $50 million up to $500 million	0.25%
Over $500 million up to $750 million	0.225%
Over $750 million	0.20%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Steven J. Lehman, CFA, has been the fund’s Senior Portfolio Manager since inception. Mr. Lehman joined Federated in May 1997 as a Portfolio Manager and Vice President. He has been a Senior Portfolio Manager since 1998 and a Senior Vice President at Federated since 2005. From 1986 to May 1997, Mr. Lehman served as a Portfolio Manager, then Vice President/Senior Portfolio Manager, at First Chicago NBD. Mr. Lehman received his M.A. from the University of Chicago and B.A. from Ripon College.

Dana L. Meissner, CFA, has been the fund’s Portfolio Manager since March 1, 2009. He and Mr. Lehman are jointly responsible for the day-to-day management of the fund. Mr. Meissner, a Vice President at Federated, joined Federated in May 2000 as an Investment Analyst. He became a Senior Investment Analyst and Assistant Vice President at Federated in 2003. Mr. Meissner is a member of the CFA Society of Pittsburgh. He received his MSIA from Carnegie Mellon University and M.S. and B.S. in Engineering from the University of Toledo.

Federated Investors, Inc. has provided investment advisory services to various clients since 1955.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Convertible Securities

Summary of Risks and Returns

Objective

The objective of Transamerica Convertible Securities is to seek maximum total return through a combination of current income and capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve this objective by investing principally in:

-	convertible securities

In seeking its investment objective, TIM will normally invest at least 80% of net assets in convertible securities, which are across the credit spectrum and perform more like a stock when the underlying share price is high relative to the conversion price and more like a bond when the underlying share price is low relative to the conversion price. TIM may also invest the fund’s assets in other types of securities, including common stock.

TIM may invest the fund’s assets in securities of foreign issuers in addition to securities of domestic issuers.

In buying and selling securities for the fund, TIM relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, industry position, and economic market conditions. Factors considered include growth potential, earnings estimates, and quality of management.

TIM may use various techniques, such as buying and selling futures contracts, to increase or decrease the fund’s exposure to changing security prices or other factors that affect security values.

The fund may also invest in other securities and investment strategies in pursuit of its investment objective.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at

Transamerica Convertible Securities

reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I performance has varied from year to year, and how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Merrill Lynch All U.S. Convertibles Index (“MLUSCI’’), a widely recognized, unmanaged index of market performance that is a market capitalization-weighted index of domestic corporate convertible securities that are convertible to common stock only. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Transamerica Convertible Securities

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	7.67%

Worst Quarter:	12/31/2008	(17.42)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(35.62)%	(4.48)%

Return after taxes on distributions[3]	(36.12)%	(6.61)%

Return after taxes on distributions and sale of fund shares[3]	(23.09)%	(3.79)%

MLUSCI (reflects no deduction for fees, expenses, or taxes)	(35.74)%	(7.93)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.75%
Distribution and service (12b-1) fees	N/A
Other expenses	0.09%

Total annual fund operating expenses	0.84%
Expense reduction[b]	0.00%

Net operating expenses	0.84%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.35% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.35% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$86	$268	$466	$1,037

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.75%
Over $250 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.75% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.35% of the fund’s average daily net assets, less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

Transamerica Convertible Securities

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Kirk J. Kim
Portfolio Manager (lead)

Kirk J. Kim is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in TIM’s Convertible Securities discipline and is a member of TIM’s Concentrated All Cap Growth Equity investment team. Prior to joining TIM in 1997, Mr. Kim worked as a securities analyst for The Franklin Templeton Group. He holds a B.S. in Finance from the University of Southern California. Mr. Kim has 13 years of investment experience.

Peter O. Lopez
Portfolio Manager (lead)

Peter O. Lopez is Principal and Director of Research at TIM. He co-manages sub-advised funds and institutional accounts in the Large Growth Equity and Convertible Securities disciplines. Prior to joining TIM in 2003, he was Managing Director at Centre Pacific, LLC. Mr. Lopez also previously served as Senior Fixed Income Analyst for Transamerica Investment Services from 1997-2000. He holds an M.B.A. in Finance and Accounting from the University of Michigan and received a B.A. in Economics from Arizona State University. Mr. Lopez has 17 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Science & Technology

Summary of Risks and Returns

Objective

The objective of Transamerica Science & Technology is long-term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve this objective by investing, under normal circumstances, at least 80% of its net assets in common stocks of companies that are expected to benefit from the development, advancement and use of science and technology. These companies may include, without limitation, companies that develop, produce or distribute products or services in the computer, semi-conductor, software, electronics, media, communications, health care, and biotechnology sectors.

In choosing securities, the portfolio managers take a fundamental and research driven approach to investing in growth stocks. The fund generally invests in companies that rely extensively on technology in their product development or operations and have benefited from technological progress in their operating history or have enabled such progress in others, with a particular focus on companies in developing segments of the sector.

The portfolio managers seek to identify the companies best positioned to benefit from change; generally those with superior business models, proven management teams and businesses that are producing substantial cash flow. Critical to the investment process is the identification of companies exhibiting the highest growth potential at the most attractive prices/valuations. TIM seeks to pay a fair price relative to a company’s intrinsic business value and/or projected growth rate or relative to alternative investments within an industry.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

Transamerica Science & Technology

-Science and Technology Stocks
Securities of science and technology companies are strongly affected by worldwide scientific and technological developments and governmental policies, and, therefore, are generally dependent upon or associated with scientific and technological issues. The entire value of the fund may decrease if technology-related industries decline. Further, the prices of many science and technology companies have experienced considerable volatility in the past and may do so in the future.

-Health Care Sector
To the extent the fund invests a significant portion of its assets in one or more economic sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the sectors or industries than if the fund always maintained wide diversity among the sectors and industries in which it invests.

Health care companies are strongly affected by worldwide scientific or technological developments. Their products may rapidly become obsolete and are also often dependent on the developer’s ability to receive patents from regulatory agencies and then to enforce them in the market. A health care company’s valuation can often be based largely on the potential or actual performance of a limited number of products. A health care company’s valuation can be greatly affected if one of its products proves unsafe, ineffective or unprofitable. Many health care companies are also subject to significant government regulation and may be affected by changes in governmental policies. As a result, investments in the health and biotechnology segments include the risk that the economic prospects, and the share prices, of health and biotechnology companies can fluctuate dramatically due to changes in the regulatory or competitive environments.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Dow Jones U.S. Technology Index, a widely recognized, unmanaged index of market performance that measures the performance of the technology sector of the U.S. equity market. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2007	11.44%

Worst Quarter:	12/31/2008	(25.98)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(48.94)%	(10.85)%

Return after taxes on distributions[3]	(48.94)%	(11.05)%

Return after taxes on distributions and sale of fund shares[3]	(31.81)%	(8.91)%

Dow Jones U.S. Technology Index (reflects no deduction for fees, expenses, or taxes)	(42.85)%	(9.57)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Note: Prior to August 1, 2006, a different sub-adviser managed this fund, and it used different investment strategies. The performance set forth prior to that date is attributable to the previous sub-adviser.

Transamerica Science & Technology

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and held shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.78%
Distribution and service (12b-1) fees	N/A
Other expenses	0.13%

Total annual fund operating expenses	0.91%
Expense reduction[b]	0.00%

Net operating expenses	0.91%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.18% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.18% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$93	$290	$504	$1,120

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.78%
Over $500 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.78% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, CA 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.35%
Over $250 million up to $500 million	0.30%
Over $500 million	0.25%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Kirk J. Kim
Portfolio Manager (lead)

Kirk J. Kim is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in TIM’s Convertible Securities discipline and is a member of TIM’s Concentrated All Cap Growth Equity investment team. Prior to joining TIM in 1997, Mr. Kim worked as a securities analyst for The Franklin Templeton Group. He holds a B.S. in finance from the University of Southern California. Mr. Kim has 13 years of investment experience.

Jeffrey J. Hoo, CFA
Portfolio Manager (co)

Jeffrey J. Hoo is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Microcap Equity discipline. Mr. Hoo’s analytical responsibilities include the healthcare sector and industries within the Consumer Discretionary sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Prior to Westcap, Mr. Hoo worked at Sony Pictures Entertainment and KPMG. He is also a past Vice President and board member of the Asian Professional Exchange of Los Angeles. Mr. Hoo earned a B.A. from Duke University and an M.B.A. from the University of California, Los Angeles. He has earned the right to use the Chartered Financial Analyst designation. Mr. Hoo has 11 years of investment experience.

Transamerica Science & Technology

Erik U. Rollé
Portfolio Manager (co)

Erik U. Rollé is a Securities Analyst and Co-Portfolio Manager at TIM. Mr. Rollé co-manages sub-advised funds and institutional separate accounts in the Growth Equity discipline. Prior to joining TIM in 2005, Mr. Rollé worked as a Research Associate at Bradford & Marzec where his primary responsibilities were within trading and credit research. He received a B.S. in finance and a B.S. in journalism from the University of Colorado at Boulder. Mr. Rollé has 6 years of investment experience.

Joshua D. Shaskan, CFA
Portfolio Manager (co)

Joshua D. Shaskan is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Small and Small/Mid (SMID) Growth Equity disciplines. He joined TIM in 2005 when the firm acquired Westcap Investors LLC. Prior to Westcap, Mr. Shaskan served as an Investment Specialist for three years at Wells Fargo Securities and was also previously a Financial Advisor at Prudential Securities. He earned a B.A. from the University of California, Davis, and an M.B.A. from the University of California, Los Angeles. Mr. Shaskan has earned the right to use the Chartered Financial Analyst designation and has 16 years of investment experience.

TIM, through it’s parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica AllianceBernstein International Value

Summary of Risks and Returns

Objective

The objective of Transamerica AllianceBernstein International Value is long-term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, AllianceBernstein L.P. (“AllianceBernstein”), seeks to achieve this objective by investing primarily in equity securities of established companies selected from a variety of industries and developed countries. Under normal market conditions, the fund will primarily invest in issuers that are economically tied to a number of countries throughout the world and expects to be invested in more than three different foreign countries. An issuer generally will be deemed to be economically tied to the country (or countries) in which the issuer has at least 50% of its assets or from which it derives at least 50% of its revenues or profits, or in whose securities markets its securities principally trade. The fund’s investment policies emphasize investment in companies that are determined by AllianceBernstein to be undervalued, using a fundamental value approach. Investment decisions are the result of the multi-step process described below.

AllianceBernstein’s fundamental value approach to equity investing generally defines value by reference to the relationship between a security’s current price and its intrinsic economic value, as measured by long-term earnings prospects. In each market, this approach seeks to identify, in the first instance, a universe of securities that are considered to be undervalued because they are attractively priced relative to their future earnings power. Accordingly, forecasting corporate earnings and dividend-paying capability is the heart of the fundamental value approach.

AllianceBernstein’s staff of company and industry analysts prepares its own earnings estimates and financial models for each company analyzed. AllianceBernstein identifies and quantifies the critical variables that control a business’s performance and analyzes the results in order to forecast each company’s long-term prospects and expected returns. A company’s financial performance is typically projected over a full economic cycle, including a trough and a peak, within the context of forecasts for real economic growth, inflation and interest rate changes. As a result, forecasts of near term economic events are generally not of major consequence.

Once AllianceBernstein has applied its fundamental analysis to determine the intrinsic economic values of each of the companies in its research universe, each company is then ranked in the order of disparity between its intrinsic economic value and its stock price, with companies having the greatest disparities receiving the highest rankings (i.e., being considered the most undervalued).

The fund does not simply purchase the top-ranked securities. Rather, AllianceBernstein considers aggregate portfolio characteristics when deciding how much of each security to purchase for the fund. AllianceBernstein’s team of quantitative analysts builds valuation and risk models to seek a portfolio that is constructed to obtain an effective balance of risk and return.

In order to reduce the risk that an undervalued security will be purchased before an adverse event, AllianceBernstein also monitors analysts’ earnings-estimate revisions and relative return trends (also called “momentum”) so as to better time new purchases and sales of securities.

Currencies can have a dramatic impact on equity returns, significantly adding to returns in some years and greatly diminishing them in others. Consequently, currency and equity positions are evaluated separately. In addition, AllianceBernstein may seek to hedge a currency exposure resulting from securities positions when it finds the currency exposure unattractive.

A security generally will be sold when it no longer meets appropriate valuation criteria. Sale of a stock that has reached its target may be delayed, however, when earnings expectations and/or momentum are favorable.

The fund also may:

-	Invest in depositary receipts, instruments of supranational entities denominated in the currency of any country, securities of multinational companies and “semi-governmental securities”;
-	Invest up to 20% of its total assets in convertible securities;
-	Invest up to 15% of its net assets in illiquid securities;
-	Invest up to 10% of its total assets in rights and warrants (including but not limited to participation notes);
-	Enter into derivatives contracts including forward commitments, futures contracts and options on futures contracts with respect to securities, indices and currencies;
-	Enter into contracts for the purchase and sale for the future delivery of contracts based on financial indices;
-	Enter into currency swaps and forward currency exchange contracts for hedging purposes;
-	Make secured loans of portfolio securities of up to one-third of its total assets; and
-	Enter into repurchase agreements.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar

Transamerica AllianceBernstein International Value

investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Short Sales
A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions.

Transamerica AllianceBernstein International Value

The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

-Repurchase Agreements
Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. If the other party to a repurchase agreement defaults on its obligation, the fund may suffer delays and incur costs or lose money in exercising its rights under the agreement. If the seller fails to repurchase the security and the market value declines, the fund could lose money.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Securities Lending
The fund may lend securities to other financial institutions that provide cash or other securities as collateral. This involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the fund may lose money and there may be a delay in recovering the loaned securities. The fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the fund.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Morgan Stanley Capital International Europe, Australasia, and Far East Index (“MSCI-EAFE Index”), a widely recognized, unmanaged index of market performance which includes stocks traded on exchanges in Europe, Australasia, and the Far East. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Transamerica AllianceBernstein International Value

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2006	12.25%

Worst Quarter:	12/31/2008	(24.17)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(47.97)%	(9.45)%

Return after taxes on distribution[3]	(48.37)%	(10.36)%

Return after taxes on distributions and sale of fund shares[3]	(30.63)%	(7.74)%

MSCI-EAFE Index (reflects no deduction for fees, expenses, or taxes)	(43.06)%	(5.97)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted
from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.84%
Distribution and service (12b-1) fees	N/A
Other expenses	0.10%

Total annual fund operating expenses	0.94%
Expense reduction[b]	0.00%

Net operating expenses	0.94%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.13% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.13% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years

I	$96	$300	$520	$1,155

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $200 million	0.88%
Over $200 million up to $500 million	0.81%
Over $500 million	0.77%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.84% of the fund’s average daily net assets.

Sub-Adviser:

AllianceBernstein L.P. (“AllianceBernstein”)
1345 Avenue of the Americas
New York, NY 10105

Transamerica AllianceBernstein International Value

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $200 million	0.45%
Over $200 million up to $500 million	0.36%
Over $500 million	0.32%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

AllianceBernstein manages this fund relying heavily on the fundamental analysis and research of AllianceBernstein’s internal research staff. No one person is principally responsible for making recommendations for the fund’s portfolio.

The following portfolio managers are those with the most significant responsibility for the day-to-day management of the fund:

Sharon E. Fay, CFA, is Chief Investment Officer — Global Value Equities. Ms. Fay joined Bernstein in 1990 as a research analyst, following the airline, lodging, trucking and retail industries, and has been Executive Vice President and Chief Investment Officer-Global Value Equities of AllianceBernstein since 2003, overseeing all portfolio management and research activities relating to cross-border and non-US value investment portfolios and chairing the Global Value Investment Policy Group. She brings to this role a range of experience in helping establish AllianceBernstein as a global player in value investing, having first successfully launched Canadian Value as the firm’s first single-market service focused outside the US. She went on to build the UK Value service, the firm’s first portfolio management and research team based outside of the US. Until January 2006, Ms. Fay was Co-CIO — European and UK Value Equities, a position she assumed with Bernstein. She also serves on AllianceBernstein’s Management Executive Committee, the group of senior professionals responsible for managing the firm, enacting key strategic initiatives and allocating resources. Between 1997 and 1999, Ms. Fay was CIO — Canadian Value Equities. Prior to that, she had been a senior portfolio manager of International Value Equities since 1995. She earned a B.A. from Brown University and an M.B.A. from Harvard Business School. Location: London.

Kevin F. Simms, CPA, is Co-Chief Investment Officer — International Value Equities; Director of Research — Global Value Equities. Mr. Simms was named co-CIO — International Value equities in 2003, which he has assumed in addition to his role as director of research — Global and International Value equities, a position he has held since 2000. As research director, he has been instrumental in implementing significant enhancements to Bernstein’s cross-border research process. Between 1998 and 2000, Mr. Simms served as director of research — Emerging Markets Value equities. He joined Bernstein in 1992 as a research analyst, and his industry coverage over the next six years included financial services, telecommunications and utilities. Before joining the firm, Mr. Simms was a certified public accountant with Price Waterhouse for three years. He earned a B.S.B.A. from Georgetown University and an M.B.A. from Harvard Business School. Location: New York.

Henry S. D’Auria, CFA, is Chief Investment Officer — Emerging Markets Value Equities and Co-Chief Investment Officer — International Value Equities. Mr. D’Auria was named co-CIO — International Value equities in 2003, adding to his responsibilities as CIO — Emerging Markets Value equities, which he assumed in 2002. Mr. D’Auria was one of the chief architects of Bernstein’s global research department, which he managed from 1998 through 2002. Over the years, he has also served as director of research — Small Cap Value equities and director of research — Emerging Markets Value equities. Mr. D’Auria joined the firm in 1991 as a research analyst covering consumer and natural-gas companies, and he later covered the financial-services industry. Before coming to Bernstein, Mr. D’Auria was a vice president and sell-side analyst at PaineWebber, specializing in restaurants, lodging and retail. He earned a B.A. from Trinity College. Location: New York.

Eric J. Franco, CFA, Senior Portfolio Manager — Value Equities, joined the firm as a senior portfolio manager for international and global value equities in 1998. His efforts focus on the firm’s quantitative and risk-control strategies within value equities. He also works extensively with international and global value clients, primarily in North America. Prior to joining Bernstein, he was an actuary in the consulting practice at Kwasha Lipton for 16 years, working with large multinationals on the design and funding of their pension and other employee benefits plans. Mr. Franco earned a B.A. in Economics from Georgetown University. Location: New York.

The sub-adviser has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Schroders International Small Cap

Summary of Risks and Returns

Objective

The objective of Transamerica Schroders International Small Cap is to seek to provide long-term capital appreciation.

Principal Strategies and Policies

The fund invests primarily in the equity securities of smaller companies located outside the United States. Schroder Investment Management North America Inc. (“Schroders”), sub-adviser to the fund, normally invests at least 80% of the fund’s net assets, plus any borrowings for investment purposes, in small-capitalization companies (generally those with market capitalizations, based on the number of shares readily available in the market, of $4 billion or less at the time of investment) that it believes offer the potential for capital appreciation.

Schroders employs a fundamental investment approach that considers macroeconomic factors while focusing primarily on company-specific factors. These company-specific factors include the company’s potential for long-term growth, financial condition, quality of management, and sensitivity to cyclical factors, as well as the relative value of the company’s securities compared with those of other companies and the market as a whole. In selecting investments for the fund, Schroders considers, among other things, whether a company is likely to have above-average earnings growth, whether its securities are attractively valued, and whether the company has any proprietary advantages. Schroders generally sells a security when its market price approaches the sub-adviser’s estimate of fair value or when the sub-adviser identifies a significantly more attractive investment candidate.

The fund generally emphasizes developed markets in Europe and the Pacific, with a limited allocation to emerging markets. Stocks of emerging-markets countries can be substantially more volatile and substantially less liquid than those of both U.S. and more developed foreign markets.

The fund invests in companies that are smaller and less well-known than larger, more widely held companies. Small companies tend to be more vulnerable to adverse developments than larger companies. Small companies may have limited product lines, markets, or financial resources, or they may depend on a limited management group. Their securities may trade infrequently and in limited volumes. As a result, the prices of these securities may fluctuate more than the prices of securities of larger, more widely traded companies. Also, there may be less publicly available information about small companies or less market interest in their securities as compared with larger companies, and it may take longer for the prices of these securities to reflect the full value of their issuers’ earnings potential or assets.

It is important to note that market capitalization ranges change over time, and interpretations of size vary. Therefore, there is no standard definition of “small-cap” and definitions may change over time.

Besides investing in stocks of foreign companies, the fund may make other kinds of investments to achieve its objective.

The fund may invest in preferred stocks and closed-end investment companies that invest primarily in foreign securities. The fund may also invest in convertible securities and warrants.

The fund may invest, to a limited extent, in derivatives. Investments in derivatives may subject the fund to risks different from, and possibly greater than, those of the underlying securities, assets, or market indexes. The fund does not intend to use derivatives for speculation or for the purpose of leveraging, or magnifying, investment returns.

The fund may enter into forward foreign currency exchange contracts, which are a type of derivative contracts.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

Transamerica Schroders International Small Cap

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Smaller Companies
Investing in smaller companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Investment Style
Returns from foreign small-capitalization growth stocks may trail returns from the overall stock market. Historically, foreign small cap stocks have been more volatile in price than the large cap stocks that dominate the overall market, and they often perform quite differently.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Country/Regional
Local events, such as political upheaval, financial troubles, or natural disasters may weaken a country’s or a region’s securities markets. Because the fund may invest a large portion of its assets in securities of companies located in any one country or region, its performance may be hurt disproportionately by the poor performance of its investments in that area. Country/regional risk is especially high in emerging markets.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be

Transamerica Schroders International Small Cap

illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks,” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months, or as otherwise consistent with applicable regulations.

Past Performance

No performance is shown for the fund as it commenced operations on March 1, 2008. Performance information for the fund will appear in a future version of this prospectus once the fund has a full calendar year of performance information to report to investors.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.07%
Distribution and service (12b-1) fees	N/A
Other expenses	0.23%

Total annual fund operating expenses	1.30%
Expense reduction[b]	0.03%

Net operating expenses	1.27%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010 to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.27% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.27% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$129	$409	$710	$1,565

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:

First $300 million	1.07%
Over $300 million	1.00%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.07% of the fund’s average daily net assets.

Sub-Adviser:

Schroder Investment Management North America Inc. (“Schroders”)
875 Third Avenue, 22nd Floor
New York, NY 10022- 6225

Schroders has delegated some of its duties as sub-adviser to its London affiliate, Schroder Investment Management North America Limited, 31 Gresham Street, London EC2V 7QA, England.

Transamerica Schroders International Small Cap

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:

First $300 million	0.60%
Over $300 million	0.55%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

The portfolio manager primarily responsible for the day-to-day management of the fund is Matthew Dobbs, who chairs the Schroder International Smallcap Investment Committee. The Investment Committee has overall responsibility for the management of the fund. The Committee, composed of small cap specialists, determines the country allocation of the fund, while stock selection is primarily the responsibility of senior regional small cap portfolio managers.

Matthew Dobbs, who joined Schroders in 1981, is the Head of Global Small Cap Equities for Schroders plc and Schroder Investment Management North America Limited and a member of the Global/EAFE equity team. Following four years in research, Mr. Dobbs has been involved in both global and specialized Pacific Basin portfolio management. He took overall responsibility for the International Small Cap team in February 2000. Prior to that, Mr. Dobbs was the Pacific ex Japan small cap specialist, and has held a small cap role since 1996.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Evergreen International Small Cap

Summary of Risks and Returns

Objective

The objective of Transamerica Evergreen International Small Cap is to seek capital growth.

Principal Strategies and Policies

The fund’s sub-adviser, Evergreen Investment Management Company, LLC (“Evergreen”), seeks to achieve this objective by investing principally in:

-	equity securities of small companies located in at least three countries, one of which may be the United States.

The fund normally invests at least 80% of its net assets in equity securities, such as common stocks, convertible securities, preferred stocks, American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”) of small cap issuers located in at least three countries. These are defined as companies which, at the time of purchase, have total market capitalizations that fall in the range of the capitalizations of the companies that comprise the S&P Global ex-U.S. MidSmallCap Index, which is made up of those companies representing the lowest 30% of market capitalization within the S&P Broad Market Index, excluding the United States. The fund may also invest in debt securities of any foreign governments and any international agency such as the World Bank and time deposits with foreign banks and may hold cash and cash equivalents. The fund may invest in securities of issuers located in foreign countries with developed markets as well as those with emerging markets. When investing in securities, the fund seeks to invest in equity securities of issuers that the portfolio manager believes are well managed and positioned to achieve above-average increases in revenue and earnings and have strong prospects for continued revenue growth. The fund also seeks to identify and invest in countries and industries where economic and political factors, including currency movements, are likely to produce above-average growth.

Although not a principal investment strategy, the fund may invest up to 10% of its assets in Real Estate Investment Trusts (“REITs”) or their foreign equivalents.

The fund may engage in hedging and cross-hedging with respect to foreign currencies in both U.S. dollars and foreign currencies to protect itself against a possible decline in the value of another foreign currency in which certain of the fund’s investments are denominated. Under normal conditions, this strategy is not expected to represent more than 25% of the assets of the fund.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including ADRs, GDRs and EDRs, involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

Transamerica Evergreen International Small Cap

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than those associated with investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with investing in more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

Transamerica Evergreen International Small Cap

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Real Estate Securities
Real estate markets have been particularly affected by the financial crisis. Investments in the real estate industry are subject to risks associated with direct investment in real estate.

These risks include:

-	Declining real estate value
-	Risks relating to general and local economic conditions
-	Over-building
-	Increased competition for assets in local and regional markets
-	Increases in property taxes
-	Increases in operating expenses or interest rates
-	Change in neighborhood value or the appeal of properties to tenants
-	Insufficient levels of occupancy
-	Inadequate rents to cover operating expenses

The performance of securities issued by companies in the real estate industry also may be affected by management of insurance risks, adequacy of financing available in capital markets, management, changes in applicable laws and government regulations (including taxes) and social and economic trends.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I performance has varied from year to year, and how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the S&P Global ex-U.S. MidSmallCap Index, a widely recognized, unmanaged index of market performance made up of those companies with the lowest 30% of market cap within the S&P Broad Market Index (BMI) ex-U.S. The S&P Broad Market Index

Transamerica Evergreen International Small Cap

(BMI) ex-U.S. is a comprehensive, rules-based index designed to measure global stock market performance for developed and emerging economics, excluding the United States. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

  Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	13.81%

Worst Quarter:	9/30/2008	(22.74)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(43.64)%	3.94%

Return after taxes on distribution[3]	(43.78)%	2.28%

Return after taxes on distributions and sale of fund shares[3]	(28.17)%	3.39%

S&P Global ex-U.S. MidSmallCap Index (reflects no deduction for fees, expenses, or taxes)	(49.84)%	(0.32)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.03%
Distribution and service (12b-1) fees	N/A
Other expenses	0.11%

Total annual fund operating expenses	1.14%
Expense reduction[b]	0.00%

Net operating expenses	1.14%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.32% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.32% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$116	$362	$628	$1,386

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	1.07%
Over $250 million	1.00%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.03% of the fund’s average daily net assets.

Sub-Adviser:

Evergreen Investment Management Company, LLC (“Evergreen”)
200 Berkeley Street
Boston, Massachusetts 02116

Transamerica Evergreen International Small Cap

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $250 million	0.52%
Over $250 million	0.50%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Francis X. Claró, CFA is a Managing Director, Senior Portfolio Manager and Head of Evergreen’s International Developed Markets Equity team. He has been with Evergreen or one of its predecessor firms since 1994. He was co-portfolio manager of Evergreen Latin America Fund and Evergreen Emerging Markets Growth Fund from 1997 to 1999 when he became co-portfolio manager of Evergreen Global Opportunities Fund, and afterwards Head of the International Small and Mid Cap Equity team. He became Portfolio Manager of International Core Equity in 2007. Previously, he worked as an investment officer with the Inter-American Investment Corporation (1992-1994), where he was responsible for making private equity and debt investments. He also served as a senior consultant for Price Waterhouse’s International Consulting practice in the United States and United Kingdom (1986-1990). Mr. Claró has been working in the investment management field since 1986. He received a B.S. in business from ESADE in Barcelona, Spain (1983), a M.S. in economics from London School of Economics (1984), and a M.B.A. from Harvard Business School (1991). He has been awarded the Chartered Financial Analyst (CFA) designation by the CFA Institute and is a member of the Boston Security Analysts Society. Mr. Claró has lived and worked in Europe, the United Kingdom, Latin America and the United States. He is fluent in English, Spanish and Catalan and conversant in Portuguese and French.

Evergreen Investments has provided investment advisory services to various clients for 70 years.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica MFS International Equity

Summary of Risks and Returns

Objective

The objective of Transamerica MFS International Equity is to seek capital growth.

Principal Strategies and Policies

The fund’s sub-adviser, MFS® Investment Management (“MFS”), seeks to achieve this objective by investing principally in equity securities of foreign companies, including emerging market securities.

Under normal market conditions, the fund invests at least 80% of its net assets in common stocks and related equity securities, such as preferred stock, convertible securities and depositary receipts of issuers economically tied to a number of countries throughout the world, potentially including emerging markets countries.

The fund may invest a relatively large percentage of its assets in a single country, a small number of countries, or a particular geographic region.

In selecting investments for the fund, the sub-adviser is not constrained to any particular investment style. MFS may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies. MFS may invest the fund’s assets in companies of any size.

MFS may use derivatives for different purposes, including to earn income and enhance returns, to increase or decrease exposure to a particular market, to manage or adjust the risk profile of the fund, or as alternatives to direct investments.

MFS uses a “bottom-up” investment approach in buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of issuers and their potential in light of their current financial condition and industry position, and market, economic, political, and regulatory conditions. Factors considered may include analysis of earnings, cash flows, competitive position, and management ability. Quantitative analysis of these and other factors may also be considered.

What is “Bottom-Up” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broader market factors.

The issuer of a security or other investment is generally deemed to be economically tied to a particular country if (a) the security or other investment is issued or guaranteed by the government of that country or any of its agencies, authorities or instrumentalities; (b) the issuer is organized under the laws of, and maintains a principal office in, that country; (c) the issuer has its principal securities trading market in that country; (d) the issuer derives 50% or more of its total revenues from goods sold or services performed in that country; (e) the issuer has 50% or more of its assets in that country; (f) the issuer is included in an index which is representative of that country; or (g) the issuer is exposed to the economic fortunes and risks of that country.

MFS may engage in active and frequent trading in pursuing the fund’s principal investment strategies.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

Transamerica MFS International Equity

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for their greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Geographic Concentration
Because the fund may invest a relatively large percentage of its assets in issuers located in a single country, a small number of countries, or a particular geographic region, the fund’s performance could be closely tied to the market, currency, economic, political, or regulatory conditions and developments in those countries or that region, and could be more volatile than the performance of more geographically-diversified funds.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity

Transamerica MFS International Equity

securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with all debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

No performance is shown for the Class I shares of the fund as that class did not commence operations until June 10, 2008. Performance information will appear in a future version of this prospectus once Class I shares of the fund have a full calendar year of performance information to report to investors.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.92%
Distribution and service (12b-1) fees	N/A
Other expenses	0.31%

Total annual fund operating expenses	1.23%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$125	$390	$676	$1,489

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.925%
Over $250 million up to $500 million	0.90%
Over $500 million up to $1 billion	0.85%
Over $1 billion	0.80%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.92% of the fund’s average daily net assets.

Sub-Adviser:

MFS® Investment Management (“MFS”)
500 Boylston Street
Boston, Massachusetts 02116-3741

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $500 million	0.475%
Next $500 million	0.45%
Over $1 billion	0.40%

Transamerica MFS International Equity

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

David R. Mannheim, Investment Officer of MFS, is a Portfolio Manager of the fund. Mr. Mannheim joined MFS in 1988 as an Equity Research Analyst following non-U.S. securities; he was named Portfolio Manager at MFS in 1992. He is a graduate of Amherst College and the MIT Sloan School of Management.

Marcus L. Smith, Investment Officer of MFS, is a Portfolio Manager of the fund. Mr. Smith joined MFS in 1994 as an Equity Research Analyst following European securities; he was named Portfolio Manager at MFS in 2001. He is a graduate of Mount Union College and the Wharton School of the University of Pennsylvania.

Massachusetts Financial Services Company (“MFS”), d/b/a MFS Investment Management, is America’s oldest mutual fund organization. It and its predecessor organizations have a history of money management dating from 1924 and the founding of the first mutual fund, Massachusetts Investors Trust. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which in turn is an indirect majority-owned subsidiary of Sun Life Financial Inc. (a diversified financial services company).

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Marsico International Growth

Summary of Risks and Returns

Objective

The objective of Transamerica Marsico International Growth is to seek long term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, Columbia Management Advisors, LLC (“Columbia”), has entered into an agreement with Marsico Capital Management, LLC (“Marsico”), under which Marsico provides portfolio management to the fund. Marsico seeks to achieve the fund’s objective by investing primarily (no less than 65% of its total assets) in:

-	common stocks of foreign companies that are selected for their long-term growth potential.

The fund may invest in companies of any size throughout the world. The fund normally invests in the securities of issuers that are economically tied to one or more foreign countries, and expects to be invested in at least four different foreign countries. The fund may invest in securities of companies economically tied to emerging markets.

In selecting investments for the fund, Marsico uses an approach that combines “top-down” macro-economic analysis with “bottom-up” stock selection.

The “top-down” approach may take into consideration macro-economic factors such as, without limitation, interest rates, inflation, demographics, the regulatory environment and the global competitive landscape. In addition, Marsico may also examine other factors that may include, without limitation, the most attractive global investment opportunities, industry consolidation, and the sustainability of financial trends observed. As a result of the “top-down” analysis, Marsico seeks to identify sectors, industries and companies that may benefit from the overall trends Marsico has observed.

-WHAT IS A TOP-DOWN APPROACH?
When using a “top-down” approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

Marsico then looks for individual companies or securities with earnings growth potential that may not be recognized by the market at large. In determining whether a particular company or security may be a suitable investment, Marsico may focus on any of a number of different attributes that may include, without limitation, the company’s specific market expertise or dominance; its franchise durability and pricing power; solid fundamentals (e.g., a strong balance sheet, improving returns on equity, the ability to generate free cash flow, apparent use of conservative accounting standards, and transparent financial disclosure); strong and ethical management; commitment to shareholder interests; reasonable valuations in the context of projected growth rates; and other indications that a company or security may be an attractive investment prospect. This process is called “bottom-up” stock selection.

As part of this fundamental, “bottom-up” research, Marsico may visit with various levels of a company’s management, as well as with its customers, and (as relevant) suppliers, distributors and competitors. Marsico also may prepare detailed earnings and cash flow models of companies. These models may assist Marsico in projecting potential earnings growth, current income and other important company financial characteristics under different scenarios. Each model is typically customized to follow a particular company and is generally intended to replicate and describe a company’s past, present and potential future performance. The models may include quantitative information and detailed narratives that reflect updated interpretations of corporate data and company and industry developments.

-WHAT IS “BOTTOM-UP” ANALYSIS?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broad market factors.

Marsico may reduce or sell a fund’s investments in portfolio companies if, in the opinion of Marsico, a company’s fundamentals change substantively, its stock price appreciates excessively in relation to fundamental earnings growth prospects, the company appears not to realize its growth potential or current income potential, more attractive investment opportunities appear elsewhere, or for other reasons.

The core investments of the fund generally may include established companies and securities that offer long-term growth potential. However, the fund also may typically include securities of less mature companies, companies or securities with more aggressive growth characteristics, and companies undergoing significant changes such as the introduction of a new product line, the appointment of a new management team, or an acquisition.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

Transamerica Marsico International Growth

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Foreign Securities
Investments in foreign securities, including American Depositary receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in securities prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Transamerica Marsico International Growth

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Morgan Stanley Capital International Europe, Australasia, and Far East Index (“MSCI-EAFE Index”), a widely recognized, unmanaged index of market performance which includes stocks traded on exchanges in Europe, Australasia, and the Far East. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

  Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2005	12.50%

Worst Quarter:	12/31/2008	(28.07)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(50.83)%	(1.94)%

Return after taxes on distribution[3]	(50.97)%	(3.77)%

Return after taxes on distributions and sale of fund shares[3]	(32.85)%	(1.71)%

MSCI-EAFE Index (reflects no deduction for fees, expenses, or taxes)	(43.06)%	(0.27)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the i mpact of state and local taxes.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.02%
Distribution and service (12b-1) fees	N/A
Other expenses	0.10%

Total annual fund operating expenses	1.12%
Expense reduction[b]	0.00%

Net operating expenses	1.12%%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.31% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.31% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$114	$356	$617	$1,363

Transamerica Marsico International Growth

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $300 million	1.05%
Over $300 million up to $400 million	1.01%
Over $400 million up to $1 billion	0.96%
Over $1 billion	0.91%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.02% of the fund’s average daily net assets.

Sub-Adviser:

Columbia Management Advisors, LLC (“Columbia”)
100 Federal Street
Boston, MA 02110

Columbia has delegated certain of its duties as sub-adviser to Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, CO 80202.

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $400 million	0.45%
Over $400 million up to $1 billion	0.40%
Over $1 billion	0.35%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

James G. Gendelman, CPA, is the portfolio manager of Transamerica Marsico International Growth. Prior to joining Marsico in May of 2000, Mr. Gendelman spent thirteen years as a Vice President of International Sales for Goldman, Sachs & Co. He holds a bachelors degree in Accounting from Michigan State University and a M.B.A. in Finance from the University of Chicago. Mr. Gendelman was a certified public accountant for Ernst & Young from 1983 to 1985.

Marsico was organized in September 1997 as a registered investment adviser and is an independently-owned investment management firm. Marsico provides investment services to mutual funds and private accounts and, as of December 31, 2008, had approximately $56 billion under management. Thomas F. Marsico is the founder, Chief Executive Officer, and Chief Investment Officer of Marsico.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Neuberger Berman International

Summary of Risks and Returns

Objective

The objective of Transamerica Neuberger Berman International is long-term growth of capital.

Principal Strategies and Policies

The fund’s sub-adviser, Neuberger Berman Management, LLC. (“Neuberger”), seeks to achieve this objective by investing the assets of the fund primarily in common stocks of foreign companies of any size, including companies that are economically tied to developed and emerging industrialized markets. Under normal market conditions, the fund will invest in a number of countries throughout the world and expects to be investing in more than three different foreign countries. An issuer generally will be deemed to be economically tied to the country (or countries) in which the issuer has at least 50% of its assets or from which it derives at least 50% of its revenues or profits, or in whose securities markets its securities principally trade.

The fund seeks to reduce risk by diversifying among many industries. Although it has the flexibility to invest a significant portion of its assets in one country or region, it generally intends to remain well-diversified across countries and geographical regions.

In picking stocks, the fund looks for well-managed and profitable companies that show growth potential and whose stock prices are undervalued. Factors in identifying these firms may include strong fundamentals, such as attractive cash flows and balance sheets, as well as prices that are reasonable in light of projected returns. The fund also considers the outlooks for various countries and regions around the world, examining economic, market, social, and political conditions.

The fund follows a disciplined selling strategy and may sell a stock when it reaches a target price, fails to perform as expected, or when other opportunities appear more attractive.

Neuberger may seek to hedge a currency exposure resulting from securities positions when it finds the currency exposure unattractive. To the extent authorized by laws and regulations, the fund may also engage in borrowing and securities lending transactions and use derivatives.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds may fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)

Transamerica Neuberger Berman International

-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Securities Lending
The fund may lend securities to other financial institutions that provide cash or other securities as collateral. This involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the fund may lose money and there may be a delay in recovering the loaned securities. The fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the fund.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash

Transamerica Neuberger Berman International

needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Morgan Stanley Capital International Europe, Australasia, and Far East Index (“MSCI-EAFE Index”), a widely recognized, unmanaged index of market performance which includes stocks traded on exchanges in Europe, Australasia, and the Far East. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	12.10%

Worst Quarter:	9/30/2008	(24.52)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(45.74)%	(10.48)%

Return after taxes on distribution[3]	(45.97)%	(11.54)%

Return after taxes on distributions and sale of fund shares[3]	(29.43)%	(8.60)%

MSCI-EAFE Index (reflects no deduction for fees, expenses, or taxes)	(43.06)%	(5.97)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.96%
Distribution and service (12b-1) fees	N/A
Other expenses	0.10%

Total annual fund operating expenses	1.06%
Expense reduction[b]	0.00%

Net operating expenses	1.06%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.25% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense

Transamerica Neuberger Berman International

limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.25% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$108	$337	$585	$1,294

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	1.00%
Over $100 million	0.95%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.96% of the fund’s average daily net assets.

Sub-Adviser:

Neuberger Berman Management, LLC (“Neuberger”)
605 Third Avenue, 2nd Floor
New York, NY 10158-0180

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $100 million	0.50%
Over $100 million	0.45%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Benjamin Segal, CFA, is a Vice President of Neuberger and Managing Director of Neuberger Berman, LLC. He joined Neuberger in 1999. He was an assistant portfolio manager at another firm from 1997 to 1998. Prior to 1997, he held positions in international finance and consulting. He is a graduate of The Wharton School of Business, M.B.A.; the University of Pennsylvania, M.A.; and Jesus College, Cambridge University, England, B.A.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Thornburg International Value

Summary of Risks and Returns

Objective

The objective of Transamerica Thornburg International Value is to seek to provide long-term capital appreciation. The secondary goal is to seek current income.

Principal Strategies and Policies

The fund invests primarily in foreign securities, and under normal market conditions, invests at least 75% of its assets in foreign securities or depository receipts of foreign securities of issuers that are located in a number of countries throughout the world. Foreign securities are issued by companies that conduct their principal business activities outside the United States, are organized under the laws of or maintain their principal place of business outside the United States, or whose securities are traded principally on exchanges outside the United States. The fund may invest in emerging markets.

The fund’s sub-adviser, Thornburg Investment Management, Inc. (“Thornburg”) intends to invest on an opportunistic basis, where it believes there is intrinsic value. The fund’s principal focus will be on traditional or basic value stocks. However, the fund’s portfolio may include stocks that Thornburg believes provide value in a broader or different context. The relative proportions of these different types of securities will vary over time. The fund ordinarily invests in stocks that may be depressed or reflect unfavorable market perceptions of company or industry fundamentals. The fund may invest in companies of any size, but invests primarily in the large and middle range of public company market capitalizations (i.e., companies with market capitalizations of $2 billion or more at the time of purchase). The fund may also invest in partnership interests.

Thornburg primarily uses individual issuer and industry analysis to make investment decisions. Value, for purposes of the fund’s selection criteria, relates both to current and to projected measures. Among the specific factors considered by Thornburg in identifying undervalued securities for inclusion in the fund are:

-	price/earnings ratio
-	price/book value
-	price/cash flow ratio
-	debt/capital ratio
-	dividend yield
-	dividend history

-	security and consistency of revenue stream

-	undervalued assets
-	relative earnings growth potential
-	industry growth potential
-	industry leadership
-	dividend growth potential
-	franchise value
-	potential for favorable developments

The fund typically makes equity investments in the following three types of companies:

-	Basic Value companies which, in Thornburg’s opinion, are financially sound companies with well established businesses whose stock is selling at low valuations relative to the companies’ net assets or potential earning power. These stocks may include energy and commodity companies.

-	Consistent Earner companies with steady earnings and dividend growth that are selling at attractive value and are priced below historical norms. Stocks in the category sometimes sell at premium valuations and sometimes at discount valuations. These stocks may include blue chip companies.

-	Emerging Franchises are value-priced companies that, in Thornburg’s opinion, are in the process of establishing a leading position in a product, service or market and which Thornburg expects will grow, or continue to grow, at an above-average rate. These stocks may include cellular technologies in emerging markets.

The fund may use forward currency contracts to hedge against a decline in the value of existing investments denominated in foreign currency. The fund may conduct foreign currency transactions on a spot basis or by entering into forward contracts to purchase or sell foreign currencies at a future date and price. The fund may also invest in other types of derivative instruments.

Debt obligations will be considered for investment when Thornburg believes them to be more attractive than equity alternatives. The fund may purchase debt obligations of any maturity and of any quality.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented

Transamerica Thornburg International Value

volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than those associated with investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with investing in more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held

Transamerica Thornburg International Value

or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

No performance is shown for the fund as it commenced operations on September 15, 2008. Performance information will appear in a future version of this prospectus once the fund has a full calendar year of performance information to report to investors.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.10%
Distribution and service (12b-1) fees	N/A
Other expenses	0.66%

Total annual fund operating expenses	1.76%
Expense reduction[b]	0.41%

Net operating expenses	1.35%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.35% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.35% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years
I	$137	$514

Transamerica Thornburg International Value

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	1.10%
Over $100 million up to $300 million	1.00%
Over $300 million	0.95%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.10% of the fund’s average daily net assets.

Sub-Adviser:

Thornburg Investment Management, Inc. (“Thornburg”)
2300 Ridgetop Rd.
Santa Fe, New Mexico 87506

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $500 million	0.425%
Over $500 million	0.40%

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Partners International Equity Portfolio, also sub-advised by Thornburg.

Note: The sub-advisory fees for this fund were recently reduced.

Prior to January 1, 2009, the sub-adviser received the following compensation from TAM, expressed as a specified percentage of the fund’s average daily net assets:

Up to $100 million	0.65%
Over $100 million up to $300 million	0.55%
Over $300 million	0.50%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s annual report for the fiscal period ended October 31, 2008.

Portfolio Managers:

William V. Fries, CFA, is a managing director of Thornburg, and a co-portfolio manager of the Thornburg International Equity Strategy and the Thornburg Domestic Equity Strategy. He joined Thornburg in 1995 as managing director and founding portfolio manager of the Thornburg Value Fund and subsequent Domestic Equity Strategy. In 1998, he also founded the Thornburg International Value Fund and subsequent International Equity Strategy. His responsibilities include portfolio management and analysis of companies as well as evaluation of existing positions and overall equity strategy performance. Mr. Fries began his career as a securities analyst and bank investment officer. His 30 plus years of investment management experience includes an extended tenure as vice president of equities at USAA Investment Management Company. He received a B.S. from Pennsylvania State University and an M.B.A. from Temple University.

Wendy Trevisani is a managing director of Thornburg, and a co-portfolio manager of the Thornburg International Equity Strategy and the Thornburg International ADR Equity Strategy. Her responsibilities include portfolio management and analysis of companies as well as evaluation of existing positions and overall equity fund performance. She joined Thornburg as an associate portfolio manager in 1999, and was named managing director in 2003. She was promoted to co-portfolio manager in 2006. Prior to joining Thornburg, Ms. Trevisani began her investment career as an institutional sales and trading representative for Salomon Smith Barney in both New York City and London. She received an M.B.A. with a concentration in Finance from Columbia University and graduated Cum Laude with a B.A. degree in International Relations from Bucknell University.

Lei Wang, CFA, is a managing director of Thornburg, and co-portfolio manager of the Thornburg International Equity Strategy. His responsibilities include portfolio management and analysis of companies as well as evaluation of existing positions and overall equity strategy performance. Mr. Wang joined Thornburg Investment Management in 2004 as an associate portfolio manager and in 2006 was promoted to co-portfolio manager for the International Equity Strategy and was also named managing director. Prior to joining Thornburg, he served as an associate for Deutsche Bank as well as Enso Capital Management. He has also worked as a bank supervision manager at China’s central bank. Mr. Wang holds a B.A. and an M.A. from East China Normal University and an M.B.A. from New York University.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Oppenheimer Developing Markets

Summary of Risks and Returns

Objective

The objective of Transamerica Oppenheimer Developing Markets is to aggressively seek capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, OppenheimerFunds, Inc. (“Oppenheimer”), seeks to achieve this objective by investing mainly in common stocks of issuers in emerging markets throughout the world.

-	Under normal market conditions, the fund will invest at least 80% of its net assets in equity securities of issuers that are economically tied to one or more emerging markets countries, and will diversify its investments across at least three different emerging markets countries.

-	The fund can (but is not required to) invest up to 100% of its total assets in foreign securities.
-	The fund will emphasize investments in common stocks and other equity securities.
-	The fund will emphasize investments in growth companies, which can be in any market capitalization range.

In selecting securities for the fund, Oppenheimer looks primarily for foreign companies in developing markets with high growth potential. It uses fundamental analysis of a company’s financial statements, management structure, operations and product development, and considers the special factors and risks of the country in which the issuer operates. In seeking broad diversification of the fund’s portfolio, Oppenheimer currently seeks:

-	Companies of different capitalization ranges with strong market positions and the ability to take advantage of barriers to entry in their industry, such as high start-up costs.
-	Companies with management that has a proven record.
-	Companies with newer or established businesses that are entering into a growth cycle.

-	Companies with strong earnings growth whose stock is selling at a reasonable price.

In applying these and other selection criteria, the fund will consider the effect of worldwide trends on the growth of various business sectors, and look for companies that may benefit from four main global trends: development of new technologies, corporate restructuring, the growth of mass affluence and demographic changes. This strategy may change over time.

Oppenheimer generally defines “emerging market” as countries outside the U.S. and most of Western Europe, Canada, Japan, Australia and New Zealand that have economies, industries and stock markets that it believes are growing and gaining more stability and offer attractive long-term investment prospects. To determine if an issuer is economically tied to an emerging market, it considers a number of factors, such as where the issuer is organized, the principal trading market for its securities, the sources of its revenues and the location of its assets.

The fund looks for stocks of companies that have growth potential. Growth companies may be companies that are developing new products or services, that have relatively favorable prospects, or that are expanding into new and growing markets. Growth companies include established companies that are entering a growth cycle, they can also include newer companies, whose securities pose greater risks of loss and can result in greater volatility in the fund’s share prices.

To seek its investment objective, the fund can also use the investment techniques and strategies described below:

-	Other Equity Securities. While the fund mainly buys common stocks, it can also buy preferred stocks and securities convertible into common stock and can hold rights and warrants.
-	Hedging. The fund can buy and sell futures contracts, put and call options, and forward contracts. Some hedging strategies could hedge the fund’s portfolio against price fluctuations. Other hedging strategies would tend to increase the fund’s exposure to the securities market. Forward contracts could be used to try to manage foreign currency risks on the fund’s foreign investments.
-	Portfolio Turnover. The fund’s investment process may cause the fund to engage in active and frequent trading. Therefore, the fund may engage in short-term trading while trying to achieve its objective.
-	Debt/Fixed-Income Securities. The fund can invest in debt securities, including convertible securities, which can include securities of foreign companies and governments.
-	Illiquid and Restricted Securities. The fund will not invest more than 15% of its net assets in illiquid or restricted securities.
-	Derivatives. The fund can invest in a number of different derivative instruments to hedge investment risks or to seek increased returns.

The fund may also invest in small, unseasoned companies, special situations and temporary defensive and interim investments.

The allocation of the fund’s portfolio among different investments will vary over time based upon an evaluation of economic and market trends. The fund’s portfolio might not always include all of the different types of investments described in this prospectus.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

Transamerica Oppenheimer Developing Markets

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. However, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Transamerica Oppenheimer Developing Markets

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

Transamerica Oppenheimer Developing Markets

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect the fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”), a widely recognized, unmanaged index of market performance that measures equity market performance in global emerging markets. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	16.92%

Worst Quarter:	12/31/2008	(28.14)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(47.93)%	(4.10)%

Return after taxes on distribution[3]	(49.57)%	(5.98)%

Return after taxes on distributions and sale of fund shares[3]	(28.90)%	(3.37)%

MSCI-EMI (reflects no deduction for fees, expenses, or taxes)	(53.18)%	(3.40)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.11%
Distribution and service (12b-1) fees	N/A
Other expenses	0.21%

Total annual fund operating expenses	1.32%
Expense reduction[b]	0.00%

Net operating expenses	1.32%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.45% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund

Transamerica Oppenheimer Developing Markets

operating expenses are less than 1.45% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$134	$418	$723	$1,590

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $50 million	1.20%
Over $50 million up to $200 million	1.15%
Over $200 million up to $500 million	1.10%
Over $500 million	1.05%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.11% of the fund’s average daily net assets.

Sub-Adviser:

OppenheimerFunds, Inc. (“Oppenheimer”)
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281-1008

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $50 million	0.70%
Over $50 million up to $200 million	0.65%
Over $200 million up to $500 million	0.60%
Over $500 million	0.55%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

The fund’s portfolio is managed by Justin Leverenz who is primarily responsible for the day-to-day management of the fund’s investments.

Justin Leverenz, CFA, joined Oppenheimer in July 2004 as a Vice President and Senior Analyst. Prior to joining Oppenheimer, Mr. Leverenz was the head of Equity Research in Taiwan and the Director of Pan-Asian Technology Research for Goldman Sachs. He also served as head of Equity Research in Taiwan for Barclays de Zoete Wedd (now Credit Suisse) and as a portfolio manager for Martin Currie Investment Managers in Scotland. In total, he has over 15 years of investment management and research experience, primarily focused on emerging markets. He holds an M.A. in International Economics and a B.A. in Chinese Studies and Political Economy from the University of California, San Diego.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica WMC Emerging Markets

Summary of Risks and Returns

Objective

The objective of Transamerica WMC Emerging Markets is to seek long-term capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Wellington Management Company, LLP (“Wellington Management”), seeks to achieve this objective by generally investing at least 80% of the fund’s net assets in equity securities of companies that conduct their principal business activities in emerging markets, are organized under the laws of or maintain their principal place of business in emerging markets, or whose securities are traded principally on exchanges in emerging markets. The sub-adviser considers emerging markets to be markets with rapidly growing economies. Examples of emerging markets include China, India, Pakistan, Mexico, Brazil, Chile, much of Southeast Asia, countries in Eastern Europe, the Middle East, parts of Africa and Latin America. Wellington Management also seeks to earn returns in excess of the MSCI Emerging Markets Equity Index.

The fund will focus its investments in those emerging markets in which the portfolio manager believes the economies are developing strongly and markets are becoming more liquid, or other emerging markets that meet the portfolio manager’s criteria for investment. The fund seeks to benefit from policies of economic development being adopted in many emerging markets. These policies include domestic price reform, reducing internal budget deficits, privatization, encouraging foreign investments, and developing capital markets.

The fund employs an integrated approach to investing. This means that the portfolio manager combines country, sector, and stock level analysis into the decision making process.

In selecting individual securities, the sub-adviser looks to identify companies that it believes display one or more of the following characteristics:

-	Operate in growing markets

-	Attractive valuations relative to cash earnings forecasts or other valuation criteria

-	Unique sustainable competitive advantages (e.g., market share, proprietary products)

-	Improving industry or country fundamentals

Factors considered in the top down analysis include:

-	Relative economic growth potential of the various economies and securities markets

-	Political, financial, and social conditions influencing investment opportunities

-	Relative rates of earnings growth

-	Interest rate outlook and expected levels of inflation

-	Market prices relative to historic averages

The fund generally sells a stock if the portfolio manager believes its target price has been reached, its earnings are disappointing, its revenue growth has slowed, its underlying fundamentals have deteriorated, or if there are deteriorating industry or country fundamentals. The fund may also sell or trim a stock if the portfolio manager believes, from a risk control perspective, the stock’s position size is too large for the fund’s portfolio. Also, stocks may be sold when negative country, currency, or general industry factors affect a company’s outlook, or to meet cash requirements.

The fund may invest in all types of securities, many of which will be denominated in currencies other than the U.S. dollar. The securities may be listed on a U.S. or foreign stock exchange or traded in U.S. or foreign over-the-counter markets. The fund normally concentrates its investments in common stocks; however, it may invest in other types of equity securities, including securities convertible into or exchangeable for common stock, depositary receipts, and rights and warrants to purchase common stock. The fund also may invest up to 20% of its assets in preferred stock and investment-grade or comparable quality debt securities.

The fund may invest in initial public offerings (“IPOs”), which are subject to specific risks, including high volatility, no track record, illiquid securities and less predictable earnings.

The fund may invest up to 15% of its net assets in illiquid securities (i.e., securities that cannot be readily sold), and may from time to time enter into forward foreign currency exchange contracts in an attempt to manage the risk of adverse changes in currencies. The fund may also purchase put options in an attempt to hedge against a decline in the price of securities it holds in its portfolio. A put option gives the fund the right to sell an underlying security at a particular price during a fixed period of time. Forward foreign currency exchange contracts and put options on securities may not be available to the fund on reasonable terms in many situations, and the fund may frequently choose not to enter into such contracts or purchase such options even when they are available. The fund may also invest in other types of derivatives.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

Transamerica WMC Emerging Markets

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. However, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Transamerica WMC Emerging Markets

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company.

Transamerica WMC Emerging Markets

Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Portfolio Turnover
The fund may engage in a significant number of short-term transactions, which may adversely affect the fund performance. Increased turnover results in higher brokerage costs or mark-up charges for the fund. The fund ultimately passes these costs on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

No performance is shown for the fund as it commenced operations on September 30, 2008. Performance information will appear in a future version of this prospectus once the fund has a full calendar year of performance information to report to investors.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.15%
Distribution and service (12b-1) fees	N/A
Other expenses	1.11%

Total annual fund operating expenses	2.26%
Expense reduction[b]	0.86%

Net operating expenses	1.40%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.40% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.40% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years
I	$143	$624

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $300 million	1.15%
Over $300 million	1.10%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.15% of the fund’s average daily net assets.

Sub-Adviser:

Wellington Management Company, LLP (“Wellington Management”)
75 State Street
Boston, Massachusetts 02109

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.70% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s annual report for the fiscal period ended October 31, 2008.

Transamerica WMC Emerging Markets

Portfolio Manager:

Vera M. Trojan, CFA, Senior Vice President and Equity Portfolio Manager of Wellington Management, has served as portfolio manager of the fund since its inception in 2008. Ms. Trojan joined Wellington Management as an investment professional in 1989.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica Templeton Global

Summary of Risks and Returns

Objective

The objective of Transamerica Templeton Global is to seek long-term growth of capital.

Note: Class I shares of this fund are not currently offered for investment.

Principal Strategies and Policies

The fund’s assets are allocated between two sub-advisers, Transamerica Investment Management, LLC (“TIM”) and Templeton Investment Counsel, LLC (“Templeton”). TIM manages a portion of the fund’s assets composed of domestic securities (called the “domestic portfolio”), and Templeton manages a portion of the fund’s assets composed of non-U.S. securities (called the “international portfolio”). The percentage of assets allocated to each manager generally is based on the weighting of securities from U.S. and foreign issuers comprising the Morgan Stanley Capital International World Index (“MSCIW Index”), a market capitalization-weighted benchmark index made up of equities from 23 countries, including the U.S. Each of the domestic and international percentages of the fund are adjusted periodically to account for changes that may be made in the composition of the MSCIW Index.

-Domestic Portfolio
The fund will invest, under normal circumstances, at least 80% of its assets in the “domestic portfolio” in a diversified portfolio of domestic common stocks that are believed by TIM to have the defining feature of premier growth companies that are undervalued in the stock market. TIM uses a “bottom-up” approach to investing and builds the fund’s portfolio one company at a time by investing fund assets principally in equity securities. TIM believes in long term investing and does not attempt to time the market. TIM buys securities of companies it believes have the defining features of premier growth companies that are undervalued in the stock market. Premier companies, in the opinion of TIM, have many or all of the following features — shareholder-oriented management, dominance in market share, cost production advantages, leading brands, self-financed growth and attractive reinvestment opportunities.

What is a “Bottom Up” Analysis?
When a sub-adviser uses a “bottom-up” approach, it looks primarily at individual companies against the context of broader market factors.

-International Portfolio
Templeton seeks to achieve the fund’s objective by investing in foreign securities. Templeton normally will invest the assets of the “international portfolio” primarily in equity securities. An equity security, or stock, represents a proportionate share of the ownership of a company. Its value is based on the success of the company’s business, any income paid to stockholders, the value of the company’s assets and general market conditions. Common stocks, preferred stocks and convertible securities are examples of equity securities. Convertible securities generally are debt securities or preferred stock that may be converted into common stock after certain time periods or under certain circumstances.

For purposes of the fund’s investments, “foreign securities” means those securities issued by companies that:

-	have their principal securities trading markets outside the U.S.; or

-	derive 50% or more of their total revenue from either goods or services produced or sales made in markets outside the U.S.; or

-	have 50% or more of their assets outside the U.S.; or

-	are linked to non-U.S. dollar currencies; or
-	are organized under the laws of, or with principal offices in, another country

The fund may invest a portion of its assets in smaller companies. The fund considers smaller company stocks to be generally those with market capitalizations of less than $4 billion. Templeton may also invest in American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), which are certificates issued typically by a bank or trust company that give their holders the right to receive securities issued by a foreign or domestic company. Templeton, from time to time, may have significant investments in one or more countries or in particular sectors such as technology companies and financial institutions.

Depending upon current market conditions, Templeton generally invests a portion of its total assets in debt securities of companies and governments located anywhere in the world. Templeton may use various derivative strategies seeking to protect its assets, implement a cash or tax management strategy or enhance its returns. With derivatives, the manager attempts to predict whether an underlying investment will increase or decrease in value at some future time. The manager considers various factors, such as availability and cost, in deciding whether to use a particular instrument or strategy.

When choosing equity investments, Templeton applies a “bottom-up,” value-oriented, long-term approach, focusing on the market price of a company’s securities relative to the manager’s evaluation of the company’s long-term earnings, asset value and cash flow potential. The manager also considers and analyzes various measures relevant to stock valuation, such as a company’s price/cash flow ratio, price/earnings ratio, profit margins and liquidation value.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Transamerica Templeton Global

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Foreign Securities
Investments in foreign securities, including ADRs, GDRs, and EDRs, involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Smaller Companies
Investing in smaller companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some

Transamerica Templeton Global

cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The past performance information shown below is for Class A shares, which would have substantially similar annual returns as Class I shares because both share classes are invested in the same portfolio of securities. The returns for Class A shares will vary from Class I shares to the extent that the Classes do not have the same expenses and Class I shares are not subject to sales charges (which are reflected in the performance information about Class A shares in the table).

Transamerica Templeton Global

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s performance has varied from year to year, and how the fund’s average annual total returns for different periods compare to the returns of a broad measure of market performance, the MSCIW Index, a widely recognized, unmanaged index of market performance made up of equities from 23 countries, including the U.S. The bar chart does not reflect the impact of sales charges, which if reflected, would lower returns. The table includes deduction of applicable Class A sales charges. Absent limitations of the fund’s expenses, total returns would be lower. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class A Shares

Class A Shares	Quarter Ended	Return
Best Quarter:	12/31/1999	43.29%

Worst Quarter:	12/31/2008	(21.89)%

  Average Annual Total Returns as of 12/31/081

	1 Years	5 Years	10 Years
Return before taxes	(46.67)%	(4.06)%	(2.87)%

Return after taxes on distributions[2]	(46.76)%	(4.18)%	(3.11)%

Return after taxes on distributions and sale of fund shares[2]	(30.25)%	(3.37)%	(2.33)%

MSCIW Index (reflects no deduction for fees, expenses, or taxes)	(40.33)%	0.00%	(0.19)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Note: Prior to August 1, 2006, a different sub-adviser served as co-investment sub-adviser to the fund and managed the fund’s domestic equity component. The performance set forth prior to that date is attributable to the previous sub-adviser. Prior to October 27, 2006, the fund employed a different investment program for the fund’s domestic equity component.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.46%

Total annual fund operating expenses	1.26%
Expense reduction[b]	0.06%

Net operating expenses	1.20%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008, restated to reflect the estimated expenses of Class I shares.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.20% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.20% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$122	$394	$686	$1,517

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Transamerica Templeton Global

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.80%
Over $500 million	0.70%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Advisers:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, CA 90025

Templeton Investment Counsel, LLC (“Templeton”)
500 E. Broward Blvd, Suite 2100
Fort Lauderdale, FL 33394

Sub-Advisory Fee:

TIM receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $500 million	0.35%
Over $500 million	0.30%

Templeton receives a portion of the sub-advisory fee based on the amount of assets that it manages as follows:

First $500 million	0.40%
Over $500 million up to $1.5 billion	0.375%
Over $1.5 billion	0.35%

TIM receives the sub-advisory fee stated above, less any amount paid to Templeton for its sub-advisory services.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

TIM:

Gary U. Rollé, CFA
Portfolio Manager (co)

Gary U. Rollé is Principal, Managing Director, Chief Executive Officer and Chief Investment Officer of TIM. He manages sub-advised funds and institutional separate accounts in the Large Growth Equity discipline. Mr. Rollé joined Transamerica in 1967. From 1980 to 1983 he served as the Chief Investment Officer for SunAmerica then returned to Transamerica as Chief Investment Officer. Throughout his 23 year tenure as CIO, Mr. Rollé has been responsible for creating and guiding the TIM investment philosophy. He holds a B.S. in Chemistry and Economics from the University of California at Riverside and has earned the right to use the Chartered Financial Analyst designation. Mr. Rollé has 41 years of investment experience.

Templeton:

Tina Sadler, CFA, Vice President, Portfolio Manager and Research Analyst, joined Templeton in 1997 and currently has global research responsibilities for global wireless telecommunication services, small-cap telecommunications, as well as building and construction materials.

Antonio T. Docal, CFA, Senior Vice President, joined the Templeton organization in 2001. With more than 20 years of investment experience, Mr. Docal has research responsibility for the global chemical industry, as well as the telecommunications equipment sector. Prior to joining Templeton, Mr. Docal was Vice President and Director at Evergreen Funds in Boston, managing the Evergreen Latin America Fund and co-managing the Evergreen Emerging Markets Growth Fund and the Evergreen Global Opportunities Fund. Mr. Docal earned a B.A. in economics from Trinity College in Connecticut and an M.B.A. with concentrations in finance and international management from the Sloan School of Management at the Massachusetts Institute of Technology.

Gary Motyl, CFA, President and Chief Investment Officer, Templeton Institutional Global Equities, manages several institutional mutual funds and separate account portfolios and has research responsibility for the global automobile industry. Mr. Motyl joined Templeton in 1981.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The Templeton organization has been investing globally since 1940.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Financial Highlights:

Financial Highlights are not included in this prospectus because no Class I shares of this fund were issued at the fund’s fiscal year end.

Transamerica PIMCO Real Return TIPS

Summary of Risks and Returns

Objective

The objective of Transamerica PIMCO Real Return TIPS is to seek maximum real return consistent with preservation of real capital and prudent investment management.

Principal Strategies and Policies

The fund’s sub adviser, Pacific Investment Management Company LLC (“PIMCO”), seeks to achieve this objective by investing principally in Treasury Inflation Indexed Securities, also referred to as Treasury Inflation Protected Securities or “TIPS”.

PIMCO invests, under normal circumstances, at least 80% of the fund’s net assets in TIPS of varying maturities. Inflation protected indexed bonds are fixed-income securities that are structured to provide protection against inflation. The value of the bond’s principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers (“CPIU”) as the inflation measure. “Real return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. The average portfolio duration of this fund normally varies within three years (plus or minus) of the duration of the Barclays Capital U.S. TIPS Index, which as of December 31, 2008 was 6.09 years. Additional inflation protected investments may include inflation indexed bonds issued by agencies of the U.S. government, government sponsored enterprises, non U.S. governments, U.S. corporations and foreign companies.

Other investments may include mortgage-related securities, including stripped mortgage-related securities; and other fixed-income securities, including corporate bonds and notes, asset backed securities, money market instruments; and derivative instruments and forward commitments relating to the above securities.

PIMCO invests the fund’s assets primarily in investment grade debt securities, but may invest up to 10% of the assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, Fitch, or S&P or, if unrated, determined by PIMCO to be of comparable quality. PIMCO may invest up to 30% of its assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The fund may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging markets countries. Foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of the fund’s total assets. The fund may also invest up to 10% of its total assets in preferred stocks.

The fund may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements. The fund may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The fund may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls).

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

What is Duration?
Duration is a weighted measure of the length of time a bond fund will repay its principal and interest. It is a calculation of the percentage change in the fund’s value if interest rates move up or down in 1% increments. Unlike maturity, duration takes into account interest payments that occur throughout the course of holding the bonds.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented

Transamerica PIMCO Real Return TIPS

volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Interest Rate
Debt securities have varying levels of sensitivity to changes in interest rates. In general, the price of a debt security tends to fall when interest rates rise and can rise when interest rates fall. Securities with longer maturities and mortgage securities can be more sensitive to interest rate changes. In other words, the longer the maturity of a security, the greater the impact a change in interest rates could have on the security’s price. In addition, short term and long term interest rates do not necessarily move in the same amount or the same direction. Short term securities tend to react to changes in short term interest rates, and long term securities tend to react to changes in long term interest rates. Inflation protected debt securities may react differently from other types of debt securities and tend to react to changes in “real” interest rates. Real interest rates represent nominal (stated) interest rates reduced by the expected impact of inflation.

In general, the price of an inflation protected debt security can fall when real interest rates rise, and can rise when real interest rates fall. Interest payments on inflation protected debt securities can be unpredictable and will vary as the principal and/or interest is adjusted for inflation.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be

Transamerica PIMCO Real Return TIPS

illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting a fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Tax Consequences
Adjustments for inflation to the principal amount of an inflation indexed bond may give rise to original issue discount, which will be includable in the fund’s gross income. Please see the section entitled “Shareholder Information – Distributions and Taxes” of this prospectus.

-CPIU Measurement
The CPIU is a measurement of changes in the cost of living, made up of components such as housing, food, transportation and energy. There can be no assurance that the CPIU will accurately measure the real rate of inflation in the prices of goods and services.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Transamerica PIMCO Real Return TIPS

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is a possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Barclays Capital (formerly Lehman Brothers) U.S. TIPS Index (“BCUS TIPS Index”), a widely recognized, unmanaged index of market performance that is comprised of U.S. Treasury Inflation Linked Index securities. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2008	5.65%

Worst Quarter:	9/30/2008	(5.16)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(3.67)%	2.62%

Return after taxes on distributions[3]	(5.03)%	0.98%

Return after taxes on distributions and sale of fund shares[3]	(2.34)%	1.30%

BCUS TIPS Index (reflects no deduction for fees, expenses, or taxes)	(2.36)%	3.25%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica PIMCO Real Return TIPS

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.67%
Distribution and service (12b-1) fees	N/A
Other expenses	0.07%

Total annual fund operating expenses	0.74%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$76	$237	$411	$918

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.70%
Over $250 million up to $750 million	0.65%
Over $750 million	0.60%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.67% of the fund’s average daily net assets.

Sub-Adviser:

Pacific Investment Management Company LLC (“PIMCO”)
840 Newport Center Drive
Newport Beach, California 92660

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly from TAM at the annual rate of 0.25% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Mihir Worah is an Executive Vice President, portfolio manager and member of the government and derivatives desk. He joined PIMCO in 2001 as a member of the analytics team and worked on term structure modeling and options pricing. Previously he was a post-doctoral research associate at the University of California, Berkeley, and the Stanford Linear Accelerator Center, where he built models to explain the difference between matter and anti-matter. He has a Ph.D. in theoretical physics from the University of Chicago and is the author of numerous scientific papers.

PIMCO has provided investment advisory services to various clients since 1971.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica JPMorgan International Bond

Summary of Risks and Returns

Objective

The objective of Transamerica JPMorgan International Bond is to seek high total return by investing in high-quality, non-dollar denominated government and corporate debt securities of foreign issuers.

Principal Strategies and Policies

The fund’s sub-adviser, J. P. Morgan Investment Management Inc. (“JPMorgan”), seeks to achieve this objective by investing at least 80% of the fund’s net assets in high-quality bonds (debt securities with outstanding maturities of at least one year, under normal market conditions). A bond is deemed to be “high-quality” if it has a rating of AA-or higher from Standard & Poor’s Corporation (“S&P”) or Aa3 or higher from Moody’s Investors Service, Inc. (“Moody’s”) (or is an unrated security determined to be of comparable quality by the sub-adviser). In the case of split-rated securities, the sub-adviser will apply the highest of the ratings from S&P, Moody’s and any other nationally recognized rating agency when assigning credit ratings to the fixed-income securities in the fund. If the credit quality of an investment declines after initial purchase, the fund may continue to hold the investment at the discretion of the sub-adviser. Under normal market conditions, the fund will primarily invest in government and corporate debt securities of issuers that are economically tied to a number of countries throughout the world and expects to be invested in more than three different foreign countries. The fund may also invest up to 10% of its assets in emerging markets debt securities.

JPMorgan determines whether to buy and sell securities for the fund by using a combination of fundamental research and bond and currency valuation models, including:

-	Economic/Political Fundamentals. JPMorgan evaluates each country’s economic climate and political discipline for controlling deficits and inflation.
-	Expected Return. Using economic forecasts, JPMorgan projects the expected return for each country.
-	Relative Value. By contrasting expected risks and returns for investments in each country, JPMorgan selects those countries expected to produce the best return at reasonable risk.

Generally, the fund will purchase only bonds denominated in foreign currencies. The fund generally limits its use of hedging strategies that may minimize the effect of currency fluctuations. However, the fund may hedge up to 25% of its total assets into U.S. dollars when the portfolio manager considers the dollar to be attractive relative to foreign currencies.

The fund also may invest in options, futures contracts, options on futures contracts, and swap agreements, provided that such investments are in keeping with the fund’s investment objective.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value
-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for

Transamerica JPMorgan International Bond

dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its

Transamerica JPMorgan International Bond

investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.
Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the JPMorgan Government Bond Index ex-U.S. unhedged (“JPMGBI”), a widely recognized, unmanaged index of market performance that measures the performance of leading government bond markets based on total return in U.S. currency. By including only traded issues, the JPMGBI provides a realistic measure of market performance for investors in international bonds. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2008	10.63%

Worst Quarter:	6/30/2008	(5.66)%

Average annual total returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	8.09%	8.31%

Return after taxes on distribution[3]	5.49%	6.55%

Return after taxes on distributions and sale of fund shares[3]	5.44%	6.11%

JPMGBI (reflects no deduction for fees, expenses, or taxes)	11.39%	10.16%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I shares commenced operations on December 6, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica JPMorgan International Bond

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.51%
Distribution and service (12b-1) fees	N/A
Other expenses	0.10%

Total annual fund operating expenses	0.61%
Expense reduction[b]	0.00%

Net operating expenses	0.61%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 0.75% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.75% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$62	$195	$340	$762

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $100 million	0.55%
Over $100 million up to $250 million	0.52%
Over $250 million up to $500 million	0.51%
Over $500 million up to $1 billion	0.50%
Over $1 billion	0.47%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.51% of the fund’s average daily net assets.

Sub-Adviser:

J. P. Morgan Investment Management Inc. (“JPMorgan”)
245 Park Avenue
New York, New York 10167

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $100 million	0.20%
Over $100 million up to $250 million	0.17%
Over $250 million up to $500 million	0.16%
Over $500 million up to $1 billion	0.15%
Over $1 billion	0.12%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Manager:

Jon B. Jonsson, managing director, is the head of portfolio management and lead portfolio manager for London multi-sector strategies, working with the macro team and sector teams to deliver account-specific portfolio strategy. An employee since 1998, Mr. Jonsson was previously a senior quantitative analyst responsible for preparing reports on relative value, conceiving and analyzing trade ideas, and designing analytical models supporting portfolio management strategies and decisions. He holds a B.S. in applied mathematics from University of Iceland and an M.S. with specialization in financial engineering from New York University’s Stern School of Business.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica PIMCO Total Return

Summary of Risks and Returns

Objective

The objective of Transamerica PIMCO Total Return is to seek maximum total return consistent with preservation of capital and prudent investment management.

Principal Strategies and Policies

The fund’s sub-adviser, Pacific Investment Management Company LLC (“PIMCO”), seeks to achieve this objective by investing principally in:

-	Fixed-Income Securities

PIMCO invests, under normal circumstances, at least 65% of the fund’s net assets in a diversified portfolio of fixed-income securities of varying maturities. The average duration of this fund normally varies within two years (plus or minus) of the duration of the Barclays Capital U.S. Aggregate Index, which as of December 31, 2008, was 3.71 years. For a discussion of fixed-income securities, please see the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

PIMCO invests the fund’s assets primarily in investment grade debt securities, but may invest up to 10% of the total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, Fitch, or S&P or, if unrated, determined by PIMCO to be of comparable quality. PIMCO may invest up to 30% of the fund’s total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The fund may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging markets countries. Foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of the fund’s total assets. The fund may also invest up to 10% of its total assets in preferred stocks.

The fund may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The fund may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The fund may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the fund consists of income earned on the fund’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held

Transamerica PIMCO Total Return

or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting a fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

Transamerica PIMCO Total Return

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index (“BCUSA Index”), a widely recognized, unmanaged index of market performance that covers the U.S. dollar-denominated, investment-grade, fixed-rate, taxable bond market of SEC-registered securities, including U.S. Treasury issues, corporate and government-related debt issues, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. The table shows average annual total returns for Class I shares of the

Transamerica PIMCO Total Return

fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2007	4.75%

Worst Quarter:	9/30/2008	(3.40)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(2.12)%	3.75%

Return after taxes on distributions[3]	(4.75)%	1.76%

Return after taxes on distributions and sale of fund shares[3]	(1.39)%	2.07%

BCUSA Index (reflects no deductions for fees, expenses or taxes)	5.24%	5.81%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 15, 2005.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.66%
Distribution and service (12b-1) fees	N/A
Other expenses	0.09%

Total annual fund operating expenses	0.75%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$77	$240	$417	$930

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.675%
Over $250 million up to $750 million	0.65%
Over $750 million	0.60%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.66% of the fund’s average daily net assets.

Sub-Adviser:

Pacific Investment Management Company LLC (“PIMCO”)
840 Newport Center Drive
Newport Beach, California 92660

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.25% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Transamerica PIMCO Total Return

Portfolio Manager:

Chris P. Dialynas, a Managing Director, portfolio manager, and senior member of PIMCO’s investment strategy group, is primarily responsible for the day-to-day management of the fund’s assets. He joined PIMCO in 1980. Mr. Dialynas has written extensively and lectured on the topic of fixed-income investing. He served on the Editorial Board of The Journal of Portfolio Management and was a member of the Fixed-Income Curriculum Committee of the Association for Investment Management and Research. He has twenty-nine years of investment experience and holds a bachelor’s degree in economics from Pomona College, and an M.B.A. in finance from The University of Chicago Graduate School of Business.

PIMCO has provided investment advisory services to various clients since 1971.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the fund.

Transamerica UBS Dynamic Alpha

Summary of Risks and Returns

Objective

The investment objective of Transamerica UBS Dynamic Alpha is to maximize total return, consisting of capital appreciation and current income.

Principal Strategies and Policies

The fund’s sub-adviser, UBS Global Asset Management (Americas) Inc. (“UBS”), seeks to achieve this objective by investing principally in equity and fixed-income securities of U.S. and foreign issuers and other financial instruments to gain exposure to global equity, global fixed-income and cash equivalent markets including global currencies.

The fund is a multi-asset fund. The asset classes in which the fund may invest include, but are not limited to, the following:

-	U.S. and non-U.S. equity securities (including emerging market equity securities)

-	U.S. and non-U.S. fixed-income securities (including U.S. high-yield, fixed-income and emerging market debt)

-	cash equivalents

The fund attempts to generate positive returns and manage risk through asset allocation, currency management techniques and security selection. These decisions are integrated with analysis of global market and economic conditions. The fund intends to use financial futures, forward agreements, options, swaps and other derivatives as part of its asset/market allocation strategies to the extent permitted by the Investment Company Act of 1940. The fund may establish net short or net long positions for individual markets, currencies and securities.

In employing its investment strategies for the fund, UBS attempts to achieve a total rate of return for the fund that meets or exceeds 5% per year on a real (i.e., inflation-adjusted) basis and net of management fees over rolling five-year time horizons. Neither TAM nor UBS represents or guarantees that the fund will meet this total return goal.

Asset allocation decisions are tactical, based upon the portfolio manager’s assessment of valuations and prevailing market conditions in the United States and abroad. Investments also may be made in selected sectors of these asset classes.

Within the equity portion of the fund’s portfolio, UBS selects equity securities whose fundamental values it believes are greater than their market prices. In this context, the fundamental value of a given security is UBS’s assessment of what a security is worth. UBS bases its estimates of value upon economic, industry and company analysis, as well as upon a company’s management team, competitive advantage and core competencies. It then compares its assessment of a security’s value against the prevailing market prices, with the aim of constructing a portfolio of stocks with attractive relative price/value characteristics.

For each security under analysis, the fundamental value estimate is compared to the company’s current market price to ascertain whether a valuation anomaly may exist. A stock with a market price below (above) the estimated intrinsic or fundamental value would be considered a long (short) candidate for inclusion in the fund’s portfolio. This comparison between price and intrinsic or fundamental value allows comparisons across industries and countries.

While the investment decisions of UBS with respect to the equity portion of the fund’s portfolio are based primarily on price/value discrepancies as identified by its fundamental valuation process, under certain circumstances UBS may utilize growth-oriented strategies within its US equity asset class for a portion of the allocation; but only after subjecting such strategies to a rigorous due diligence process to judge their suitability for the fund. To invest in growth equities, UBS will seek to invest in companies that possess a dominant market position and franchise, a major technological edge or a unique competitive advantage, in part by using a proprietary quantitative screening system that ranks stocks using a series of growth, valuation and momentum metrics.

In selecting fixed-income securities, UBS uses an internally developed valuation model that quantifies return expectations for all major U.S. and foreign bond markets. The model employs a qualitative credit review process that assesses the ways in which macroeconomic forces (such as inflation, risk premiums and interest rates) may affect industry trends. Against the output of this model, UBS considers the viability of specific debt securities compared to certain qualitative factors, such as management strength, market position, competitive environment and financial flexibility, as well as certain quantitative factors, such as historical operating results, calculation of credit ratios, and expected future outlook. The fund’s fixed-income investments may reflect a broad range of investment maturities, qualities and sectors, including high-yield (lower-rated) securities and convertible debt securities.

UBS’s fixed-income strategy combines judgments about the absolute value of the fixed-income universe and the relative value of issuer sectors, maturity intervals, duration of securities, quality and coupon segments and specific circumstances facing the issuers of fixed-income securities. Duration measures a fixed-income security’s price sensitivity to interest rates by indicating the approximate change in a fixed-income security’s price if interest rates move up or down in 1% increments. Duration management involves adjusting the sensitivity to interest rates of the holdings within a country. UBS manages duration by choosing a maturity mix that provides opportunity for appreciation while also attempting to limit interest rate risks.

The fund’s investments in equity securities may include, but are not limited to, common stock and preferred stock of issuers in developed nations (including the United States) and emerging markets. Equity investments may include large, intermediate and small capitalization companies.

The fund’s investments in fixed-income securities may include, but are not limited to, debt securities of governments throughout the world (including the United States), their agencies and instrumentalities, debt securities of corporations and supranationals, inflation protected securities, convertible bonds, mortgage-backed securities, asset-backed securities, equipment trusts and other collateralized debt securities. These securities may be issued by issuers located in both developed (including the United States) and emerging markets.

Transamerica UBS Dynamic Alpha

To the extent permitted by applicable law, the fund may invest a portion of its assets in open-end investment companies advised by UBS to gain exposure to various asset classes, including but not limited to emerging market, small cap and high-yield asset classes. The fund does not pay fees in connection with its investment in the investment companies advised by UBS, but may pay expenses associated with such investments.

The fund may have high portfolio turnover.

To the extent permitted by the Investment Company Act of 1940, the fund may borrow money from banks to purchase investments for the fund. The fund will adhere to applicable asset coverage requirements for all such borrowings.

The fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer, with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Value Investing
The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced. The fund may underperform other equity funds that use different investing styles. The fund may also underperform other equity funds using the value style.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Small- or Medium-Sized Company
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

Transamerica UBS Dynamic Alpha

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-High-Yield Debt Securities
High-yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High-yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high-yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High-yield securities are not generally meant for short-term investing.

-Prepayment
Borrowers may pay back principal before the scheduled due date. Borrowers may find it advantageous to prepay principal due to a decline in interest rates or an excess in cash flow. Such prepayments may require the fund to replace a corporate loan, corporate debt security or other investment with a lower yielding security. This may adversely affect the fund’s net asset value.

-U.S. Government Agency Obligations
Government agency obligations have different levels of credit support and, therefore, different degrees of credit risk. Securities issued by agencies and instrumentalities of the U.S. government that are supported by the full faith and credit of the United States, such as the Federal Housing Administration and Ginnie Mae, present little credit risk. Other securities issued by agencies and instrumentalities sponsored by the U.S. government that are supported only by the issuer’s right to borrow from the U.S. Treasury, subject to certain limitations, such as securities issued by Federal Home Loan Banks and securities issued by agencies and instrumentalities sponsored by the U.S. government that are supported only by the credit of the issuing agencies, such as Freddie Mac and Fannie Mae, are subject to a greater degree of credit risk.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”) and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may

Transamerica UBS Dynamic Alpha

be required to establish special custody or other arrangements before investing.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Short Sales
A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions. The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

-Leveraging
When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-Country, Sector or Industry Focus
To the extent the fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When

Transamerica UBS Dynamic Alpha

the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-Non-Diversification
Focusing investments in a small number of issuers or industries increases risk. Because the fund is non-diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

-Active Trading
The fund is actively managed and, under appropriate circumstances, may purchase and sell securities without regard to the length of time held. A high portfolio turnover rate may increase transaction costs and generate a high level of taxable short term capital gains, both of which may negatively impact the fund’s performance.

-Investing in Other Funds
To the extent that the fund invests in other funds, the investment performance of the fund is affected by the investment performance of the underlying funds. Through its investment in the underlying funds, the fund is subject to the risks of the underlying funds’ investments and subject to the underlying funds’ expenses.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks,” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Consumer Price Index +5%, a widely recognized, unmanaged index of market performance that is based on the aggregate price of a weighted “market basket” of goods, including food, housing, apparel, transportation and medical care. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	3/31/2008	2.38%

Worst Quarter:	12/31/2008	(15.48)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(18.71)%	(10.93)%

Return after taxes on distributions[3]	(24.29)%	(14.21)%

Return after taxes on distributions and sale of fund shares[3]	(8.61)%	(10.19)%

Consumer Price Index +5% (reflects no deduction for fees, expenses, or taxes)	5.21%	7.30%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on January 3, 2007.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	1.37%
Distribution and service (12b-1) fees	N/A
Other expenses	0.14%

Total annual fund operating expenses	1.51%
Expense reduction[b]	0.00%

Net operating expenses	1.51%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010 to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.65% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses

Transamerica UBS Dynamic Alpha

reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.65% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$154	$477	$824	$1,802

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information — Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $150 million	1.40%
Over $150 million up to $300 million	1.30%
Over $300 million	1.20%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 1.37% of the fund’s average daily net assets.

Sub-Adviser:

UBS Global Asset Management (Americas) Inc. (“UBS”)
One North Wacker Drive
Chicago, IL 60606

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $150 million	0.85%
Over $150 million up to $300 million	0.75%
Over $300 million	0.65%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Curt Custard, Edwin Denson and Thomas Clarke are the lead portfolio managers for the fund. Messrs. Custard, Denson and Clarke have access to certain members of the fixed-income and equities investment management teams, each of whom is allocated a specified portion of the portfolio over which he or she has independent responsibility for research, security selection, and portfolio construction. The team members also have access to additional portfolio managers and analysts within the various asset classes and markets in which the fund invests. Mr. Custard and Mr. Denson, as senior portfolio managers for the fund, have responsibility for allocating the portfolio among the various managers and analysts, occasionally implementing trades on behalf of analysts on the team and reviewing the overall composition of the portfolio to ensure its compliance with its stated investment objectives and strategies. Mr. Clarke, as senior portfolio manager for the fund, has responsibility for setting the currency strategies and making all currency decisions for the fund, occasionally implementing trades on behalf of analysts on the team and reviewing the overall composition of the portfolio to ensure its compliance with its stated investment objectives and strategies.

Curt Custard, CFA, is a Managing Director and has been Head of Global Investment Solutions at UBS since March 2008. Mr. Custard is also a member of the UBS Global Asset Management Executive Committee. Prior to joining UBS, Mr. Custard was global head of multi-asset solutions at Schroders since 2004. Prior to this, Mr. Custard was chief investment officer of the multi-asset and balanced business of Allianz Global Investors in London since 2000. Mr. Custard has been a portfolio manager of the fund since 2008.

Edwin Denson is a Managing Director and a member of the Asset Allocation Analysis and Strategy team at UBS and has been a senior asset allocation analyst at UBS since 2005. Mr. Denson has been an investment professional at UBS Since 2001. Mr. Denson has been involved with the management of the fund’s portfolio since its inception and assumed his present role in 2007.

Thomas Clarke is a Managing Director and Head of Currency Analysis and Strategy at UBS. Mr. Clarke has been an investment professional at UBS since 2000. Mr. Clarke has been involved with the management of the fund’s portfolio since its inception and assumed his present role in 2007.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of fund shares.

Transamerica Flexible Income

Summary of Risks and Returns

Objective

The objective of Transamerica Flexible Income is to seek to provide as high a level of current income for distribution as is consistent with prudent investment, with capital appreciation as only a secondary objective.

Principal Strategies and Policies

The fund’s sub adviser, Transamerica Investment Management, LLC (“TIM”), uses a “bottom-up” approach to investing and builds the fund’s portfolio one company at a time.

The fund will generally invest at least 80%, of net assets in a broad range of fixed-income securities including:

-	U.S. Government and foreign government bonds and notes (including emerging market countries);

-	Mortgage-backed, commercial mortgage-backed, and asset-backed securities (including collateralized mortgage obligations);

-	Corporate bonds of issuers in the U.S. and foreign countries (including emerging market countries);

-	Convertible bonds and other convertible securities;

-	Bank loans and loan participations;

-	Structured notes; and

-	Preferred securities.

With respect to these investments:

1.	Under normal market conditions, at least 50% of the value of the fund’s assets will be invested in (a) debt securities which have a rating within the four highest grades as determined by Moody’s Investors Service, Inc. (“Moody’s”) (Aaa, Aa, A or Baa) or Standard & Poor’s Corporation (“S&P”) (AAA, AA, A or BBB); (b) securities issued or guaranteed by the United States Government or its agencies or instrumentalities; (c) commercial paper rated Prime, Prime-1 or Prime-2 by NCO/Moody’s Commercial Paper Division, Moody’s, or A-1 or A-2 by S&P; or (d) cash or cash equivalents; (see Appendix B of this prospectus for a description of these ratings);

2.	Up to 50% of the value of the fund’s assets may be invested in other debt securities which are not rated by Moody’s or S&P or, if so rated, are not within the grades or ratings referred to above; and

3.	The fund may engage in options and futures transactions, foreign currency transactions, and swap transactions.

The fund may invest up to 20% of its total assets in equity securities, such as common stocks, rights, warrants, or preferred stock.

Ordinarily, the fund will purchase debt securities having call or refunding protection or securities which are not considered by the fund likely to be called or refunded in the near term, in order to preserve initial annual yields to the fund.

The fund may invest in securities of any maturity and does not have a target average duration.

What is “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

-Short Term Trading
The fund may use short term trading as a means of managing its portfolio to achieve its investment objectives. As used herein, “short term trading” means selling securities held for a relatively brief period of time, usually less than three months. Short term trading will be used by the fund primarily in two situations:

(a)	Market Developments. A security may be sold to avoid depreciation in what the fund anticipates will be a market decline (a rise in interest rates), or a security may be purchased in anticipation of a market rise (a decline in interest rates) and later sold; and

(b)	Yield Disparities. A security may be sold and another of comparable quality purchased at approximately the same time in order to take advantage of what the fund believes is a temporary disparity in the normal yield relationship between the two securities (a “yield disparity”).

Short-term trading to take advantage of a yield disparity may be undertaken even if levels of interest rates remain unchanged. Yield disparities occur frequently for reasons not directly related to the investment quality of the respective issues or the general movement of interest rates, but may result from changes in the overall demand for or supply of various types of bonds, changes in the investment objectives or the cash requirements of investors, and the requirements of dealers to correct long or short inventory positions.

Short-term trading techniques will be used principally in connection with higher quality, non convertible debt securities, which are often better suited for short term trading because the market in such securities is generally of greater depth and offers greater liquidity than the market in debt securities of lower quality. It is anticipated that short term trading will be less applicable to any convertible securities which the fund may own, since such securities will usually be purchased when the fund believes that the market value of the underlying equity security is likely to appreciate over a period of time.

The fund will engage in short term trading if it believes the transactions, net of costs (including commission, if any), will result in improving the appreciation potential or income of its portfolio. Whether any improvement will be realized by short term trading will depend upon the ability of the fund to evaluate particular securities and anticipate relevant market factors, including interest rate trends and variations from such trends. Short term trading such as that contemplated by the fund places a premium upon the ability of the fund to obtain relevant information, evaluate it promptly, and take advantage of its evaluations by completing transactions on a favorable basis. By virtue of short term trading, the fund may engage in greater buying and selling activity than investment companies which are not permitted to employ such a policy in seeking their investment objectives. Such activity can result in greater costs of operation than is the case with other investment companies, and risks of loss in portfolio value could be greater. Accordingly, an investment in fund shares may be more speculative than an investment in shares

Transamerica Flexible Income

of an investment company which cannot engage in short term trading.

The sub-adviser may sell the fund’s securities when its expectations regarding market interest rates change or the quality or return changes on investment.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U. S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage

Transamerica Flexible Income

holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Foreign Securities
Investments in foreign securities including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes
-	political or financial instability and small markets
-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Loans

The fund may invest in certain commercial loans, including loans generally known as “syndicated bank loans,” by acquiring participations or assignments in such loans. The lack of a liquid secondary market for such securities may have an adverse impact on the value of the securities and a fund’s ability to dispose of particular assignments or participations when necessary to meet redemptions of shares or to meet the fund’s liquidity needs. When purchasing a participation, a fund may be subject to the credit risks of both the borrower and the lender that is selling the participation. When purchasing a loan assignment, a fund acquires direct rights against the borrowers, but only to the extent of those held by the assigning lender. Investment in loans through a direct assignment from the financial institution’s interests with respect to a loan may involve additional risks to a fund. It is also unclear whether loans and other forms of direct indebtedness offer securities law protections against fraud and misrepresentation. In the absence of definitive regulatory guidance, a fund relies on its sub-adviser’s research in an attempt to avoid situations where fraud or misrepresentation could adversely affect the fund.

-Structured Notes
The fund may invest in various types of structured instruments, including securities that have demand, tender or put features, or interest rate rest features. Structured instruments may take the form of participation interests or receipts in underlying securities or other assets, and in some cases are backed by a financial institution serving as a liquidity provider. Some of these instruments may have an interest rate swap feature which substitutes a floating or variable interest rate for the fixed interest rate on an underlying security, and some may be asset-backed or mortgage-backed securities. Structured instruments are a type of derivative instrument and the payment and credit qualities of these instruments derive from the assets embedded in the structure from which they are issued.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell

Transamerica Flexible Income

or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Stocks
Stocks may be volatile—their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Warrants and Rights
Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

-Active Trading
The fund is actively managed and, under appropriate circumstances, may purchase and sell securities without regard to the length of time held. A high portfolio turnover rate may increase transaction costs and generate a high level of taxable short term capital gains, both of which may negatively impact the fund’s performance.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index (“BCUSA Index”), a widely recognized, unmanaged index of market performance that covers the U.S. dollar-denominated, investment-grade, fixed-rate, taxable bond market of SEC-registered securities, including U.S. Treasury issues, corporate and government-related debt issues, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2006	4.14%

Worst Quarter:	12/31/2008	(12.67)%

Transamerica Flexible Income

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(18.34)%	(2.62)%

Return after taxes on distributions[3]	(20.13)%	(4.44)%

Return after taxes on distributions and sale of fund shares[3]	(11.76)%	(3.11)%

BCUSA Index (reflects no deduction for fees, expenses, or taxes)	5.24%	4.72%

Barclays Capital U.S. Government/Credit Bond Index (reflects no deduction for fees, expenses or taxes)[4]	5.70%	4.74%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004.
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

[4]	This index served as the fund’s benchmark prior to January 1, 2009, at which time it was replaced with the BCUSA Index. This benchmark index change was made to more accurately reflect the principal strategies and policies of the fund.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.71%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.77%
Expense reduction[b]	0.00%

Net operating expenses	0.77%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.50% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.50% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operati ng expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$79	$246	$428	$954

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets
First $250 million	0.725%
Over $250 million up to $350 million	0.675%
Over $350 million	0.625%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.71% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.30%
Over $250 million up to $350 million	0.25%
Over $350 million	0.20%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Transamerica Flexible Income

Portfolio Managers:

Kirk J. Kim
Portfolio Manager (lead)

Kirk J. Kim is a Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in TIM’s Convertible Securities discipline and is a member of TIM’s Concentrated All Cap Growth Equity investment team. Prior to joining TIM in 1997, Mr. Kim worked as a securities analyst for The Franklin Templeton Group. He holds a B.S. in Finance from the University of Southern California. Mr. Kim has 13 years of investment experience.

Peter O. Lopez
Portfolio Manager (lead)

Peter O. Lopez is Principal and Director of Research at TIM. He co-manages sub-advised funds and institutional accounts in the Large Growth Equity and Convertible Securities disciplines. Prior to joining TIM in 2003, he was Managing Director at Centre Pacific, LLC. Mr. Lopez also previously served as Senior Fixed Income Analyst for Transamerica Investment Services from 1997-2000. He holds an M.B.A. in Finance and Accounting from the University of Michigan and received a B.A. in Economics from Arizona State University. Mr. Lopez has 17 years of investment experience.

Brian W. Westhoff, CFA
Portfolio Manager (lead)

Brian W. Westhoff is a Portfolio Manager at TIM. Prior to joining TIM in 2003, Mr. Westhoff worked as an Equity Research Intern with Credit Suisse Asset Management, as a Fixed Income Investment Analyst at St. Paul Companies, and as an Argentine/Oil and Gas Equity Research Intern with Merrill Lynch in Argentina. He holds an M.B.A. from Thunderbird, the Garvin Graduate School of International Management, and received a B.S. in Business Administration from Drake University. Mr. Westhoff has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

Derek S. Brown, CFA
Portfolio Manager (co)

Derek S. Brown is a Portfolio Manager and Director of Fixed Income at TIM. He manages mutual funds, sub-advised funds and institutional accounts in the Fixed Income discipline. Prior to joining TIM in 2005, he served in the portfolio management and fixed income trading departments at Bradford & Marzec, Inc. Mr. Brown also previously worked in the trading departments of Back Bay Advisors and The Boston Company Asset Management. He holds an M.B.A. from Boston College and received a B.A. in Communications Studies from University of Maine. Mr. Brown has earned the right to use the Chartered Financial Analyst designation and has 17 years of investment experience.

Greg D. Haendel, CFA
Portfolio Manager (co)

Greg D. Haendel is a Portfolio Manager at TIM. Prior to joining TIM in 2003, he worked as a High Yield Intern for Metropolitan West Asset Management, as a Fixed Income Intern for Lehman Brothers in London, as a Mortgage-Backed Portfolio Manager for Co-Bank in Colorado, and as a Global Debt Analyst for Merrill Lynch in New York. Mr. Haendel holds an M.B.A. in Finance and Accounting from The Anderson School at UCLA and received a B.A. in Economics from Amherst College. Mr. Haendel has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica High Yield Bond

Summary of Risks and Returns

Objective

The objective of Transamerica High Yield Bond is to seek a high level of current income by investing in high-yield debt securities.

Principal Strategies and Policies

The fund’s sub adviser, AEGON USA Investment Management, LLC (“AUIM”), seeks to achieve this objective by principally investing at least 80% of the fund’s net assets in a diversified portfolio of:

-	high-yield/high risk bonds (commonly known as “junk bonds”)

These junk bonds are high risk debt securities rated in medium or lower rating categories or determined by AUIM to be of comparable quality.

Please see Appendix B for a description of bond ratings.

AUIM’s strategy is to achieve yields as high as possible while managing risk. AUIM uses a “top down/bottom up” approach in managing the fund’s assets. The “top down” approach is to adjust the risk profile of the fund. AUIM analyzes four factors that affect the movement of fixed-income bond prices which include: economic indicators; technical indicators that are specific to the high yield market; investor sentiment and valuation. Analysis of these factors assists AUIM in its decisions regarding the fund’s portfolio allocations.

AUIM has developed a proprietary credit model that is the foundation of its “bottom up” analysis. The model tracks historical cash flow numbers and calculates credit financial ratios. Because high yield companies are of higher financial risk, AUIM does a thorough credit analysis of all companies in the fund’s portfolio, as well as all potential acquisitions.

Each potential buy and sell candidate is analyzed by AUIM from both the “top down” and “bottom up” strategies. An industry may look attractive in one area, but not the other. They can review the results of their analysis and decide whether or not to proceed with a transaction.

AUIM may sell fund securities when it determines there are changes in economic indicators, technical indicators or valuation.

What is “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

What is a “Top Down” Approach?
When using a “top down” approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes
-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating

Transamerica High Yield Bond

downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-High-Yield Debt Securities
High yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.
Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Merrill Lynch High Yield Cash Pay Index (“ML High Yield Index”), a widely recognized, unmanaged index of market performance that is a market value-weighted index of all domestic and Yankee high-yield bonds. Issues included in the index have maturities of one year or more and have a credit rating lower than Baa3/BBB, but are not in default. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	4.19%

Worst Quarter:	12/31/2008	(16.73)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(24.98)%	(2.94)%

Return after taxes on distributions[3]	(27.35)%	(5.43)%

Return after taxes on distributions and sale of fund shares[3]	(15.97)%	(3.65)%

ML High Yield Index (reflects no deduction for fees, expenses, or taxes)	(26.21)%	(3.01)%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Transamerica High Yield Bond

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.59%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.65%
Expense reduction[b]	0.00%

Net operating expenses	0.65%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser Transamerica Asset Management, Inc. (“TAM”) through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.24% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.24% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of investing in other mutual funds It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$66	$208	$362	$810

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets
First $400 million	0.59%
Over $400 million up to $750 million	0.575%
Over $750 million	0.55%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.59% of the fund’s average daily net assets.

Sub-Adviser:

AEGON USA Investment Management, LLC (“AUIM”)
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499-5338

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $400 million	0.28%
Over $400 million up to $750 million	0.25%
Over $750 million	0.20%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

David R. Halfpap, CFA
Senior Vice President — Portfolio Manager
Iowa State University, B.S. 1974, Mr. Halfpap joined AUIM in 1975. He is responsible for formulating and directing portfolio strategy and management for Transamerica High Yield Bond, the fixed-income portfolio of the AEGON USA Inc. Pension Trust and AEGON Financial Partners. He is a member of the Portfolio Managers Group and the Pension Investment Policy Committee with asset management experience spanning equities, high yield bonds and investment grade corporate bonds. Mr. Halfpap is a member of the CFA Institute and a former director of the Iowa Society of the Institute.

Bradley J. Beman, CFA, CPA
Senior Vice President, Director — High Yield
University of Northern Iowa, B.A. 1987; University of Iowa, M.B.A. 1991, Mr. Beman joined AUIM in 1988 after working in various capacities with AEGON USA and Life Investors. Prior to his current role, Mr. Beman held various investment responsibilities ranging from Fixed Income Analyst to Director of Credit Research. Mr. Beman currently manages the Public High Yield Portfolio and is co-portfolio manager of Transamerica High Yield Bond. He also provides oversight for additional asset classes within the Public Fixed Income area.

Benjamin D. Miller, CFA
High Yield Portfolio Manager
University of Northern Iowa, B.A.; University of Iowa, M.B.A. Mr. Miller joined AUIM in 1993 working as a Private Placement research analyst. Prior to his current role, Mr. Miller worked in various credit research roles in the corporate bond department at AUIM. His current responsibilities include high yield trading and portfolio management for the AEGON USA High Yield General Portfolio, as well as Transamerica High Yield Bond.

AUIM has provided investment advisory services to various clients since 1989.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Short-Term Bond

Summary of Risks and Returns

Objective

The objective of Transamerica Short-Term Bond is to seek a high level of income consistent with minimal fluctuation in principal value and liquidity.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve this objective by investing in a diversified portfolio as follows:

-	short-term and intermediate-term investment-grade corporate obligations
-	obligations issued or guaranteed by the U.S. and foreign governments and their agencies and instrumentalities
-	mortgage-backed securities
-	asset-backed securities.

TIM may also invest in bank obligations, collateralized mortgage obligations, foreign securities and hybrids. Normally, the fund will invest at least 80% of its net assets in fixed-income securities.

Bank obligations purchased for the fund are limited to U.S. or foreign banks with total assets of $1.5 billion or more. Similarly, savings association obligations purchased for the fund are limited to U.S. savings association obligations issued by U.S. savings banks with total assets of $1.5 billion or more. Foreign government securities purchased for the fund must be U.S. dollar-denominated and issued by foreign governments, agencies or instrumentalities. These foreign obligations must also meet the same quality requirements as U.S. obligations. The commercial paper and other short-term corporate obligations TIM buys for the fund are determined by the fund manager to present minimal credit risks.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perf orm as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

Transamerica Short-Term Bond

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks may include, without limitation:

-	different accounting and reporting practices

-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Merrill Lynch U.S. Corporate & Government 1-3 Year Index (“MLUSCG 1-3 Year Index”), a widely recognized, unmanaged index of market performance that tracks the market performance of U.S. dollar-denominated, investment grade, corporate debt securities with a remaining term to final maturity of less than 3 years. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Transamerica Short-Term Bond

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2006	2.08%

Worst Quarter:	12/31/2008	(2.28)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(1.38)%	2.10%

Return after taxes on distributions[3]	(2.89)%	0.67%

Return after taxes on distributions and sale of fund shares[3]	(0.88)%	0.97%

MLUSCG 1-3 Year Index (reflects no deduction for fees, expenses, or taxes)	4.69%	4.24%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.
[2]	Class I commenced operations on November 8, 2004
[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.62%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.68%
Expense reduction[b]	0.00%

Net operating expenses	0.68%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses excluding any distribution and service (12b-1) fee), exceed 0.85% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.85% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$69	$218	$379	$847

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets
First $250 million	0.65%
Over $250 million up to $500 million	0.60%
Over $500 million up to $1 billion	0.575%
Over $1 billion	0.55%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.62% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Transamerica Short-Term Bond

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $250 million	0.25%
Over $250 million up to $500 million	0.20%
From $500 million up to $1 billion	0.175%
Over $1 billion	0.15%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Greg D. Haendel, CFA
Portfolio Manager (lead)

Greg D. Haendel is a Portfolio Manager at TIM. Prior to joining TIM in 2003, he worked as a High Yield Intern for Metropolitan West Asset Management, as a Fixed Income Intern for Lehman Brothers in London, as a Mortgage-Backed Portfolio Manager for Co-Bank in Colorado, and as a Global Debt Analyst for Merrill Lynch in New York. Mr. Haendel holds an M.B.A. in Finance and Accounting from The Anderson School at UCLA and received a B.A. in Economics from Amherst College. Mr. Haendel has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

Derek S. Brown, CFA
Portfolio Manager (co)

Derek S. Brown is a Portfolio Manager and Director of Fixed Income at TIM. He manages mutual funds, sub-advised funds and institutional accounts in the Fixed Income discipline. Prior to joining TIM in 2005, he served in the portfolio management and fixed income trading departments at Bradford & Marzec, Inc. Mr. Brown also previously worked in the trading departments of Back Bay Advisors and The Boston Company Asset Management. He holds an M.B.A. from Boston College and received a B.A. in Communications Studies from University of Maine. Mr. Brown has earned the right to use the Chartered Financial Analyst designation and has 17 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Loomis Sayles Bond

Summary of Risks and Returns

Objective

The objective of Transamerica Loomis Sayles Bond is to seek high total investment return through a combination of current income and capital appreciation.

Principal Strategies and Policies

The fund’s sub-adviser, Loomis, Sayles & Company, L.P. (“Loomis”), seeks to achieve this objective by investing fund assets principally in fixed-income securities.

The fund normally invests at least 80% of its net assets in fixed-income securities, primarily in investment-grade fixed-income securities, although it may invest up to 35% of its assets in lower-rated fixed-income securities (“junk bonds”) and up to 20% of its assets in preferred stocks. Generally, at least 65% of the fund’s assets will be invested in investment grade securities rated BBB- or higher by Standard & Poor’s Ratings Group (“S&P”) or Baa3 by Moody’s Investors Service, Inc. (“Moody’s”), as determined at the time of purchase. The fund may invest in fixed-income securities of any maturity. The fund may also invest up to 10% of its assets in bank loans, which include senior secured and unsecured floating rate loans made by banks and other financial institutions to corporate customers. These loans generally will not be rated investment-grade.

Loomis performs extensive credit analyses, relying on its in-house team of more than 30 fixed-income analysts to cover a broad universe of industries, companies, and markets. The portfolio managers take advantage of these extensive resources to seek bonds trading at attractive levels from a risk/return perspective. In deciding which securities to buy and sell, Loomis considers, among other things, the financial strength of the issuer, current interest rates, expectations regarding general trends in interest rates, and comparisons of the level of risk associated with the potential return of those investments. Three themes typically drive the fund’s investment approach. First, the fund generally seeks securities of issuers whose credit profiles are improving. Second, the fund makes significant use of non-market related securities, which are securities that may not have a direct correlation with changes in interest rates. Loomis believes that the fund may generate positive returns by having a portion of assets invested in non-market related securities, rather than by relying primarily on changes in interest rates to produce returns. Third, Loomis analyzes different sectors of the economy and differences in the yields of various fixed income securities in an effort to find securities that it believes may produce attractive returns for the fund in comparison to their risk.

The fund may invest any portion of its assets in securities of Canadian issuers (denominated in any currency) and up to 20% of its assets in other foreign securities (excluding Canadian dollar denominated securities), including emerging market securities. The fund may invest without limit in obligations of supranational entities (e.g., the World Bank).

The fixed-income securities in which the fund may invest include without limitation: corporate securities, U.S. Government securities, commercial paper, zero coupon securities, mortgage-backed securities, stripped mortgage-backed securities, collateralized mortgage obligations, foreign currency denominated securities, asset-backed securities, when-issued securities, real estate investment trusts (“REITS”), Rule 144A securities, structured notes, repurchase agreements, and convertible securities. The fund may engage in options and futures transactions, foreign currency hedging transactions and swap transactions.

The fund may invest in structured notes, which are derivative debt instruments with principal and/or interest payments linked to the value of a commodity, a foreign currency, an index of securities, an interest rate, or other financial indicators (“reference instruments”). The payments on a structured note may vary based on changes in one or more specified reference instruments, such as a floating interest rate compared to a fixed interest rate, the exchange rates between two currencies or a securities or commodities index. A structured note may be positively or negatively indexed. For example, its principal amount and/or interest rate may increase or decrease if the value of the reference instrument increases, depending upon the terms of the instrument. The change in the principal amount payable with respect to, or the interest rate of, a structured note may be a multiple of the percentage change (positive or negative) in the value of the underlying reference instrument or instruments. Structured notes can be used to increase a fund’s exposure to changes in the value of assets or to hedge the risks of other investments that a fund holds. The fund may also invest in equity securities, including common stocks, preferred stocks and similar securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented

Transamerica Loomis Sayles Bond

volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-High-Yield Debt Securities
High-yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High-yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high-yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher-quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High-yield securities are not generally meant for short-term investing.

-Bank Loans
Bank loans in which the fund may invest include senior secured and unsecured floating rate loans made by banks and other financial institutions to corporate customers. Typically, these loans hold the most senior position in a borrower’s capital structure, may be secured by the borrower’s assets and have interest rates that reset frequently. These loans generally will not be rated investment-grade by the rating agencies. Economic downturns generally lead to higher non-payment and default rates and a senior loan could lose a substantial part of its value prior to a default. However, as compared to junk bonds, senior floating rate loans are typically senior in the capital structure and are often secured by collateral of the borrower. A fund’s investments in loans are subject to credit risk, and even secured bank loans may not be adequately collateralized. The interest rates of bank loans reset frequently, and thus bank loans are subject to interest rate risk. Most bank loans, like most investment-grade bonds, are not traded on any national securities exchange. Bank loans generally have less liquidity than investment-grade bonds and there may be less public information available about them. A fund may participate in the primary syndicate for a loan or it may also purchase loans from other lenders (sometimes referred to as loan assignments). A fund may also acquire a participation interest in another lender’s portion of the senior loan.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Preferred Stock
Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to

Transamerica Loomis Sayles Bond

which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bears foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-REITS
Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law, could adversely affect the value of a particular REIT or the market for REITs as a whole.

-Repurchase Agreements
Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. If the other party to a repurchase agreement defaults on its obligation, the fund may suffer delays and incur costs or lose money in exercising its rights under the agreement. If the seller fails to repurchase the security and the market value declines, the fund could lose money.

-Rule 144A Securities
“Rule 144A” securities are securities that are not registered for sale to the public and thus are considered “restricted.” They may only be resold to certain qualified institutional buyers. An insufficient number of qualified institutional buyers interested in purchasing a Rule 144A security held by the fund could adversely affect the marketability of such security and the fund might be unable to dispose of such security promptly or at reasonable prices.

Transamerica Loomis Sayles Bond

-Convertible Securities
Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with most debt securities, the market value of convertible securities tends to decline as interest rates increase. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

-Structured Notes
Investments in structured notes involves certain risks, including the risk that the issuer may be unable or unwilling to satisfy its obligations to pay principal or interest, which are separate from the risk that the note’s reference instruments may move in a manner that is disadvantageous to the holder of the note. Structured notes, which are often illiquid, are also subject to market risk, liquidity risk, and interest rate risk. The terms of certain structured notes may provide that a decline in the reference instrument may result in the interest rate or principal amount being reduced to zero. Structured notes may be more volatile than the underlying reference instruments or traditional debt instruments.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Currency Hedging
The fund may enter into forward foreign currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting the fund’s currency exposure from one currency to another may remove the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the Barclays Capital (formerly Lehman Brothers) U.S. Government/Credit Bond Index, a widely recognized, unmanaged index of market performance that is comprised of domestic fixed-income securities, including Treasury issues and corporate debt issues. This index consists of securities with maturities from one to ten years. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 (%)

Class I Shares

Transamerica Loomis Sayles Bond

Class I Shares	Quarter Ended	Return
Best Quarter:	6/30/2008	(0.34)%

Worst Quarter:	9/30/2008	(10.47)%

Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(18.47)%	(7.70)%

Return after taxes on distributions[3]	(20.79)%	(9.67)%

Return after taxes on distributions and sale of fund shares[3]	(11.84)%	(7.48)%

Barclays Capital U.S. Government/Credit Bond Index (reflects no deduction for fees, expenses, or taxes)	5.70%	6.42%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on January 3, 2007.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.64%
Distribution and service (12b-1) fees	N/A
Other expenses	0.05%

Total annual fund operating expenses	0.69
Expense reduction(b)	0.00%

Net operating expenses	0.69%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010 to waive fees and/or reimburse expenses to the extent that the fund’s total operating expenses exceed 0.88% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.88% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$70	$221	$384	$859

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, FL 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information — Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:

First $200 million	0.675%
Over $200 million up to $750 million	0.625%
Over $750 million	0.60%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.64% of the fund’s average daily net assets.

Sub-Adviser:

Loomis, Sayles & Company, L.P. (“Loomis”)
One Financial Center
Boston, MA 02111

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets:

First $200 million	0.325%
Over $200 million	0.30%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Kathleen C. Gaffney, CFA, Daniel J. Fuss, CFA, CIC, Elaine M. Stokes and Mathew J. Eagan, CFA serve as portfolio managers and are responsible for the day-to-day management of this fund.

Transamerica Loomis Sayles Bond

Ms. Gaffney, Lead Manager, is Vice President of Loomis and Senior Portfolio Manager for the Loomis Sayles Fixed Income Group. She manages institutional and mutual fund portfolios, including Loomis’ flagship Bond Fund, as well as the Strategic Income, High Income, and High Income Opportunities funds and is a co-manager or associate manager of other investment companies managed by Loomis. She started her investment career and joined Loomis in 1984, working as a fixed income and equity trader. Ms. Gaffney has been assisting Dan Fuss as a portfolio manager of the Loomis Sayles Bond Fund, an investment company managed by Loomis with an investment program comparable to that of the fund, since October 1997. She earned a B.A. from the University of Massachusetts at Amherst.

Mr. Fuss, co-manager, began his investment career in 1958. He has been with Loomis since 1976, and is Executive Vice President, Vice Chairman and Senior Portfolio Manager of the firm. Mr. Fuss co-manages institutional separate accounts for the multi-billion dollar fixed income group and a variety of mutual funds, including the flagship Bond Fund, as well as the Strategic Income, Institutional High Income and Investment Grade Bond funds, and other investment companies managed by Loomis. He has served as portfolio manager of the Loomis Sayles Bond Fund, an investment company managed by Loomis with an investment program comparable to that of the fund, since its inception in May 1991. Mr. Fuss is past president of the Boston Security Analysts Society and earned a B.S. and M.B.A. from Marquette University.

Ms. Stokes, co-manager, is Vice President of Loomis and began her investment career in 1987. She joined Loomis in 1988. Ms. Stokes co-manages the High Income Opportunities Fund and is a co-manager or associate manager of other investment companies managed by Loomis. Ms. Stokes received a B.S. from St. Michael’s College.

Mr. Eagan, co-manager, is Vice President of Loomis and began his investment career in 1989. He joined Loomis in 1997. Mr. Eagan co-manages the High Income Opportunities Fund and is a co-manager or associate manager of other investment companies managed by Loomis. He received a B.A. from Northeastern University and an M.B.A. from Boston University.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of fund shares.

Transamerica Van Kampen Emerging Markets Debt

Summary of Risks and Returns

Objective

The objective of Transamerica Van Kampen Emerging Markets Debt is to seek high total return by investing primarily in fixed-income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries.

Principal Strategies and Policies

The fund’s sub-adviser is Morgan Stanley Investment Management Inc., which does business in certain instances (including its role as a sub-adviser to this fund) under the name Van Kampen (“Van Kampen”).

Van Kampen seeks to achieve the fund’s objective by investing primarily in fixed-income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging markets countries. Using macroeconomic and fundamental analysis, Van Kampen seeks to identify developing countries that are believed to be undervalued and have attractive or improving fundamentals. After the country allocation is determined, the sector and security selection is made within each country.

The sub-adviser analyzes the global economic environment and its impact on emerging markets. The sub-adviser focuses on investing in countries that show signs of positive fundamental change. This analysis considers macroeconomic factors, such as GDP growth, inflation, monetary policy, fiscal policy and interest rates and sociopolitical factors, such as political risk, leadership, social stability and commitment to reform.

In selecting securities, the sub-adviser first examines yield curves with respect to a country and then considers instrument-specific criteria, including (i) spread duration; (ii) real interest rates; and (iii) liquidity. The fund’s holdings may range in maturity from overnight to 30 years or more and will not be subject to any minimum credit rating standard. The sub-adviser may, when or if available, use certain strategies, including the use of derivatives, to protect the fund from overvalued currencies or to take advantage of undervalued currencies. Derivative instruments used by the fund will be counted toward the 80% policy discussed below to the extent they have economic characteristics similar to the securities included within that policy. The sub-adviser generally considers selling a portfolio holding when it determines that the holding no longer satisfies its investment criteria.

Under normal circumstances, at least 80% of the net assets of the fund will be invested in debt securities of issuers located in emerging markets countries. An issuer is located in an emerging markets country if:

-	its principal securities trading market is in an emerging markets country;

-	alone or on a consolidated basis, it derives 50% or more of its annual revenue from goods produced, sales made or services performed in emerging markets; or

-	it is organized under the laws of, or has a principal office in, an emerging markets or developing country.

Emerging markets or developing countries are countries that major international financial institutions, such as the World Bank, generally consider to be less economically mature than developed nations such as the United States or most nations in Western Europe. Emerging markets countries can include every nation in the world except the United States, Canada, Japan, Australia, New Zealand and most countries in Western Europe.

The fund may also invest up to 25% of its assets in cross currency hedges, which involve the sale of one currency against the positive exposure to a different currency. Cross currency hedges may be used for hedging purposes or to establish an active exposure to the exchange rate between any two currencies.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

This fund is non-diversified.

What is a Non-Diversified Fund?
A “non-diversified” fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests in a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to a greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund generally may not have more than 25% of its total assets invested in any one issuer with the exception of securities of the U.S. government and its agencies, and, with respect to 50% of its total assets, may not have more than 5% of its total assets in one issuer with the exception of securities of the U.S. government and its agencies.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to

Transamerica Van Kampen Emerging Markets Debt

factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Foreign Securities
Investments in foreign securities involve risks relating to political, social and economic developments abroad, as well as risks resulting from the difference between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices
-	less information available to the public
-	less (or different) regulation of securities markets
-	more complex business negotiations
-	less liquidity
-	more fluctuations in prices
-	delays in settling foreign securities transactions
-	higher costs for holding shares (custodial fees)
-	higher transaction costs
-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or

Transamerica Van Kampen Emerging Markets Debt

price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Non-Diversification
Focusing investments in a small number of issuers, industries or foreign currencies increases risk. Because the fund is non- diversified, it may be more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified fund might be.

-Liquidity
Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings

A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns for different periods compare to the returns of a broad measure of market performance, the J.P. Morgan Emerging Markets Bond Index Global (“EMBI Global”), a widely recognized, unmanaged index of market performance that tracks total returns for traded external debt instruments in the emerging markets. The table shows average annual total returns for Class I shares of the fund. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

Class I Shares	Quarter Ended	Return
Best Quarter:	9/30/2006	6.21%

Worst Quarter:	12/31/2008	(8.44)%

  Average Annual Total Returns as of 12/31/081

	1 Year	Life of Class[2]
Return before taxes	(14.28)%	3.13%

Return after taxes on distributions[3]	(16.45)%	0.64%

Return after taxes on distributions and sale of fund shares[3]	(9.18)%	1.38%

EMBI Global (reflects no deduction for fees, expenses, or taxes)	(10.92)%	4.26%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan.

[2]	Class I commenced operations on November 8, 2004.

[3]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.92%
Distribution and service (12b-1) fees	N/A
Other expenses	0.06%

Total annual fund operating expenses	0.98%
Expense reduction[b]	0.00%

Net operating expenses	0.98%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.15% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses

Transamerica Van Kampen Emerging Markets Debt

reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.15% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$100	$312	$542	$1,201

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.95%
Over $250 million up to $500 million	0.85%
Over $500 million	0.80%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.92% of the fund’s average daily net assets.

Sub-Adviser:

Morgan Stanley Investment Management Inc.
doing business as Van Kampen (“Van Kampen”)
522 Fifth Avenue
New York, New York 10036

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.45%
Over $250 million	0.35%

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

The fund is managed by Van Kampen’s Emerging Market Debt team. Current members of the team include Abigail L. McKenna (Managing Director), Eric J. Baurmeister (Managing Director), and Federico L. Kaune (Managing Director).

Abigail L. McKenna, the Emerging Markets Debt team’s lead portfolio manager, has worked for Van Kampen since 1996 and has been managing the fund since its inception in November 2004.

Eric J. Baurmeister has worked for Van Kampen since 1997 and has been managing the fund since its inception in November 2004.

Federico L. Kaune has worked for Van Kampen since 2002 and has been managing the fund since its inception in November 2004.

Van Kampen has provided investment advisory services to various clients since 1935.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Transamerica Balanced

Summary of Risks and Returns

Objective

The objective of Transamerica Balanced is to seek long-term capital growth and current income with a secondary objective of capital preservation, by balancing investments among stocks, bonds and cash or cash equivalents.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve the fund’s objective by investing primarily in common stocks and high quality bonds with maturities of less than 30 years. TIM may also invest in cash or cash equivalents such as money market funds and other short-term investment instruments. This requires the managers of each portion of the fund to be flexible in managing the fund’s assets. At times, TIM may shift portions held in bonds and stocks according to business and investment conditions. However, at all times the fund will hold at least 25% of its assets in non-convertible fixed-income securities.

To achieve its goal, TIM invests in a diversified portfolio of common stocks, bonds, money market instruments and other short-term debt securities issued by companies of all sizes. TIM’s equity and fixed-income management teams work together to build a portfolio of growth stocks combined with bonds that TIM considers to be of good credit quality purchased at favorable prices.

TIM uses a “bottom up” approach to investing. It studies industry and economic trends, but focuses on researching individual issuers. The fund is constructed one security at a time. Each issuer passes through a research process and stands on its own merits as a viable investment in TIM’s opinion.

What is a “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

-Equity Investments
TIM uses an intrinsic value discipline in selecting securities, based on strong earnings and cash flows to foster future growth, with the goal of producing a long term, above-average rate of return. In projecting free cash flows and determining earnings potential and valuation, TIM uses multiple factors such as:

-	the quality of the management team;
-	the company’s ability to earn returns on capital in excess of the cost of capital;
-	competitive barriers to entry; and
-	the financial condition of the company.

TIM takes a long-term approach to investing and views each investment in a company as owning a piece of the business.

-Fixed-Income Investments
TIM’s bond management team seeks out bonds with credit strength of the quality that it believes could warrant higher ratings, which, in turn, could lead to higher valuations. To identify these bonds, the bond research team performs in-depth income and credit analysis on companies issuing bonds under consideration for the fund. It also compiles bond price information from many different bond markets and evaluates how these bonds can be expected to perform with respect to recent economic developments. TIM analyzes this market information daily, negotiating each trade and buying bonds at what TIM considers to be the best available prices.

The fund may invest in mortgage-backed securities and lower-rated bonds. The fund may also invest in derivative securities, including futures, options and options on futures, swaps and foreign securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

Transamerica Balanced

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Growth Stocks
Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with the value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines. Certain types of growth stocks, particularly technology stocks, can be extremely volatile and subject to greater price swings than the broader market.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally

Transamerica Balanced

was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Foreign Securities
Investments in foreign securities including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public

-	less (or different) regulation of securities markets

-	more complex business negotiations

-	less liquidity

-	more fluctuations in prices

-	delays in settling foreign securities transactions

-	higher costs for holding shares (custodial fees)

-	higher transaction costs

-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

- Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-High-Yield Debt Securities
High-yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High-yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high-yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High-yield securities are not generally meant for short-term investing.

-Small- or Medium-Sized Companies
Investing in small and medium sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for the greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities, and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The past performance information shown below is for Class A shares, which would have substantially similar annual returns as Class I shares because both share classes are invested in the same portfolio of securities. The returns for Class A shares will vary from Class I shares to the extent that the Classes do not have the same expenses and Class I shares are not subject to sales charges (which are reflected in the performance information about Class A shares in the table).

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s performance has varied from year to year, and how the fund’s average annual total returns for different periods compare to the returns of a broad measure of market performance, the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), which is comprised of 500 widely traded common stocks that measures the general performance of the market, and the Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index (“BCUSA Index”) (secondary), which covers the U.S. dollar-denominated, investment-grade, fixed-rate, taxable bond market of SEC-registered securities, including U.S. Treasury issues, corporate and government-related debt issues, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Each index is a widely recognized, unmanaged index of market performance. The bar chart does not reflect the impact of sales charges, which if reflected, would lower returns. The table includes deduction of applicable Class A sales charges. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Transamerica Balanced

Year-by-Year Total Return as of 12/31 each year (%)

Class A Shares

Class A Shares	Quarter Ended	Return
Best Quarter:	12/31/1999	14.82%

Worst Quarter:	12/31/2008	(16.46)%

  Average Annual Total Returns as of 12/31/081

	1 Year	5 Years	10 Years
Return before taxes	(36.41)%	(1.95)%	0.66%

Return after taxes on distribution[2]	(37.30)%	(2.43)%	0.07%

Return after taxes on distributions and sale of fund shares[2]	(22.78)%	(1.69)%	0.35%

S&P 500 Index (reflects no deduction for fees, expenses, or taxes)	(37.00)%	(2.19)%	(1.38)%

BCUSA Index (secondary) (reflects no deduction for fees, expenses, or taxes)	5.24%	4.65%	5.63%

Barclays Capital U.S. Government/Credit Bond Index (reflects no deduction for fees, expenses or taxes)[3]	5.70%	4.64%	5.64%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as 401(k) plans. After-tax returns are presented for only one class and returns for other classes will vary.
[2]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

[3]	This index served as one of the fund’s benchmarks prior to January 1, 2009, at which time it was replaced with the BCUSA Index. This benchmark index change was made to more accurately reflect the principal strategies and policies of the fund.

Note: Prior to May 28, 2004, a different sub-adviser managed this fund, and it had a different investment objective and used different investment strategies. The performance set forth prior to that date is attributable to the previous sub-adviser.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.80%
Distribution and service (12b-1) fees	N/A
Other expenses	0.37%

Total annual fund operating expenses	1.17%
Expense reduction[b]	0.00%

Net operating expenses	1.17%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008, restated to reflect the estimated expenses of Class I shares.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 1.45% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.45% of average daily net assets, excluding certain extraordinary expenses.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$119	$372	$644	$1,420

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Transamerica Balanced

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million up to $1.5 billion	0.70%
Over $1.5 billion	0.625%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.80% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

First $250 million	0.35%
Over $250 million up to $500 million	0.325%
Over $500 million up to $1.5 billion	0.30%
Over $1.5 billion	0.25%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Gary U. Rollé, CFA
Portfolio Manager (lead-equity)

Gary U. Rollé is Principal, Managing Director, Chief Executive Officer and Chief Investment Officer of TIM. He manages sub-advised funds and institutional separate accounts in the Large Growth Equity discipline. Mr. Rollé joined Transamerica in 1967. From 1980 to 1983 he served as the Chief Investment Officer for SunAmerica then returned to Transamerica as Chief Investment Officer. Throughout his 23 year tenure as CIO, Mr. Rollé has been responsible for creating and guiding the TIM investment philosophy. He holds a B.S. in Chemistry and Economics from the University of California at Riverside and has earned the right to use the Chartered Financial Analyst designation. Mr. Rollé has 41 years of investment experience.

Greg D. Haendel, CFA
Portfolio Manager (lead-fixed income)

Greg D. Haendel is a Portfolio Manager at TIM. Prior to joining TIM in 2003, he worked as a High Yield Intern for Metropolitan West Asset Management, as a Fixed Income Intern for Lehman Brothers in London, as a Mortgage-Backed Portfolio Manager for Co-Bank in Colorado, and as a Global Debt Analyst for Merrill Lynch in New York. Mr. Haendel holds an M.B.A. in Finance and Accounting from The Anderson School at UCLA and received a B.A. in Economics from Amherst College. Mr. Haendel has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

Derek S. Brown, CFA
Portfolio Manager (co-fixed income)

Derek S. Brown is a Portfolio Manager and Director of Fixed Income at TIM. He manages mutual funds, sub-advised funds and institutional accounts in the Fixed Income discipline. Prior to joining TIM in 2005, he served in the portfolio management and fixed income trading departments at Bradford & Marzec, Inc. Mr. Brown also previously worked in the trading departments of Back Bay Advisors and The Boston Company Asset Management. He holds an M.B.A. from Boston College and received a B.A. in Communications Studies from University of Maine. Mr. Brown has earned the right to use the Chartered Financial Analyst designation and has 17 years of investment experience.

Geoffrey I. Edelstein, CFA, CIC
Portfolio Manager (co-equity)

Geoffrey I. Edelstein is Principal, Managing Director and Portfolio Manager at TIM. He co-manages institutional and TIM’s private separate accounts and sub-advised funds in the Equity disciplines. Mr. Edelstein’s analytical responsibilities include the Consumer Staples sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Westcap was co-founded by Mr. Edelstein in 1992. Prior to Westcap, he practiced Corporate and Real Estate Law from 1988-1991. Mr. Edelstein earned a B.A. from University of Michigan and a J.D. from Northwestern University School of Law. He was a member of the AIMR Blue Ribbon Task Force on Soft Dollars, 1997, and has earned the right to use the Chartered Financial Analyst designation. He is also a member of the Board of Governors’ of the Investment Adviser Association and the Board of Directors of EMQ Families First, the largest children’s agency in California. Mr. Edelstein has 17 years of investment experience.

Edward S. Han
Portfolio Manager (co-equity)

Edward S. Han is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline and is a member of the Large Growth team. Prior to joining TIM in 1998, he was a Vice President of Corporate Banking at Bank of America. Mr. Han holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia and received his B.A. in Economics from the University of California at Irvine. Mr. Han has 14 years of investment experience.

Transamerica Balanced

John J. Huber, CFA
Portfolio Manager (co-equity)

John J. Huber is Principal and Portfolio Manager at TIM. He manages sub-advised funds and institutional separate accounts in the Mid Growth Equity discipline. Mr. Huber’s analytical responsibilities include covering the Financial Services sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Prior to Westcap, Mr. Huber was a Senior Associate at Wilshire Associates and an Information Technology Consultant at Arthur Andersen. He earned a B.A. from Columbia University and an M.B.A. from University of California, Los Angeles. Mr. Huber has earned the right to use the Chartered Financial Analyst designation and has 10 years of investment experience.

Peter O. Lopez
Portfolio Manager (co-fixed income)

Peter O. Lopez is Principal and Director of Research at TIM. He co-manages sub-advised funds and institutional accounts in the Large Growth Equity and Convertible Securities disciplines. Prior to joining TIM in 2003, he was Managing Director at Centre Pacific, LLC. Mr. Lopez also previously served as Senior Fixed Income Analyst for Transamerica Investment Services from 1997-2000. He holds an M.B.A. in Finance and Accounting from the University of Michigan and received a B.A. in Economics from Arizona State University. Mr. Lopez has 17 years of investment experience.

Erik U. Rollé
Portfolio Manager (co-equity)

Erik U. Rollé is a Securities Analyst and Co-Portfolio Manager at TIM. He co-manages sub-advised funds and institutional separate accounts in the Growth Equity discipline. Prior to joining TIM in 2005, Mr. Rollé worked as a Research Associate at Bradford & Marzec where his primary responsibilities were within trading and credit research. He received a B.S. in Finance and a B.S. in Journalism from the University of Colorado at Boulder. Mr. Rollé has 6 years of investment experience.

Brian W. Westhoff, CFA
Portfolio Manager (co-fixed income)

Brian W. Westhoff is a Portfolio Manager at TIM. Prior to joining TIM in 2003, Mr. Westhoff worked as an Equity Research Intern with Credit Suisse Asset Management, as a Fixed Income Investment Analyst at St. Paul Companies, and as an Argentine/Oil and Gas Equity Research Intern with Merrill Lynch in Argentina. He holds an M.B.A. from Thunderbird, the Garvin Graduate School of International Management, and received a B.S. in Business Administration from Drake University. Mr. Westhoff has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Financial Highlights:

Financial Highlights are not included in this prospectus because no Class I shares of this fund were issued at the fund’s fiscal year end.

Transamerica Value Balanced

Summary of Risks and Returns

Objective

The objective of Transamerica Value Balanced is preservation of capital and competitive investment returns.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve the fund’s objective by investing fund assets principally in:

-	domestic equities whose market capitalization generally exceeds $3 billion

-	debt obligations of U.S. and foreign issuers, some of which will be convertible into common stocks

-	U.S. Treasury bonds, notes and bills
-	money market instruments

-	mortgage-backed and asset-backed securities

To achieve its goal the fund invests in a diversified portfolio of common stocks, bonds, money market instruments and other short-term debt securities issued by companies of all sizes. TIM’s equity and fixed-income management teams work together to build a portfolio of growth stocks combined with bonds that TIM considers to be of good credit quality purchased at favorable prices.

TIM uses a “bottom-up” approach to investing. It studies industry and economic trends, but focuses on researching individual issuers. The fund is constructed one security at a time. Each issuer passes through a research process and stands on its own merits as a viable investment in TIM’s opinion.

What is a “Bottom Up” Analysis?
When a sub-adviser uses a “bottom up” approach, it looks primarily at individual companies against the context of broader market factors.

Although the fund will invest primarily in publicly traded U.S. securities, it will be able to invest up to 10% of its total assets in foreign securities, including securities of issuers in emerging countries and securities quoted in foreign currencies.

TIM will seek to enhance returns in rising stock markets by increasing its allocation to equity, then seek to protect itself in falling stock markets by reducing equity exposure and shifting into fixed-income investments, as well as into money market funds. However at all times the fund will hold at least 25% of its assets in non-convertible fixed-income securities.

-Equity Investments
TIM uses an intrinsic value discipline in selecting securities, based on strong earnings and cash flows to foster future growth, with the goal of producing a long term, above-average rate of return. In projecting free cash flows and determining earnings potential and valuation, TIM uses multiple factors such as:

-	the quality of the management team;

-	the company’s ability to earn returns on capital in excess of the cost of capital;

-	competitive barriers to entry; and

-	the financial condition of the company.

TIM takes a long-term approach to investing and views each investment in a company as owning a piece of the business.

-Fixed-Income Investments
TIM’s bond management team seeks out bonds with credit strength of the quality that it believes could warrant higher ratings, which, in turn, could lead to higher valuations. To identify these bonds, the bond research team performs in-depth income and credit analysis on companies issuing bonds under consideration for the fund. It also compiles bond price information from many different bond markets and evaluates how these bonds can be expected to perform with respect to recent economic developments. TIM analyzes this market information daily, negotiating each trade and buying bonds at what TIM considers to be the best available prices.

The fund may invest in mortgage-backed securities and lower-rated bonds. The fund may also invest in derivative securities, including futures, options and options on futures, swaps and foreign securities.

The fund may invest its assets in cash, cash equivalent securities or short-term debt securities, repurchase agreements and money market instruments. Under adverse or unstable market, economic or political conditions, the fund may do so without limit. Although the fund would do this only in seeking to avoid losses, the fund may be unable to pursue its investment objective during that time, and it could reduce the benefit from any upswing in the market. To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

Risk is inherent in all investing. The value of your investment in the fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time. You may lose part or all of your investment in the fund or your investment may not perform as well as other similar investments. The fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
The value of securities owned by the fund may go up or down, sometimes rapidly or unpredictably. If the market prices of the securities owned by the fund fall, the value of your investment in the fund will decline. The value of a security may fall due to factors affecting securities markets generally or a particular sector of the securities markets or factors affecting particular industries

Transamerica Value Balanced

or issuers. The equity and debt capital markets in the United States and internationally have experienced unprecedented volatility. This financial crisis has caused a significant decline in the value and liquidity of many securities. This environment could make identifying investment risks and opportunities especially difficult. These market conditions may continue or get worse. Changes in market conditions will not have the same impact on all types of securities.

-Stocks
Stocks may be volatile – their prices may go up and down dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, the securities market as a whole or the overall economy. Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

-Fixed-Income Securities
The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Derivatives
The use of derivative instruments may involve risks and costs different from, and possibly greater than, the risks and costs associated with investing directly in securities or other traditional investments. The fund’s use of certain derivatives may in some cases involve forms of financial leverage, which involves risk and may increase the volatility of the fund’s net asset value. Even a small investment in derivatives can have a disproportionate impact on the fund. Using derivatives can increase losses and reduce opportunities for gains when market prices, interest rates or currencies, or the derivative instruments themselves, behave in a way not anticipated by the fund. The other parties to certain derivative contracts present the same types of default or credit risk as issuers of fixed income securities. Certain derivatives may be illiquid, which may reduce the return of the fund if it cannot sell or terminate the derivative instrument at an advantageous time or price. Some derivatives may be difficult to value, or may be subject to the risk that changes in the value of the instrument may not correlate well with the underlying asset, rate or index. In addition, derivatives may be subject to market risk, interest rate risk and credit risk. The fund could lose the entire amount of its investment in a derivative and, in some cases, could lose more than the principal amount invested. Also, suitable derivative instruments may not be available in all circumstances or at reasonable prices. The fund’s sub-adviser may not make use of derivatives for a variety of reasons.

-Mortgage-Related Securities
Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U. S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally

Transamerica Value Balanced

was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

-Foreign Securities
Investments in foreign securities, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), and European Depositary Receipts (“EDRs”), involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include, without limitation:

-	different accounting and reporting practices

-	less information available to the public

-	less (or different) regulation of securities markets

-	more complex business negotiations

-	less liquidity

-	more fluctuations in prices

-	delays in settling foreign securities transactions

-	higher costs for holding shares (custodial fees)

-	higher transaction costs

-	vulnerability to seizure and taxes

-	political or financial instability and small markets

-	different market trading days

-Currency
When the fund invests in securities denominated in foreign currencies, it is subject to the risk that those currencies will decline in value relative to the U.S. dollar, or, in the case of hedging positions, that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates in foreign countries may fluctuate significantly over short periods of time for reasons such as changes in interest rates, government intervention or political developments. As a result, the fund’s investments in foreign currency denominated securities may reduce the returns of the fund.

-Emerging Markets
Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

-High-Yield Debt Securities
High-yield debt securities, or junk bonds, are securities that are rated below “investment grade” or, if unrated, are considered by the sub-adviser to be of equivalent quality. High-yield debt securities range from those for which the prospect for repayment of principal and interest is predominantly speculative to those which are currently in default on principal or interest payments or in bankruptcy. A fund with high-yield debt securities may be more susceptible to credit risk and market risk than a fund that invests only in higher quality debt securities because these lower-rated debt securities are less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for more highly rated debt securities. As a result, the fund’s sub-adviser may find it more difficult to sell these securities or may have to sell them at lower prices. High-yield securities are not generally meant for short-term investing.

-Small- or Medium-Sized Companies
Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Among the reasons for their greater price volatility are the less certain growth prospects of smaller companies, the lower degree of liquidity in the markets for such securities and the greater sensitivity of smaller companies to changing economic conditions. Smaller companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

You may lose money if you invest in this fund.

These and other risks are more fully described in the section entitled “More on Strategies and Risks” in Appendix A of this prospectus.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The past performance information shown below is for Class A shares, which would have substantially similar annual returns as Class I shares because both share classes are invested in the same portfolio of securities. The returns for Class A shares will vary from Class I shares to the extent that the Classes do not have the same expenses and Class I shares are not subject to sales charges (which are reflected in the performance information about Class A shares in the table).

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s performance has varied from year to year, and how the fund’s average annual total returns for different periods compare to the returns of a broad measure of market performance, the Russell 1000 ® Value Index, which measures the performance of those Russell 1000 companies with lower price-to-book ratios and

Transamerica Value Balanced

lower forecasted growth values, and the Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index (“BCUSA Index”) (secondary), which covers the U.S. dollar-denominated, investment-grade, fixed-rate, taxable bond market of SEC-registered securities, including U.S. Treasury issues, corporate and government-related debt issues, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Each index is a widely recognized, unmanaged index of market performance. The bar chart does not reflect the impact of sales charges, which if reflected, would lower returns. The table includes deduction of applicable Class A sales charges. Absent limitations of the fund’s expenses, total returns would be lower. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class A Shares

Class A Shares	Quarter Ended	Return
Best Quarter:	6/30/2003	12.90%

Worst Quarter:	12/31/2008	(16.08)%

  Average Annual Total Returns as of 12/31/081

	1 Year	5 Years	10 Years
Return before taxes	(35.32)%	(2.21)%	0.05%

Return after taxes on distributions[2]	(35.89)%	(3.06)%	(0.97)%

Return after taxes on distributions and sale of fund shares[2]	(22.82)%	(1.77)%	(0.24)%

Russell 1000 ® Value Index (reflects no deduction for fees, expenses, or taxes)	(36.85)%	(0.79)%	1.36%

BCUSA Index (secondary) (reflects no deduction for fees, expenses, or taxes)	5.24%	4.65%	5.63%

[1]	Actual returns may depend on the investor’s individual tax situation. After-tax returns may not be relevant if the investment is made through a tax-exempt or tax-deferred account, such as a 401(k) plan. After-tax returns are presented for only one class and returns for other classes will vary.
[2]	The after-tax returns are calculated using the historic highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.

Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.75%
Distribution and service (12b-1) fees	N/A
Other expenses	0.46%

Total annual fund operating expenses	1.21%
Expense reduction[b]	0.01%

Net operating expenses	1.20%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008, restated to reflect the estimated expenses of Class I shares.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total expenses exceed 1.20% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 1.20% of average daily net assets, excluding certain extraordinary expenses. The fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$122	$383	$664	$1,465

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Transamerica Value Balanced

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Average Daily Net Assets

First $500 million	0.75%
Over $500 million up to $1 billion	0.65%
Over $1 billion	0.60%

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.75% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the indicated annual rates (expressed as a specified percentage of the fund’s average daily net assets):

Up to $500 million	0.35%
Over $500 million up to $1 billion	0.325%
Over $1 billion	0.30%

less 50% of any amount reimbursed pursuant to the fund’s expense limitation.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Portfolio Managers:

Greg D. Haendel, CFA
Portfolio Manager (lead-fixed income)

Greg D. Haendel is a Portfolio Manager at TIM. Prior to joining TIM in 2003, he worked as a High Yield Intern for Metropolitan West Asset Management, as a Fixed Income Intern for Lehman Brothers in London, as a Mortgage-Backed Portfolio Manager for Co-Bank in Colorado, and as a Global Debt Analyst for Merrill Lynch in New York. Mr. Haendel holds an M.B.A. in Finance and Accounting from The Anderson School at UCLA and received a B.A. in Economics from Amherst College. Mr. Haendel has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

Geoffrey I. Edelstein, CFA, CIC
Portfolio Manager (lead-equity)

Geoffrey I. Edelstein is Principal, Managing Director and Portfolio Manager at TIM. He co-manages institutional and TIM’s private separate accounts and sub-advised funds in the Equity disciplines. Mr. Edelstein’s analytical responsibilities include the Consumer Staples sector. He joined TIM in 2005 when the firm acquired Westcap Investors, LLC. Westcap was co-founded by Mr. Edelstein in 1992. Prior to Westcap, he practiced Corporate and Real Estate Law from 1988-1991. Mr. Edelstein earned a B.A. from University of Michigan and a J.D. from Northwestern University School of Law. He was a member of the AIMR Blue Ribbon Task Force on Soft Dollars, 1997, and has earned the right to use the Chartered Financial Analyst designation. He is also a member of the Board of Governors’ of the Investment Adviser Association and the Board of Directors of EMQ Families First, the largest children’s agency in California. Mr. Edelstein has 17 years of investment experience.

Derek S. Brown, CFA
Portfolio Manager (co-fixed income)

Derek S. Brown is a Portfolio Manager and Director of Fixed Income at TIM. He manages mutual funds, sub-advised funds and institutional accounts in the Fixed Income discipline. Prior to joining TIM in 2005, he served in the portfolio management and fixed income trading departments at Bradford & Marzec, Inc. Mr. Brown also previously worked in the trading departments of Back Bay Advisors and The Boston Company Asset Management. He holds an M.B.A. from Boston College and received a B.A. in Communications Studies from University of Maine. Mr. Brown has earned the right to use the Chartered Financial Analyst designation and has 17 years of investment experience.

Scott L. Dinsdale, CFA
Portfolio Manager (co-equity)

Scott L. Dinsdale is a Senior Securities Analyst at TIM. He re-joined TIM in 2005 after previously serving as a Fixed Income Analyst from 1999-2000. Mr. Dinsdale was a Portfolio Manager and Analyst in the High Yield and Convertible Securities group at Pacific Life Insurance Company and previously worked as a Director at Standard and Poor’s Ratings Group. He holds an M.B.A. in Finance and International Business from the Stern School of Business at New York University and received a B.A. in Business Administration from San Diego State University. Mr. Dinsdale has earned the right to use the Chartered Financial Analyst designation and has 20 years of investment experience.

Kirk R. Feldhus
Portfolio Manager (co-equity)

Kirk R. Feldhus is a Securities Analyst at TIM. He co-manages institutional and retail portfolios for the diversified equity and all-cap value strategies. He joined TIM in 2005 when the firm acquired Westcap Investors LLC. Prior to Westcap, Mr. Feldhus served as vice president at Crystal Cove Capital. He has worked as a research associate at Bank of America Securities and as a management consultant at Ernst & Young. He holds an MBA from the Marshall School at the University of Southern California and earned a B.S. from Colorado State University. Mr. Feldhus has 9 years of investment experience.

Brian W. Westhoff, CFA
Portfolio Manager (co-equity)

Brian W. Westhoff is a Portfolio Manager at TIM. Prior to joining TIM in 2003, Mr. Westhoff worked as an Equity Research Intern with Credit Suisse Asset Management, as a Fixed Income Investment Analyst at St. Paul Companies, and as an

Transamerica Value Balanced

Argentine/Oil and Gas Equity Research Intern with Merrill Lynch in Argentina. He holds an M.B.A. from Thunderbird, the Garvin Graduate School of International Management, and received a B.S. in Business Administration from Drake University. Mr. Westhoff has earned the right to use the Chartered Financial Analyst designation and has 11 years of investment experience.

TIM, through its parent company, has provided investment advisory services to various clients since 1967.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the fund.

Financial Highlights:

Financial Highlights are not included in this prospectus because no Class I shares of this fund were issued at the fund’s fiscal year end.

Transamerica Money Market

Summary of Risks and Returns

Objective

The objective of Transamerica Money Market is to seek maximum current income from money market securities consistent with liquidity and preservation of principal.

Principal Strategies and Policies

The fund’s sub-adviser, Transamerica Investment Management, LLC (“TIM”), seeks to achieve this objective by investing substantially all of the fund’s assets in accordance with Rule 2a-7 under the Investment Company Act of 1940 in the following U.S. dollar-denominated instruments:

-	short-term corporate obligations, including commercial paper, notes and bonds
-	obligations issued or guaranteed by the U.S. and foreign governments and their agencies and instrumentalities
-	obligations of U.S. and foreign banks, or their foreign branches, and U.S. savings banks
-	repurchase agreements involving any of the securities mentioned above

TIM also seeks to maintain a stable net asset value of $1.00 per share by:

-	investing in securities which TIM believes present minimal credit risk; and

-	maintaining the average maturity of obligations held in the fund’s portfolio at 90 days or less.

Bank obligations purchased for the fund are limited to U.S. or foreign banks with total assets of $1.5 billion or more. Similarly, savings association obligations purchased for the fund are limited to U.S. savings association obligations issued by U.S. savings banks with total assets of $1.5 billion or more. Foreign securities purchased for the fund must be U.S. dollar-denominated and issued by foreign governments, agencies or instrumentalities, or banks that meet the minimum $1.5 billion capital requirement. These foreign obligations must also meet the same quality requirements as U.S. obligations. The commercial paper and other short-term corporate obligations TIM buys for the fund are determined by the fund manager to present minimal credit risks.

To the extent that the fund has any uninvested cash, the fund would also be subject to risk with respect to the depository institution holding the cash.

Please see Appendix A for more information about investment strategies.

Principal Risks

An investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. Although the fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in the fund. The fund could underperform other short-term debt instruments or money market funds, or you could lose money. This fund is subject to the following principal investment risks, as well as other risks described in Appendix A:

-Market
A decline in the market value of a fund investment, lack of liquidity in the bond markets or other market events, including the ongoing global financial crisis, could cause the value of your investment in the fund, or its yield, to decline.

-Interest Rates
The interest rates on short-term obligations held in the fund’s portfolio will vary, rising or falling with short-term interest rates generally. The fund’s yield will tend to lag behind general changes in interest rate.

The ability of the fund’s yield to reflect current market rates will depend on how quickly the obligations in its portfolio mature and how much money is available for investment at current market rates.

-Credit
The fund is also subject to the risk that the issuer of a security in which it invests (or a guarantor) may fail to pay the principal or interest payments when due. Debt securities also fluctuate in value based on the perceived creditworthiness of issuers. This will lower the return from, and the value of, the security, which will lower the performance of the fund. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

-Bank Obligations
If the fund concentrates in U.S. bank obligations, the fund will be particularly sensitive to adverse events affecting U.S. banks. Banks are sensitive to changes in money market and general economic conditions, as well as decisions by regulators that can affect banks’ profitability.

-Yield Fluctuation
The fund invests in short-term money market instruments. As a result, the amount of income paid to you by the fund will go up or down depending on day-to-day variations in short-term interest rates. Investing in high quality, short-term instruments may result in a lower yield (the income on your investment) than investing in lower quality or longer-term instruments. When interest rates are very low, the fund’s expenses could absorb all or a significant portion of the fund’s income.

An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other

Transamerica Money Market

governmental agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

Please also see the fund’s website at www.transamericafunds.com for more information about the fund.

Disclosure of Portfolio Holdings
A detailed description of the fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the Statement of Additional Information. In addition, investors should note that the fund publishes its holdings on its website at www.transamericafunds.com 25 days after the end of each calendar quarter. Such information will generally remain online for six months or as otherwise consistent with applicable regulations.

Past Performance

The bar chart and the table below provide some indication of the risks of investing in the fund by showing you how the fund’s Class I average annual total returns and its performance since inception. The table shows average annual total returns for Class I shares of the fund. Absent limitation of the fund’s expenses, total returns would be lower. As with all mutual funds, past performance (before and after taxes) is not a prediction of future results.

Year-by-Year Total Return as of 12/31 each year (%)

Class I Shares

7-Day Yield1
(as of October 31, 2008)

Class I Shares = 2.23%

Class I Shares	Quarter Ended	Return
Best Quarter:	12/31/2006	1.24%

Worst Quarter:	12/31/2008	0.40%

  Average Annual Total Returns as of 12/31/082

	1 Year	Life of Class[3]
Return before taxes	2.32%	3.94%

[1]	Call Customer Service (1-888-233-4339) for the current 7-day yield.
[2]	Actual returns may depend on the investor’s individual tax situation.
[3]	Class I commenced operations on November 15, 2005.
Fees and Expenses

There are no sales charges (load) or other transaction fees.

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Annual Fund Operating Expenses (expenses that are deducted from fund assets, expressed as a % of average daily net assets)[a]
Class I Shares
Management fees	0.40%
Distribution and service (12b-1) fees	N/A
Other expenses	0.11%

Total annual fund operating expenses	0.51%
Expense reduction[b,c]	0.01%

Net operating expenses	0.50%

[a]	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2008, restated to include an adjustment of 0.02% as a result of the U.S. Treasury’s Temporary Guarantee Program for Money Market Funds (the “Program”). The Program expenses were incurred for the period September 19, 2008 through April 30, 2009, and are not covered by the contractual expense cap currently in effect. It is not currently known whether the Program will be extended or if the fund will continue to participate in the Program beyond April 30, 2009.

[b]	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2010, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 0.48% of average daily net assets, excluding certain extraordinary expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.48% of average daily net assets, excluding certain extraordinary expenses.

[c]	In order to avoid a negative yield, TAM or any of its affiliates may waive fees or reimburse expenses of one or more classes of the fund. Any such waiver or expense reimbursement would be voluntary, could be discontinued at any time, and is subject in certain circumstances to reimbursement by the fund to TAM or its affiliates. There is no guarantee that the fund will be able to avoid a negative yield.

EXAMPLE
This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000, reinvested all distributions and dividends without a sales charge, and held your shares for the periods shown and then redeem all of your shares at the end of those periods, with a 5% annual return (this assumption is required by the SEC and is not a prediction of the fund’s future performance) and fund operating expenses remaining the same. Actual costs may be higher or lower.

Share Class	1 year	3 years	5 years	10 years
I	$51	$156	$273	$615

Transamerica Money Market

Additional Information

Management

Investment Adviser:

Transamerica Asset Management, Inc. (“TAM”)
570 Carillon Parkway
St. Petersburg, Florida 33716-1202

For additional information about TAM, see the section entitled “Shareholder Information – Investment Adviser” of this prospectus.

Advisory Fee:

TAM receives compensation, calculated daily and paid monthly, from the fund at the annual rate of 0.40% of the fund’s average daily net assets.

For the fiscal year ended October 31, 2008, the fund paid an advisory fee of 0.40% of the fund’s average daily net assets.

Sub-Adviser:

Transamerica Investment Management, LLC (“TIM”)
11111 Santa Monica Blvd., Suite 820
Los Angeles, California 90025

Sub-Advisory Fee:

The sub-adviser receives compensation, calculated daily and paid monthly, from TAM at the annual rate of 0.15% of the fund’s average daily net assets.

A discussion regarding the basis of the Board of Trustees’ approval of the fund’s advisory arrangements is available in the fund’s semi-annual report for the fiscal period ended April 30, 2008.

Financial Highlights

The Financial Highlights table is intended to help you understand the performance of Class I shares for as long as they have been offered. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate an investor would have earned (or lost) on an investment in the fund for the period shown, assuming reinvestment of all dividends and distributions. This information through October 31, 2008 has been derived from financial statements audited by PricewaterhouseCoopers LLP, whose report, along with the fund’s financial statements, is included in the 2008 Annual Report, which is available to you upon request.

For a share of beneficial interest outstanding throughout each period:

	Transamerica American Century			Transamerica Bjurman,
	Large Company Value			Barry Micro Emerging Growth
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$12.82	$12.45	$11.15	$12.51	$10.47	$10.00

Investment Operations
Net Investment income (loss)(b)	0.23	0.22	0.17	(0.04)	(0.07)	(0.02)
Net realized and unrealized gain (loss) on investments	(4.94)	0.97	1.57	(6.07)	2.11	0.49

Total from investment operations	(4.71)	1.19	1.74	(6.11)	2.04	0.47

Distributions
Net investment income	(0.19)	(0.17)	(0.03)	–	–	–
Net realized gains on investments	(0.20)	(0.65)	(0.41)	–	–	–

Total distributions	(0.39)	(0.82)	(0.44)	–	–	–

Net Asset Value
End of period	$7.72	$12.82	$12.45	$6.40	$12.51	$10.47

Total Return(c)	(37.79%)	9.95%	16.11%(d)	(48.84%)	19.48%	4.70%(d)

Net Assets End of Period	$ 423,344	$ 695,331	$ 316,631	$ 66,416	$ 92,126	$ 55,381

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.85%	0.85%	0.91%(e)	1.12%	1.16%(f)	1.25%(e)
Before reimbursement/fee waiver	0.85%	0.85%	0.91%(e)	1.12%	1.16%(f)	1.38%(e)
Net investment income (loss), to average net assets	2.19%	1.73%	1.57%(e)	(0.44%)	(0.63%)	(0.69%)(e)
Portfolio turnover rate	30%	13%	24%(d)	45%	116%	14%(d)

Financial Highlights

	Transamerica BlackRock			Transamerica JPMorgan
	Large Cap Value			Mid Cap Value
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$13.08	$12.15	$10.47	$12.32	$11.67	$10.09

Investment Operations
Net Investment income (loss)(b)	0.13	0.12	0.07	0.13	0.13	0.11
Net realized and unrealized gain (loss) on investments	(4.78)	1.27	1.64	(4.20)	1.13	1.57

Total from investment operations	(4.65)	1.39	1.71	(4.07)	1.26	1.68

Distributions
Net investment income	(0.09)	(0.09)	(0.03)	(0.10)	(0.11)	(0.05)
Net realized gains on investments	(0.73)	(0.37)	–	(0.61)	(0.50)	(0.05)

Total distributions	(0.82)	(0.46)	(0.03)	(0.71)	(0.61)	(0.10)

Net Asset Value
End of period	$7.61	$13.08	$12.15	$7.54	$12.32	$11.67

Total Return(c)	(37.76%)	11.80%	16.36%(d)	(34.92%)	11.07%	16.71%(d)

Net Assets End of Period	$ 461,816	$ 610,135	$ 506,529	$ 147,772	$ 270,661	$ 245,188

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.83%	0.84%	0.84%(e)	0.87%	0.87%	0.88%(e)
Before reimbursement/fee waiver	0.83%	0.84%	0.84%(e)	0.87%	0.87%	0.88%(e)
Net investment income (loss), to average net assets	1.21%	0.96%	0.62%(e)	1.22%	0.98%	1.10%(e)
Portfolio turnover rate	71%	69%	56%(d)	45%	50%	46%(d)

	Transamerica Jennison			Transamerica Legg Mason
	Growth			Partners Investors Value
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$13.05	$11.40	$11.43	$10.11	$11.15	$14.35

Investment Operations
Net Investment income (loss)(b)	0.02	0.03	–(g)	0.13	0.11	0.12
Net realized and unrealized gain (loss) on investments	(4.68)	2.08	0.18	(3.33)	1.05	1.59

Total from investment operations	(4.66)	2.11	0.18	(3.20)	1.16	1.71

Distributions
Net investment income	(0.02)	–	–	(0.10)	(0.12)	(0.05)
Net realized gains on investments	–	(0.46)	(0.21)	(0.45)	(2.08)	(4.86)

Total distributions	(0.02)	(0.46)	(0.21)	(0.55)	(2.20)	(4.91)

Net Asset Value
End of period	$8.37	$13.05	$11.40	$6.36	$10.11	$11.15

Total Return(c)	(35.77%)	19.14%	1.50%(d)	(33.38%)	12.10%	16.22%(d)

Net Assets End of Period	$ 184,981	$ 160,815	$ 96,273	$ 28,448	$ 64,733	$ 65,758

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.85%	0.87%	0.89%(e)	0.87%	0.89%	0.90%(e)
Before reimbursement/fee waiver	0.85%	0.87%	0.89%(e)	0.87%	0.89%	0.90%(e)
Net investment income (loss), to average net assets	0.21%	0.22%	(0.02%)(e)	1.58%	1.10%	1.17%(e)
Portfolio turnover rate	70%	63%	80%(d)	21%	12%	23%(d)

Financial Highlights

	Transamerica Marsico			Transamerica
	Growth			Third Avenue Value
	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007(a)
Net Asset Value
Beginning of period	$14.40	$11.07	$10.63	$28.93	$28.01

Investment Operations
Net Investment income (loss)(b)	0.08	0.04	0.01	0.24	0.14
Net realized and unrealized gain (loss) on investments	(5.16)	3.30	0.43	(11.45)	0.78

Total from investment operations	(5.08)	3.34	0.44	(11.21)	0.92

Distributions
Net investment income	(0.04)	(0.01)	–	(0.42)	–
Net realized gains on investments	–	–	–	(0.37)	–

Total distributions	(0.04)	(0.01)	–	(0.79)	–

Net Asset Value
End of period	$9.28	$14.40	$11.07	$16.93	$28.93

Total Return(c)	(35.35%)	30.25%	4.14%(d)	(39.75%)	3.28%(d)

Net Assets End of Period	$ 345,477	$ 396,693	$ 100,280	$ 336,845	$ 678,578

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.85%	0.86%	0.89%(e)	0.86%	0.86%(e)
Before reimbursement/fee waiver	0.85%	0.86%	0.89%(e)	0.86%	0.86%(e)
Net investment income (loss), to average net assets	0.68%	0.30%	0.07%(e)	1.00%	0.98%(e)
Portfolio turnover rate	73%	40%	62%(d)	29%	11%(d)

	Transamerica Oppenheimer			Transamerica BNY Mellon
	Small- & Mid-Cap Value			Market Neutral Strategy
	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007(a)
Net Asset Value
Beginning of period	$13.18	$10.94	$10.00	$9.78	$10.00

Investment Operations
Net Investment income (loss)(b)	0.04	–	0.02	0.10	0.23
Net realized and unrealized gain (loss) on investments	(5.98)	2.44	0.92	0.20	(0.45)

Total from investment operations	(5.94)	2.44	0.94	0.30	(0.22)

Distributions
Net investment income	–(g)	(0.02)	–	(0.57)	–
Net realized gains on investments	(0.94)	(0.18)	–	–	–

Total distributions	(0.94)	(0.20)	–	(0.57)	–

Net Asset Value
End of period	$6.30	$13.18	$10.94	$9.51	$9.78

Total Return(c)	(48.36%)	22.57%	9.40%(d)	3.30%	(2.20%)(d)

Net Assets End of Period	$ 127,886	$ 183,126	$ 91,899	$ 121,348	$ 112,394

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.00%	1.03%(i)	1.15%(e)	2.79%(h)	3.05%(e),(h)
Before reimbursement/fee waiver	1.00%	1.03%(i)	1.22%(e)	2.79%(h)	3.05%(e),(h)
Net investment income (loss), to average net assets	0.34%	–%	0.74%(e)	1.05%(h)	2.77%(e),(h)
Portfolio turnover rate	102%	118%	33%(d)	192%	119%(d)

Financial Highlights

	Transamerica			Transamerica Growth
	Equity			Opportunities
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$12.23	$9.90	$9.17	$11.59	$8.43	$7.99

Investment Operations
Net Investment income (loss)(b)	0.06	0.01	–(g)	0.01	(0.01)	–(g)
Net realized and unrealized gain (loss) on investments	(5.30)	2.32	0.81	(4.86)	3.17	0.44

Total from investment operations	(5.24)	2.33	0.81	(4.85)	3.16	0.44

Distributions
Net investment income	–	–	–	–	–	–
Net realized gains on investments	–	–	(0.08)	–	–	–

Total distributions	–	–	(0.08)	–	–	–

Net Asset Value
End of period	$6.99	$12.23	$9.90	$6.74	$11.59	$8.43

Total Return(c)	(42.85%)	23.54%	8.83%(d)	(41.85%)	37.49%	5.51%(d)

Net Assets End of Period	$ 500,722	$ 888,019	$ 714,803	$ 86,425	$ 206,863	$ 214,775

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.75%	0.78%	0.81%(e)	0.86%	0.88%	0.88%(e)
Before reimbursement/fee waiver	0.75%	0.78%	0.81%(e)	0.86%	0.88%	0.88%(e)
Net investment income (loss), to average net assets	0.55%	0.13%	0.02%(e)	0.15%	(0.15%)	(0.06%)(e)
Portfolio turnover rate	33%	62%	19%(d)	45%	85%	59%(d)

	Transamerica Small/
	Mid Cap Value
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Beginning of period	$23.91	$17.87	$16.84

Investment Operations
Net Investment income (loss)(b)	0.30	0.26	0.18
Net realized and unrealized gain (loss) on investments	(8.67)	6.32	1.97

Total from investment operations	(8.37)	6.58	2.15

Distributions
Net investment income	(0.24)	(0.23)	–
Net realized gains on investments	(2.49)	(0.31)	(1.12)

Total distributions	(2.73)	(0.54)	(1.12)

Net Asset Value
End of period	$12.81	$23.91	$17.87

Total Return(c)	(39.11%)	37.78%	13.30%(d)

Net Assets End of Period	$ 214,351	$ 487,605	$ 478,728

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.85%	0.85%	0.86%(e)
Before reimbursement/fee waiver	0.85%	0.85%	0.86%(e)
Net investment income (loss), to average net assets	1.58%	1.30%	1.05%(e)
Portfolio turnover rate	48%	22%	21%(d)

Financial Highlights

	Transamerica UBS				Transamerica Van Kampen
	Large Cap Value				Mid-Cap Growth
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$13.79	$12.73	$10.95	10.00	$14.16	$10.33	$10.00

Investment Operations
Net Investment income (loss)(b)	0.21	0.19	0.14	0.12	0.02	0.04	0.01
Net realized and unrealized gain (loss) on investments	(5.64)	1.36	1.92	0.84	(5.90)	3.81	0.32

Total from investment operations	(5.43)	1.55	2.06	0.96	(5.88)	3.85	0.33

Distributions
Net investment income	(0.15)	(0.13)	(0.10)	(0.01)	(0.02)	(0.02)	–
Net realized gains on investments	(0.16)	(0.36)	(0.18)	–	(0.84)	–	–

Total distributions	(0.31)	(0.49)	(0.28)	(0.01)	(0.86)	(0.02)	–

Net Asset Value
End of period	$8.05	$13.79	$12.73	$10.95	$7.42	$14.16	$10.33

Total Return(c)	(40.19%)	12.48%	19.19%	9.60%(d)	(43.99%)	37.32%	3.30%(d)

Net Assets End of Period	$ 701,997	$ 880,922	$ 226,782	$ 94,135	$ 98,141	$ 125,380	$ 75,092

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.80%	0.81%	0.88%	0.92%(e)	0.87%	0.90%	0.92%(e)
Before reimbursement/fee waiver	0.80%	0.81%	0.88%	0.92%(e)	0.87%	0.90%	0.92%(e)
Net investment income (loss), to average net assets	1.86%	1.41%	1.21%	1.14%(e)	0.19%	0.32%	0.11%(e)
Portfolio turnover rate	47%	27%	32%	43%(d)	40%	74%	50%(d)

	Transamerica Van Kampen				Transamerica BlackRock
	Small Company Growth				Global Allocation
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$14.14	$12.78	$11.29	$10.10	$13.23	$11.23	$10.00

Investment Operations
Net Investment income (loss)(b)	0.10	0.02	(0.02)	0.01	0.27	0.24	0.19
Net realized and unrealized gain (loss) on investments	(5.50)	1.81	1.69	1.28	(3.25)	2.15	1.06

Total from investment operations	(5.40)	1.83	1.67	1.29	(2.98)	2.39	1.25

Distributions
Net investment income	(0.02)	–	(0.01)	–	(0.35)	(0.20)	(0.02)
Net realized gains on investments	(1.33)	(0.47)	(0.17)	–	(0.58)	(0.19)	–

Total distributions	(1.35)	(0.47)	(0.18)	–	(0.93)	(0.39)	(0.02)

Net Asset Value
End of period	$7.39	$14.14	$12.78	$11.29	$9.32	$13.23	$11.23

Total Return(c)	(41.72%)	14.75%	14.92%	$12.80%(d)	(24.23%)	21.95%	12.45%(d)

Net Assets End of Period	$ 61,214	$ 188,347	$ 301,649	$ 86,432	$ 377,781	$ 520,484	$ 490,491

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.02%	1.01%	1.01%	1.07%(e)	0.88%	0.85%	0.90%(e)
Before reimbursement/fee waiver	1.02%	1.01%	1.01%	1.07%(e)	0.88%	0.85%	0.90%(e)
Net investment income (loss), to average net assets	0.89%	0.13%	(0.19%)	0.06%(e)	2.25%	2.04%	2.02%(e)
Portfolio turnover rate	44%	71%	67%	75%(d)	49%	30%	31%(d)

Financial Highlights

	Transamerica Clarion Global
	Real Estate Securities
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Net Asset Value
Beginning of period	$20.48	$20.25	$15.85

Investment Operations
Net Investment income (loss)(b)	0.32	0.36	0.21
Net realized and unrealized gain (loss) on investments	(8.33)	2.45	5.85

Total from investment operations	(8.01)	2.81	6.06

Distributions
Net investment income	(0.90)	(0.80)	(0.28)
Net realized gains on investments	(2.05)	(1.78)	(1.38)

Total distributions	(2.95)	(2.58)	(1.66)

Net Asset Value
End of period	$9.52	$20.48	$20.25

Total Return(c)	(44.82%)	15.11%	41.43%(d)

Net Assets End of Period	$ 232,115	$ 367,750	$ 331,620

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.89%	0.88%	0.91%(e)
Before reimbursement/fee waiver	0.89%	0.88%	0.91%(e)
Net investment income (loss), to average net assets	2.29%	1.29%	1.27%(e)
Portfolio turnover rate	41%	72%	76%(d)

	Transamerica Evergreen
	Health Care				Transamerica BlackRock Natural Resources
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)	2008	2007(a)
Net Asset Value
Beginning of period	$14.15	$14.22	$12.52	$11.26	$14.11	$10.00

Investment Operations
Net Investment income (loss)(b)	0.02	0.03	–(g)	(0.07)	0.03	0.04
Net realized and unrealized gain (loss) on investments	(4.13)	1.75	2.42	1.43	(5.85)	4.07

Total from investment operations	(4.11)	1.78	2.42	1.36	(5.82)	4.11

Distributions
Net investment income	(0.02)	–(g)	–	–	(0.03)	–
Net realized gains on investments	(1.10)	(1.85)	(0.72)	(0.10)	(0.15)	–

Total distributions	(1.12)	(1.85)	(0.72)	(0.10)	(0.18)	–

Net Asset Value
End of period	$8.92	$14.15	$14.22	$12.52	$8.11	$14.11

Total Return(c)	(31.45%)	14.04%	20.02%	12.09%(d)	(41.77%)	41.10%(d)

Net Assets End of Period	$ 162,357	$ 363,479	$ 514,419	$ 173,270	$ 87,252	$ 156,779

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.90%	0.90%	0.96%(i)	1.06%(e)	0.86%	0.89%(e)
Before reimbursement/fee waiver	0.90%	0.90%	0.96%(i)	1.06%(e)	0.86%	0.89%(e)
Net investment income (loss), to average net assets	0.16%	0.23%	(0.03%)	(0.65%)(e)	0.21%	0.39%(e)
Portfolio turnover rate	44%	68%	92%	59%(d)	4%	7%(d)

Financial Highlights

	Transamerica Federated			Transamerica Convertible
	Market Opportunity			Securities
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$9.33	$9.71	$10.00	$15.31	$12.76	$11.71

Investment Operations
Net Investment income (loss)(b)	0.11	0.24	0.27	0.18	0.16	0.14
Net realized and unrealized gain (loss) on investments	(0.77)	(0.34)	(0.30)	(4.92)	3.23	1.17

Total from investment operations	(0.66)	(0.10)	(0.03)	(4.74)	3.39	1.31

Distributions
Net investment income	(0.11)	(0.28)	(0.26)	(0.15)	(0.17)	(0.13)
Net realized gains on investments	–	–	–	(3.23)	(0.67)	(1.13)

Total distributions	(0.11)	(0.28)	(0.26)	(3.38)	(0.84)	(0.26)

Net Asset Value
End of period	$8.56	$9.33	$9.71	$7.19	$15.31	$12.76

Total Return(c)	(7.16%)	(1.03%)	(0.35%)(d)	(38.58%)	28.10%	11.26%(d)

Net Assets End of Period	$ 74,480	$ 53,747	$ 83,188	$ 91,679	$ 148,562	$ 256,474

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.88%	0.93%	0.88%(e)	0.84%	0.82%	0.82%(e)
Before reimbursement/fee waiver	0.88%	0.93%	0.88%(e)	0.84%	0.82%	0.82%(e)
Net investment income (loss), to average net assets	1.13%	2.49%	2.97%(e)	1.65%	1.24%	1.20%(e)
Portfolio turnover rate	195%	97%	72%(d)	91%	92%	69%(d)

				Transamerica AllianceBernstein
	Transamerica Science & Technology			International Value
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008	2007	2006(a)
Net Asset Value
Beginning of period	$5.74	$3.93	$3.98	$14.88	$12.35	$10.00

Investment Operations
Net Investment income (loss)(b)	(0.02)	(0.02)	(0.01)	0.30	0.25	0.20
Net realized and unrealized gain (loss) on investments	(2.65)	1.83	0.02	(7.43)	2.65	2.16

Total from investment operations	(2.67)	1.81	0.01	(7.13)	2.90	2.36

Distributions
Net investment income	–	–	–	(0.21)	(0.15)	(0.01)
Net realized gains on investments	(0.18)	–	(0.06)	(0.93)	(0.22)	–

Total distributions	(0.18)	–	(0.06)	(1.14)	(0.37)	(0.01)

Net Asset Value
End of period	$2.89	$5.74	$3.93	$6.61	$14.88	$12.35

Total Return(c)	(47.93%)	46.06%	0.12%(d)	(51.72%)	23.99%	23.67%(d)

Net Assets End of Period	$ 46,222	$ 84,206	$ 57,642	$ 248,337	$ 519,217	$ 376,531

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.91%	0.92%	0.92%(e)	0.94%	0.93%	0.99%(e)
Before reimbursement/fee waiver	0.91%	0.92%	0.92%(e)	0.94%	0.93%	0.99%(e)
Net investment income (loss), to average net assets	(0.41%)	(0.41%)	(0.35%)(e)	2.71%	1.82%	1.91%(e)
Portfolio turnover rate	47%	66%	94%(d)	33%	36%	22%(d)

Financial Highlights

	Transamerica
	Schroders
	International
	Small Cap	Transamerica Evergreen International Small Cap
	October 31,	October 31,	October 31,	October 31,	October 31,
	2008(a)	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$10.00	$18.82	$16.18	$12.71	$10.00

Investment Operations
Net Investment income (loss)(b)	0.12	0.09	0.15	0.14	0.06
Net realized and unrealized gain (loss) on investments	(4.30)	(8.51)	4.84	3.79	2.65

Total from investment operations	(4.18)	(8.42)	4.99	3.93	2.71

Distributions
Net investment income	–	(0.13)	(0.12)	(0.03)	–
Net realized gains on investments	–	(2.01)	(2.23)	(0.43)	–

Total distributions	–	(2.14)	(2.35)	(0.46)	–

Net Asset Value
End of period	$5.82	$8.26	$18.82	$16.18	$12.71

Total Return(c)	(41.80%)(d)	(50.10%)	34.72%	31.68%	27.10%(d)

Net Assets End of Period	$ 108,655	$ 316,739	$ 639,892	$ 471,635	$ 204,413

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.27%(e)	1.14%	1.13%	1.15%	1.22%(e)
Before reimbursement/fee waiver	1.30%(e)	1.14%	1.13%	1.15%	1.22%(e)
Net investment income (loss), to average net assets	1.96%(e)	0.63%	0.88%	0.94%	0.56%(e)
Portfolio turnover rate	14%(d)	120%	78%	89%	65%(d)

	Transamerica MFS
	International Equity	Transamerica Marsico International Growth
	October 31,	October 31,	October 31,	October 31,	October 31,
	2008(a)	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$10.00	$16.24	$14.12	$11.11	$10.00

Investment Operations
Net Investment income (loss)(b)	0.02	0.14	0.13	0.05	0.16
Net realized and unrealized gain (loss) on investments	(3.44)	(7.93)	4.46	3.17	0.99

Total from investment operations	(3.42)	(7.79)	4.59	3.22	1.15

Distributions
Net investment income	–	(0.13)	(0.03)	(0.12)	(0.04)
Net realized gains on investments	–	(1.58)	(2.44)	(0.09)	—

Total distributions	–	(1.71)	(2.47)	(0.21)	(0.04)

Net Asset Value
End of period	$6.58	$6.74	$16.24	$14.12	$11.11

Total Return(c)	(34.20%)(d)	(53.42%)	38.11%	29.35%	11.49%(d)

Net Assets End of Period	$ 40,997	$ 283,767	$ 627,738	$ 428,626	$ 281,692

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.23%(e)	1.12%	1.13%	1.16%	1.18%(e)
Before reimbursement/fee waiver	1.23%(e)	1.12%	1.13%	1.16%	1.18%(e)
Net investment income (loss), to average net assets	0.71%(e)	1.19%	0.99%	0.38%	1.52%(e)
Portfolio turnover rate	37%(d)	122%	133%	129%	145%(d)

Financial Highlights

	Transamerica Neuberger Berman			Transamerica Thornburg
	International			International Value
	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006(a)	2008(a)
Net Asset Value
Beginning of period	$13.55	$11.74	$10.00	$10.00

Investment Operations
Net Investment income (loss)(b)	0.19	0.15	0.12	–(g)
Net realized and unrealized gain (loss) on investments	(6.63)	2.37	1.64	(2.02)

Total from investment operations	(6.44)	2.52	1.76	(2.02)

Distributions
Net investment income	(0.13)	(0.13)	(0.02)
Net realized gains on investments	(1.03)	(0.58)	–	–

Total distributions	(1.16)	(0.71)	(0.02)	–

Net Asset Value
End of period	$5.95	$13.55	$11.74	$7.98

Total Return(c)	(51.66%)	22.37%	17.61%(d)	(20.20%)(d)

Net Assets End of Period	$ 307,981	$ 596,488	$ 459,996	$ 79,516

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.06%	1.06%	1.07%(e)	1.35%(e)
Before reimbursement/fee waiver	1.06%	1.06%	1.07%(e)	1.76%(e)
Net investment income (loss), to average net assets	1.87%	1.21%	1.21%(e)	(0.18%)(e)
Portfolio turnover rate	72%	57%	52%(d)	5%(d)

	Transamerica Oppenheimer
	Developing Markets
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Net Asset Value
Beginning of period	$17.07	$11.41	$10.00

Investment Operations
Net Investment income (loss)(b)	0.19	0.12	0.09
Net realized and unrealized gain (loss) on investments	(7.65)	5.99	1.37

Total from investment operations	(7.46)	6.11	1.46

Distributions
Net investment income	(0.09)	(0.06)	(0.05)
Net realized gains on investments	(1.32)	(0.39)	–

Total distributions	(1.41)	(0.45)	(0.05)

Net Asset Value
End of period	$8.20	$17.07	$11.41

Total Return(c)	(47.48%)	55.27%	14.64%(d)

Net Assets End of Period	$ 317,973	$ 674,561	$ 362,080

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.32%	1.34%	1.45%(e)
Before reimbursement/fee waiver	1.32%	1.34%	1.45%(e)
Net investment income (loss), to average net assets	1.42%	0.87%	0.89%(e)
Portfolio turnover rate	67%	59%	77%(d)

Financial Highlights

	Transamerica WMC Emerging Markets	Transamerica PIMCO Real Return TIPS
	October 31,	October 31,	October 31,	October 31,	October 31,
	2008(a)	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$10.00	$10.21	$10.05	$10.25	$10.45

Investment Operations
Net Investment income (loss)(b)	–(g)	0.47	0.38	0.48	0.37
Net realized and unrealized gain (loss) on investments	(2.34)	(0.96)	0.16	(0.22)	(0.04)

Total from investment operations	(2.34)	(0.49)	0.54	0.26	0.33

Distributions
Net investment income	–	(0.51)	(0.38)	(0.45)	(0.36)
Net realized gains on investments	–	–	–	(0.01)	0.17

Total distributions	–	(0.51)	(0.38)	(0.46)	(0.53)

Net Asset Value
End of period	$7.66	$9.21	$10.21	$10.05	$10.25

Total Return(c)	(23.40%)(d)	(5.29%)	5.54%	2.55%	3.20%(d)

Net Assets End of Period	$ 76,127	$ 621,092	$ 690,942	$ 603,597	$ 295,966

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.40%(e)	0.74%	0.73%	0.73%	0.73%(e)
Before reimbursement/fee waiver	2.26%(e)	0.74%	0.73%	0.73%	0.73%(e)
Net investment income (loss), to average net assets	0.15%(e)	4.47%	3.82%	4.79%	3.60%(e)
Portfolio turnover rate	10%(d)	1028%	375%	384%	662%(d)

Financial Highlights

	Transamerica JPMorgan
	International Bond
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Net Asset Value
Beginning of period	$11.00	$10.51	$10.00

Investment Operations
Net Investment income (loss)(b)	0.29	0.28	0.22
Net realized and unrealized gain (loss) on investments	(0.29)	0.59	0.49

Total from investment operations	–(g)	0.87	0.71

Distributions
Net investment income	(0.44)	(0.38)	(0.20)
Net realized gains on investments	–	–	–

Total distributions	(0.44)	(0.38)	(0.20)

Net Asset Value
End of period	$10.56	$11.00	$10.51

Total Return(c)	(0.14%)	8.55%	7.12%(d)

Net Assets End of Period	$ 699,078	$761,827	$682,254

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.61%	0.61%	0.64%(e)
Before reimbursement/fee waiver	0.61%	0.61%	0.64%(e)
Net investment income (loss), to average net assets	2.55%	2.68%	2.34%(e)
Portfolio turnover rate	74%	86%	145%(d)

	Transamerica PIMCO Total Return
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Net Asset Value
Beginning of period	$10.47	$10.28	$10.12

Investment Operations
Net Investment income (loss)(b)	0.49	0.46	0.41
Net realized and unrealized gain (loss) on investments	(0.88)	0.18	0.12

Total from investment operations	(0.39)	0.64	0.53

Distributions
Net investment income	(0.44)	(0.44)	(0.37)
Net realized gains on investments	(0.06)	(0.01)	–

Total distributions	(0.50)	(0.45)	(0.37)

Net Asset Value
End of period	$9.58	$10.47	$10.28

Total Return(c)	(4.04%)	6.33%	5.33%(d)

Net Assets End of Period	$ 555,428	$ 540,310	$ 268,173

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.75%	0.75%	0.80%(e)
Before reimbursement/fee waiver	0.75%	0.75%	0.80%(e)
Net investment income (loss), to average net assets	4.66%	4.39%	4.18%(e)
Portfolio turnover rate	751%	756%	544%(d)

Financial Highlights

	Transamerica UBS
	Dynamic Alpha		Transamerica Flexible Income
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007(a)	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$9.83	$10.00	$9.17	$9.42	$9.35	$9.68

Investment Operations
Net Investment income (loss)(b)	0.18	0.09	0.50	0.53	0.50	0.40
Net realized and unrealized gain (loss) on investments	(1.30)	(0.26)	(1.90)	(0.26)	0.05	(0.32)

Total from investment operations	(1.12)	(0.17)	(1.40)	0.27	0.55	0.08

Distributions
Net investment income	(0.11)	–	(0.52)	(0.52)	(0.48)	(0.37)
Net realized gains on investments	–	–	–	–	–	(0.04)

Total distributions	(0.11)	–	(0.52)	(0.52)	(0.48)	(0.41)

Net Asset Value
End of period	$8.60	$9.83	$7.25	$9.17	$9.42	$9.35

Total Return(c)	(11.55%)	(1.70%)(d)	(16.02%)	2.93%	6.04%	0.85%(d)

Net Assets End of Period	$ 165,567	$ 209,382	$ 128,108	$ 370,611	$ 221,116	$ 110,709

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	1.51%	1.51%(e)	0.77%	0.80%	0.86%	0.85%(e)
Before reimbursement/fee waiver	1.51%	1.51%(e)	0.77%	0.80%	0.86%	0.85%(e)
Net investment income (loss), to average net assets	1.81%	1.16%(e)	5.67%	5.71%	5.35%	4.25%(e)
Portfolio turnover rate	84%	45%(d)	98%	108%	110%	58%(d)

	Transamerica
	High Yield Bond
	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$9.17	$9.24	$9.02	$9.39

Investment Operations
Net Investment income (loss)(b)	0.69	0.65	0.67	0.59
Net realized and unrealized gain (loss) on investments	(2.85)	(0.07)	0.18	(0.37)

Total from investment operations	(2.16)	0.58	0.85	0.22

Distributions
Net investment income	(0.66)	(0.65)	(0.63)	(0.59)
Net realized gains on investments	–	–	–	–

Total distributions	(0.66)	(0.65)	(0.63)	(0.59)

Net Asset Value
End of period	$6.35	$9.17	$9.24	$9.02

Total Return(c)	(25.05%)	6.39%	9.81%	2.33%(d)

Net Assets End of Period	$ 418,923	$ 331,300	$ 315,252	$ 40,860

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.65%	0.65%	0.66%	0.66%(e)
Before reimbursement/fee waiver	0.65%	0.65%	0.66%	0.66%(e)
Net investment income (loss), to average net assets	8.34%	6.96%	7.29%	6.60%(e)
Portfolio turnover rate	38%	80%	73%	71%(d)

Financial Highlights

					Transamerica Loomis
	Transamerica Short-Term Bond				Sayles Bond
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)	2008	2007(a)
Net Asset Value
Beginning of period	$9.82	$9.84	$9.79	$10.00	$10.19	$10.00

Investment Operations
Net Investment income (loss)(b)	0.43	0.47	0.40	0.28	0.60	0.45
Net realized and unrealized gain (loss) on investments	(0.54)	(0.04)	0.05	(0.22)	(2.88)	(0.01)

Total from investment operations	(0.11)	0.43	0.45	0.06	(2.28)	0.44

Distributions
Net investment income	(0.43)	(0.45)	(0.40)	(0.27)	(0.57)	(0.25)
Net realized gains on investments	–	–	–	–	–	–

Total distributions	(0.43)	(0.45)	(0.40)	(0.27)	(0.57)	(0.25)

Net Asset Value
End of period	$9.28	$9.82	$9.84	$9.79	$7.34	$10.19

Total Return(c)	(1.22%)	4.45%	4.72%	0.49%(d)	(23.56%)	4.50%(d)

Net Assets End of Period	$ 492,333	$ 563,889	$ 379,442	$ 174,302	$ 577,368	$ 513,249

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.68%	0.67%	0.70%	0.71%(e)	0.69%	0.73%(e)
Before reimbursement/fee waiver	0.68%	0.67%	0.70%	0.71%(e)	0.69%	0.73%(e)
Net investment income (loss), to average net assets	4.38%	4.81%	4.10%	2.92%(e)	6.34%	5.42%(e)
Portfolio turnover rate	67%	117%	100%	153%(d)	24%	18%(d)

	Transamerica Van Kampen Emerging Markets Debt
	October 31,	October 31,	October 31,	October 31,
	2008	2007	2006	2005(a)
Net Asset Value
Beginning of period	$11.23	$10.91	$10.45	$10.00

Investment Operations
Net Investment income (loss)(b)	0.61	0.59	0.55	0.49
Net realized and unrealized gain (loss) on investments	(2.72)	0.46	0.52	0.45

Total from investment operations	(2.11)	1.05	1.07	0.94

Distributions
Net investment income	(0.79)	(0.63)	(0.54)	(0.49)
Net realized gains on investments	(0.35)	(0.10)	(0.07)	–

Total distributions	(1.14)	(0.73)	(0.61)	(0.49)

Net Asset Value
End of period	$7.98	$11.23	$10.91	$10.45

Total Return(c)	(20.81%)	9.94%	10.61%	9.36%(d)

Net Assets End of Period	$ 320,350	$ 317,328	$ 425,726	$ 136,022

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.98%	1.03%	1.03%	1.07%(e)
Before reimbursement/fee waiver	0.98%	1.03%	1.03%	1.07%(e)
Net investment income (loss), to average net assets	5.92%	5.36%	5.24%	4.91%(e)
Portfolio turnover rate	81%	79%	79%	67%(d)

Financial Highlights

	Transamerica Money Market
	October 31,	October 31,	October 31,
	2008	2007	2006(a)
Net Asset Value
Beginning of period	$1.00	$1.00	$1.00

Investment Operations
Net Investment income (loss)(b)	0.03	0.05	0.04
Net realized and unrealized gain (loss) on investments	–(g)	–	–

Total from investment operations	0.03	0.05	0.04

Distributions
Net investment income	(0.03)	(0.05)	(0.04)
Net realized gains on investments	–	–(g)	–

Total distributions	(0.03)	(0.05)	(0.04)

Net Asset Value
End of period	$1.00	$1.00	$1.00

Total Return(c)	2.84%	4.98%	4.30%(d)

Net Assets End of Period	$ 29,327	$ 34,673	$ 26,466

Ratios and Supplemental Data

Expenses to average net assets:
After reimbursement/fee waiver	0.48%	0.48%	0.48%(e)
Before reimbursement/fee waiver	0.49%	0.52%	0.51%(e)
Net investment income (loss), to average net assets	2.89%	4.88%	4.39%(e)

(a)	Class I commenced operations according to the table below.

(b)	Calculation is based on average number of shares outstanding.

(c)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(d)	Not annualized.

(e)	Annualized.

(f)	Includes recaptured expenses by the investment adviser. The impact of recaptured expenses was 0.02%.

(g)	Rounds to less than $(0.01) or $0.01.

(h)	Includes dividends on securities sold short (representing 1.56% and 1.30% of Average Net Assets for 2007 and 2008, respectively).

(i)	Includes recaptured expenses by the investment adviser. The impact of recaptured expenses was 0.01%.

CLASS I COMMENCEMENT OF OPERATIONS

Transamerica American Century Large Company Value	November 15, 2005
Transamerica Bjurman, Barry Micro Emerging Growth	August 1, 2006
Transamerica BlackRock Large Cap Value	November 15, 2005
Transamerica JPMorgan Mid Cap Value	November 15, 2005
Transamerica Jennison Growth	November 15, 2005
Transamerica Legg Mason Partners Investors Value	November 15, 2005
Transamerica Marsico Growth	November 15, 2005
Transamerica Third Avenue Value	May 1, 2007
Transamerica Oppenheimer Small- & Mid-Cap Value	August 1, 2006
Transamerica BNY Mellon Market Neutral Strategy	January 3, 2007
Transamerica Equity	November 15, 2005
Transamerica Growth Opportunities	November 15, 2005
Transamerica Small/Mid Cap Value	November 15, 2005
Transamerica UBS Large Cap Value	November 8, 2004
Transamerica Van Kampen Mid-Cap Growth	January 3, 2006
Transamerica Van Kampen Small Company Growth	November 8, 2004
Transamerica BlackRock Global Allocation	December 6, 2005
Transamerica Clarion Global Real Estate Securities	November 15, 2005
Transamerica Evergreen Health Care	November 8, 2004
Transamerica BlackRock Natural Resources	January 3, 2007
Transamerica Federated Market Opportunity	December 6, 2005
Transamerica Convertible Securities	November 15, 2005
Transamerica Science & Technology	November 15, 2005
Transamerica AllianceBernstein International Value	December 6, 2005
Transamerica Schroders International Small Cap	March 1, 2008
Transamerica Evergreen International Small Cap	November 8, 2004
Transamerica MFS International Equity	June 10, 2008
Transamerica Marsico International Growth	November 8, 2004
Transamerica Neuberger Berman International	December 6, 2005
Transamerica Thornburg International Value	September 15, 2008
Transamerica Oppenheimer Developing Markets	December 6, 2005
Transamerica WMC Emerging Markets	September 30, 2008
Transamerica PIMCO Real Return TIPS	November 8, 2004
Transamerica JPMorgan International Bond	December 6, 2005
Transamerica PIMCO Total Return	November 15, 2005
Transamerica UBS Dynamic Alpha	January 3, 2007
Transamerica Flexible Income	November 8, 2004
Transamerica High Yield Bond	November 8, 2004
Transamerica Short-Term Bond	November 8, 2004
Transamerica Loomis Sayles Bond	January 3, 2007
Transamerica Van Kampen Emerging Markets Debt	November 8, 2004
Transamerica Money Market	November 15, 2005

Section B — Shareholder Information

Investment Adviser

Transamerica Funds’ Board of Trustees is responsible for managing the business affairs of Transamerica Funds. The Board oversees the operation of Transamerica Funds by its officers. It also reviews the management of each fund’s assets by TAM and investment sub-advisers. You can find additional information about Transamerica Funds’ Trustees and officers in the SAI.

TAM, located at 570 Carillon Parkway, St. Petersburg, Florida 33716, serves as investment adviser for Transamerica Funds. The investment adviser hires investment sub-advisers to furnish investment advice and recommendations and has entered into sub-advisory agreements with each fund’s sub-adviser. The investment adviser also monitors the sub-adviser’s buying and selling of portfolio securities and administration of the funds. For these services, TAM is paid investment advisory fees. These fees are calculated on the average daily net assets of each fund, and are paid at the rates previously shown in this prospectus.

AEGON USA Investment Management, LLC and Transamerica Investment Management, LLC are affiliates of TAM and Transamerica Funds.

TAM is directly owned by Western Reserve Life Assurance Co. of Ohio (77%) (“Western Reserve”) and AUSA Holding Company (23%) (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.

From time to time TAM and/or its affiliates pay, out of their own resources and not out of fund assets, for distribution and/or administrative services provided by broker-dealers and other financial intermediaries. See the section titled “Other Distribution or Service Arrangements” in this prospectus.

The funds may rely on an Order from the SEC (Release IC- 23379 dated August 5, 1998) that permits Transamerica Funds and its investment adviser, TAM, subject to certain conditions, and without the approval of shareholders to:

(1)	employ a new unaffiliated sub-adviser for a fund pursuant to the terms of a new investment sub-advisory agreement, either as a replacement for an existing sub-adviser or as an additional sub-adviser;

(2)	materially change the terms of any sub-advisory agreement; and

(3)	continue the employment of an existing sub-adviser on sub-advisory contract terms where a contract has been assigned because of a change of control of the sub-adviser.

In such circumstances, shareholders would receive notice and information about the new sub-adviser within ninety (90) days after the hiring of any new sub-adviser.

Buying and Selling shares

Class I shares of the funds in this prospectus are currently primarily offered for investment in certain affiliated funds of funds (also referred to as “strategic asset allocation funds”). Shares of the funds are also made available to other investors, including institutional investors such as foreign insurers, domestic insurance companies, and their separate accounts, and eligible retirement plans whose recordkeepers or financial service firm intermediaries have entered into agreements with Transamerica Funds or its agents.

Shares may be sold (or “redeemed”) at any time. Proceeds from the redemption of shares will usually be sent to the redeeming shareholder within three business days after receipt in good order of a request for redemption. However, Transamerica Funds has the right to take up to seven days to pay redemption proceeds, and may postpone payment under certain circumstances, as authorized by law. Shares will normally be redeemed for cash, although each fund retains the right to redeem its shares in kind. Please see the SAI for more details.

Pricing of Shares

How Share Price Is Determined

The price at which shares are purchased or redeemed is the net asset value per share (“NAV”) that is next calculated following receipt and acceptance of a purchase order in good order or receipt of a redemption order in good order by the fund or an authorized intermediary.

When Share Price Is Determined

The NAV of each fund (or class thereof) is determined on each day the New York Stock Exchange (“NYSE”) is open for business. The NAV is not determined on days when the NYSE is closed (generally New Year’s Day, Martin Luther King Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas). Foreign securities may trade in their primary markets on weekends or other days when a fund does not price its shares (therefore, the NAV of a fund holding foreign securities may change on days when shareholders will not be able to buy or sell shares of the funds).

Purchase orders received in good order and accepted, and redemption orders received in good order, before the close of business on the NYSE, usually 4:00 p.m. Eastern Time, receive the NAV determined as of the close of the NYSE that day. Purchase and redemption requests received after the NYSE is closed receive the NAV determined as of the close of the NYSE the next day the NYSE is open.

Purchase orders for shares of the Transamerica asset allocation funds that are received in good order and accepted before the close of business on the NYSE receive the NAV determined as of the close of the NYSE that day. For direct purchases, corresponding orders for shares of the underlying constituent funds are priced on the same day that orders for shares of the asset allocation funds are received and accepted. For purchases of shares of the Transamerica asset allocation funds through the NSCC, orders for shares of the underlying constituent funds will

Section B — Shareholder Information

be placed after the receipt and acceptance of the settled purchase order for shares of the asset allocation funds. For investments in separate accounts of insurance companies that invest in Class I shares of the funds, orders for Class I shares will be placed after the receipt and acceptance of the investment in the insurance company separate account.

How NAV Is Calculated

The NAV of each fund (or class thereof) is calculated by taking the value of its net assets and dividing by the number of shares of the fund (or class) that are then outstanding.

The Board of Trustees has approved procedures to be used to value the funds’ securities for the purposes of determining the funds’ NAV. The valuation of the securities of the funds is determined in good faith by or under the direction of the Board. The Board has delegated certain valuation functions for the funds to TAM.

In general, securities and other investments are valued based on market prices at the close of regular trading on the NYSE. Fund securities listed or traded on domestic securities exchanges or the NASDAQ/NMS, including dollar-denominated foreign securities or ADRs, are valued at the closing price on the exchange or system where the security is principally traded. With respect to securities traded on the NASDAQ/NMS, such closing price may be the last reported sale price or the NASDAQ Official Closing Price (“NOCP”). If there have been no sales for that day on the exchange or system where the security is principally traded, then the value should be determined with reference to the last sale price, or the NOCP, if applicable, on any other exchange or system. If there have been no sales for that day on any exchange or system, a security is valued at the closing bid quotes on the exchange or system where the security is principally traded, or at the NOCP, if applicable. Foreign securities traded on U.S. exchanges are generally priced using last sale price regardless of trading activity. Securities traded over-the-counter are valued at the mean of the last bid and asked prices. The market price for debt obligations is generally the price supplied by an independent third party pricing service approved by the funds’ Board, which may use a matrix, formula or other objective method that takes into consideration market indices, yield curves and other specific adjustments. Investments in securities maturing in 60 days or less may be valued at amortized cost. Foreign securities generally are valued based on quotations from the primary market in which they are traded, and are converted from the local currency into U.S. dollars using current exchange rates. Market quotations for securities prices may be obtained from automated pricing services. Shares of open-end investment companies are generally valued at the net asset value per share reported by that investment company.

When a market quotation for a security is not readily available (which may include closing prices deemed to be unreliable because of the occurrence of a subsequent event), a valuation committee appointed by the Board of Trustees may, in good faith, establish a value for the security in accordance with fair valuation procedures adopted by the Board. The types of securities for which such fair value pricing may be required include, but are not limited to: foreign securities, where a significant event occurs after the close of the foreign market on which such security principally trades that is likely to have changed the value of such security, or the closing value is otherwise deemed unreliable; securities of an issuer that has entered into a restructuring; securities whose trading has been halted or suspended; fixed-income securities that have gone into default and for which there is no current market value quotation; and securities that are restricted as to transfer or resale. The funds use a fair value model developed by an independent third party pricing service to price foreign equity securities on days when there is a certain percentage change in the value of a domestic equity security index, as such percentage may be determined by TAM from time to time.

Valuing securities in accordance with fair value procedures involves greater reliance on judgment than valuing securities based on readily available market quotations. The valuation committee makes fair value determinations in good faith in accordance with funds’ valuation procedures. Fair value determinations can also involve reliance on quantitative models employed by a fair value pricing service. There can be no assurance that a fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its NAV per share.

Features and Policies

Market Timing/Excessive Trading

Some investors try to profit from various short-term or frequent trading strategies known as market timing. Examples of market timing include switching money into funds when their share prices are expected to rise and taking money out when their share prices are expected to fall, and switching from one fund to another and then back again after a short period of time. As money is shifted in and out, a fund may incur expenses for buying and selling securities. Excessive purchases, redemptions or exchanges of fund shares may disrupt portfolio management, hurt fund performance and drive fund expenses higher. For example, a fund may be forced to liquidate investments as a result of short-term trading and incur increased brokerage costs or realize taxable capital gains without attaining any investment advantage. These costs are generally borne by all shareholders, including long-term investors who do not generate these costs.

Transamerica Funds’ Board of Trustees has approved policies and procedures that are designed to discourage market timing or excessive trading which include limitations on the number of transactions in fund shares. If you intend to engage in such practices, we request that you do not purchase shares of any of the funds.  Each fund reserves the right to reject any request to purchase shares, including purchases in connection with an exchange transaction, which the fund reasonably believes to be in connection with market timing or excessive trading.

However, because the shares of the funds may be sold to strategic asset allocation funds, other investors (including institutional investors such as foreign insurers, domestic insurance companies, and their separate accounts), and eligible retirement plans whose recordkeepers or financial service firm intermediaries have entered into agreements with Transamerica Funds or its agents, the funds’ policies and procedures to discourage market timing or excessive trading are enforced by those entities, as appropriate, rather than the funds. Additional information about the asset allocation funds’ policies and procedures are available in the prospectus of the asset allocation funds. Furthermore, reallocations in the funds

Section B — Shareholder Information

by an asset allocation fund in furtherance of a fund’s investment objective are not considered to be market timing or excessive trading.

Orders to purchase, redeem or exchange shares forwarded by accounts maintained on behalf of institutional investors or insurers (for example, separate accounts of insurance companies) with respect to their accounts with Transamerica Funds will not be considered to be market timing or excessive trading for purposes of Transamerica Funds’ policies. However, the market timing and excessive trading policies of these investors/insurers (or their accounts) may apply to transactions by persons who, in turn, invest through these investors/insurers (or through their accounts).

Asset Allocation Funds

The asset allocation funds discussed above that invest in certain series of Transamerica Funds may own a significant portion of the shares of a Transamerica Funds fund. Transactions by a fund of funds may be disruptive to an underlying Transamerica Fund.

Investment Policy Changes

Transamerica American Century Large Company Value, Transamerica Bjurman, Barry Micro Emerging Growth, Transamerica BlackRock Large Cap Value, Transamerica JPMorgan Mid Cap Value, Transamerica Oppenheimer Small- & Mid-Cap Value, Transamerica Equity, Transamerica Small/Mid Cap Value, Transamerica UBS Large Cap Value, Transamerica Van Kampen Mid-Cap Growth, Transamerica Van Kampen Small Company Growth, Transamerica Clarion Global Real Estate Securities, Transamerica Evergreen Health Care, Transamerica Convertible Securities, Transamerica Science & Technology, Transamerica Evergreen International Small Cap, Transamerica MFS International Equity, Transamerica Oppenheimer Developing Markets, Transamerica WMC Emerging Markets, Transamerica PIMCO Real Return TIPS, Transamerica JPMorgan International Bond, Transamerica High Yield Bond, Transamerica Short-Term Bond, Transamerica Loomis Sayles Bond, Transamerica BlackRock Natural Resources, Transamerica Schroders International Small Cap and Transamerica Van Kampen Emerging Markets Debt, as part of each fund’s investment policy, invest at least 80% of its assets (defined as net assets plus the amount of any borrowings for investment purposes) in certain investments as indicated in this prospectus. Shareholders will be provided with at least 60 days’ prior written notice of any changes in the 80% investment policy. Such notice will comply with the conditions set forth in any applicable SEC rules then in effect. Although other funds described in this prospectus may have an 80% investment policy, they are not required to give 60-days’ notice in case of a change.

Unless expressly designated as fundamental, all policies and procedures of the funds, including their investment objectives, may be changed at any time by Transamerica Funds’ Board of Trustees without shareholder approval. The investment strategies employed by a fund may also be changed without shareholder approval.

To the extent authorized by law, Transamerica Funds and each of the funds reserve the right to discontinue offering shares at any time, to merge a class of shares or to cease operations entirely.

Distribution of Shares

Underwriting Agreement

Transamerica Funds has an Underwriting Agreement with Transamerica Capital, Inc. (“TCI”), located at 4600 South Syracuse Street, Suite 1100, Denver, CO 80237. TCI is an affiliate of TAM and Transamerica Funds. Under this agreement, TCI underwrites and distributes all classes of fund shares and bears the expenses of offering these shares to the public.

Other Distribution or Service Arrangements

TCI, TAM, TIM and other fund sub-advisers, directly or through TCI, out of their past profits and other available sources provides additional cash payments or non-cash compensation to some, but not all, brokers and other financial intermediaries who sell shares of the asset allocation funds that invest in the funds or render investor services to asset allocation fund shareholders. Such payments and compensation are in addition to the sales charges, Rule 12b-1 plan fees, service fees and other fees paid, directly or indirectly, by the asset allocation funds to such brokers and other financial intermediaries. These arrangements are sometimes referred to as “revenue sharing” arrangements. Revenue sharing is not an expense of the funds, does not result in increased expenses, are not reflected in the fees and expenses sections of this prospectus and are described in more detail in the prospectus of the funds of funds. As of the date of this prospectus, TAM has agreed to pay Universal Life Insurance Company (“Universal Life”) a fee equal, on an annual basis, to 0.25% of the average daily net assets attributable to investments by Universal Life’s separate accounts in the Class I shares of the funds for administrative and other services provided or procured by Universal Life in connection with such investments in the funds. Investors may be able to obtain more information about these arrangements from their financial intermediaries.

TCI, TAM and their affiliates may enter into arrangements with affiliated entities that provide administrative, recordkeeping and other services with respect to one or more of the funds. Payment for these services is made by TCI, TAM and their affiliates out of past profits and other available sources and may take the form of internal credit, recognition or cash payments. These payments do not result in increased fund expenses and are not reflected in the fees and expenses tables included in the prospectus. TCI, TAM and their affiliates may also enter into similar arrangements with unaffiliated entities.

Distributions and Taxes

Taxes On Distributions In General

Each fund will distribute all or substantially all of its net investment income and net capital gains to its shareholders each year. Although a fund will not have to pay income tax on amounts it distributes to shareholders, most shareholders will be taxed on amounts they receive. If a fund declares a dividend in October, November, or December payable to shareholders of

Section B — Shareholder Information

record in such a month, but pays it in the following January, shareholders will be taxed on the dividend as if they received it in the year in which it was declared.

Each fund pays dividend distributions annually in December, except Transamerica Clarion Global Real Estate Securities, Transamerica Balanced, Transamerica Loomis Sayles Bond and Transamerica Value Balanced each pay dividend distributions quarterly in March, June, September and December; and Transamerica Federated Market Opportunity, Transamerica JPMorgan International Bond, Transamerica PIMCO Real Return TIPS, Transamerica PIMCO Total Return, Transamerica Convertible Securities, Transamerica Flexible Income, Transamerica High Yield Bond, Transamerica Money Market, Transamerica Short-Term Bond and Transamerica Van Kampen Emerging Markets Debt each pay dividend distributions monthly. If necessary, each fund may make distributions at other times as well.

You normally will be taxed on distributions you receive from a fund, regardless of whether they are paid to you in cash or are reinvested in additional fund shares.

Current U.S. federal income tax law generally provides for a maximum tax rate for individual taxpayers of 15% on long-term capital gains and on qualified dividend income. These rates do not apply to corporate taxpayers. The following are guidelines for how certain distributions by a fund are generally taxed to individual taxpayers:

-	Distributions of net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be taxed at a maximum rate of 15% (5% for individuals in the 10% and 15% federal tax brackets).
-	Distributions designated by the fund as “qualified dividend income” will also be taxed at a maximum rate of 15% (5% for individuals in the 10% and 15% federal tax brackets). Qualified dividend income generally is income derived from dividends from U.S. corporations or certain foreign corporations that are either incorporated in a U.S. possession or eligible for tax benefits under certain U.S. income tax treaties. In addition, dividends that a fund receives in respect of stock of certain foreign corporations will be qualified dividend income if that stock is readily tradable on an established U.S. securities market.
-	Other distributions generally will be taxed at the ordinary income tax rate applicable to the shareholder.

The funds will send you a tax report annually summarizing the amount of and the tax aspects of your distributions. If you buy shares of a fund shortly before it makes a distribution (other than distributions paid by Transamerica Money Market that are not paid out of short-term or long-term capital gains), the distribution will be taxable to you even though it may actually be a return of a portion of your investment. This is known as “buying a dividend.”

Investors who invest through tax-deferred accounts, such as IRAs, 403(b) accounts, and qualified retirement plans, will ordinarily not be subject to tax until a distribution is made from the account, at which time such distribution is generally taxed as ordinary income. These accounts are subject to complex tax rules and tax-deferred account investors should consult their tax advisers regarding their investments in a tax-deferred account.

Taxes on the Sale of Shares

If you sell shares of a fund or exchange them for shares of another fund, you generally will have a capital gain or loss, which will be a long-term capital gain or loss if you held the shares for more than one year; otherwise it will generally be a short-term capital gain or loss. Such gain or loss is computed by subtracting your tax basis in the shares from the redemption proceeds in the case of a sale or the value of the shares received in the case of an exchange. Because your tax basis depends on the original purchase price and on the price at which any dividends may have been reinvested, you should be sure to keep account statements so that you or your tax return preparer will be able to determine whether a sale will result in a taxable gain. Any loss recognized on shares held for six months or less will be treated as a long-term capital loss to the extent of any amounts treated as distributions of long-term capital gain that were received with respect to the shares, including distributions of net capital gain and any amount credited to you as undistributed capital gain. Note that money market funds typically maintain a stable net asset value of $1.00 per share. Assuming Transamerica Money Market maintains a stable net asset value, you will typically not recognize gain or loss upon the sale, redemption, or exchange of shares of this fund.

Withholding Taxes

As with all mutual funds, the funds may be required to apply backup withholding of U.S. federal income tax at the fourth lowest tax rate applicable to unmarried individuals (currently 28%) on all taxable distributions payable to you if you fail to provide the funds with your correct taxpayer identification number or to make required certifications, or if you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax, but is a method by which the IRS ensures that it will collect taxes otherwise due. Any amounts withheld may be credited against your U.S. federal income tax liability.

Other Tax Information

This tax discussion is for general information only. In addition to federal income taxes, you may be subject to state, local or foreign taxes on payments received from, and investments made in, shares of a Transamerica fund. More information is provided in the SAI of the funds. You should also consult your own tax adviser for information regarding all tax consequences applicable to your investments in Transamerica Funds.

Appendix A
More on Strategies and Risks

HOW TO USE THIS SECTION

In the discussions of the individual fund(s), you found descriptions of the principal strategies and risks associated with such fund(s). In those pages, you were referred to this section for more information. For best understanding, first read the description of the fund you are interested in, then refer to this section. For even more discussions of strategies and risks, see the SAI, which is available upon request. See the back cover of this prospectus for information on how to order the SAI.

ASSET ALLOCATION FUNDS AS INVESTORS

The funds described in this prospectus are offered for investment to strategic asset allocation funds. These strategic asset allocation funds may own a significant portion of the assets of the funds. Transactions by the strategic allocation funds, such as rebalancings or redemptions, may be disruptive to a fund. Redemptions by one or more strategic allocation funds also may have the effect of rendering a fund too small effectively to pursue its investment goal, and may also increase the fund’s expenses, perhaps significantly.

DIVERSIFICATION

The Investment Company Act of 1940 (“1940 Act”) classifies investment companies as either diversified or non-diversified. Diversification is the practice of spreading a fund’s assets over a number of issuers to reduce risk. A non-diversified fund has the ability to take larger positions in fewer issuers. Because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a non-diversified fund, its share price can be expected to fluctuate more than a diversified fund.

All the funds (except Transamerica Clarion Global Real Estate Securities, Transamerica Science & Technology, Transamerica Evergreen Health Care, Transamerica JPMorgan International Bond, Transamerica PIMCO Real Return TIPS, Transamerica Third Avenue Value, Transamerica BlackRock Natural Resources, Transamerica UBS Dynamic Alpha and Transamerica Van Kampen Emerging Markets Debt) qualify as diversified funds under the 1940 Act.

Transamerica Clarion Global Real Estate Securities, Transamerica Science & Technology, Transamerica Evergreen Health Care, Transamerica JPMorgan International Bond, Transamerica PIMCO Real Return TIPS, Transamerica Third Avenue Value, Transamerica BlackRock Natural Resources, Transamerica UBS Dynamic Alpha and Transamerica Van Kampen Emerging Markets Debt each reserves the right to become a diversified investment company (as defined by the 1940 Act).

INVESTING IN COMMON STOCKS

Stocks may be volatile – their prices may go up and down dramatically over the shorter term. Many factors may cause common stocks to go up and down in price. A major factor is the financial performance of the company that issues the stock. Other factors include the overall economy, conditions in a particular industry, and monetary factors like interest rates. Because the stocks a fund may hold fluctuate in price, the value of a fund’s investments will go up and down.

INVESTING IN PREFERRED STOCKS

Preferred stock represents an interest in a company that generally entitles the holder to receive, in preference to the holders of the company’s common stock, dividends and a fixed share of the proceeds resulting from any liquidation of the company. Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. Preferred stocks may pay fixed or adjustable rates of return. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. Shareholders of preferred stock may suffer a loss of value if dividends are not paid. Preferred stock does not generally carry voting rights.

INVESTING IN CONVERTIBLE SECURITIES

Since preferred stocks and corporate bonds generally pay a stated return, their prices usually do not depend on the price of the company’s common stock. But some companies issue preferred stocks and bonds that are convertible into their common stocks. Linked to the common stock in this way, convertible securities typically go up and down in price inversely to interest rates as the common stock does, adding to their market risk. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock.

VOLATILITY

The more an investment goes up and down in price, the more volatile it is said to be. Volatility increases the market risk (i.e., risk of loss due to fluctuation in value) because even though your fund may go up more than the market in good times, it may also go down more than the market in bad times. If you decide to sell when a volatile fund is down, you could lose more. Price changes may be temporary and for extended periods.

INVESTING IN BONDS

Like common stocks, bonds fluctuate in value, although the factors causing this may be different, including:

-	CHANGES IN INTEREST RATES. Bond prices tend to move inversely to interest rates. Why? Because when interest rates on new bond issues go up, rates on existing bonds stay the same and they become less desirable. When rates go down, the reverse happens. This is also true for most preferred stocks and some convertible securities.

-	LENGTH OF TIME TO MATURITY. When a bond matures, the issuer must pay the owner its face value. If the maturity date is a long way off, many things can affect its value, so a bond generally is more volatile the farther it is from maturity. As that date approaches, fluctuations usually become smaller and the price gets closer to face value.

APPENDIX A-1

Appendix A
More on Strategies and Risks

-	DEFAULTS. Bond issuers make at least two promises: (1) to pay interest during the bond’s term and (2) to return principal when it matures. If an issuer fails to keep one or both of these promises, the bond will probably drop in price dramatically, and may even become worthless.

-	DECLINES IN RATINGS. At the time of issue, most bonds are rated by professional rating services, such as Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”). The stronger the financial backing behind the bond, the higher the rating. If this backing is weakened or lost, the rating service may downgrade the bond’s rating. This is virtually certain to cause the bond to drop in price.

-	LOW QUALITY. High-yield/high-risk securities (commonly known as “junk bonds”) have greater credit risk, are more sensitive to interest rate movements, are considered more speculative, have a greater vulnerability to economic changes are subject to greater price volatility and are less liquid than higher quality fixed-income securities. These securities may be more susceptible to credit risk and market risk than higher quality debt securities because their issuers may be less secure financially and more sensitive to downturns in the economy. In addition, the secondary market for such securities may not be as liquid as that for higher quality debt securities. As a result, a sub-adviser of a fund may find it more difficult to sell these securities or may have to sell them at lower prices. High yield securities are not generally meant for short-term investing.

-	LOSS OF LIQUIDITY. If a bond is downgraded, or for other reasons drops in price, or if the bond is a type of investment that falls out of favor with investors, the market demand for it may “dry up.” In that case, the bond may be hard to sell or “liquidate” (convert to cash). Please see Appendix B for a description of bond ratings.

INVESTING IN FOREIGN SECURITIES

Foreign securities are investments offered by non-U.S. companies, governments and government agencies. They involve risks in addition to those associated with securities of domestic issuers, including:

-	CHANGES IN CURRENCY VALUES. Foreign securities may be sold in currencies other than U.S. dollars. If a currency’s value drops relative to the dollar, the value of your fund shares could drop too. Also, dividend and interest payments may be lower. Factors affecting exchange rates include, without limitation: differing interest rates among countries; balances of trade; amount of a country’s overseas investments; and intervention by banks. Some funds also invest in American Depositary Receipts (“ADRs”) and American Depositary Shares (“ADSs”). They represent securities of foreign companies traded on U.S. exchanges, and their values are expressed in U.S. dollars. Changes in the value of the underlying foreign currency will change the value of the ADRs or ADSs. The fund may incur costs when it converts other currencies into dollars, and vice-versa.

-	CURRENCY SPECULATION. The foreign currency market is largely unregulated and subject to speculation. A fund’s investments in foreign currency-denominated securities may reduce the returns of the fund.

-	DIFFERING ACCOUNTING AND REPORTING PRACTICES. Foreign tax laws are different, as are laws, practices and standards for accounting, auditing and reporting data to investors.

-	LESS INFORMATION AVAILABLE TO THE PUBLIC. Foreign companies usually make far less information available to the public.

-	LESS REGULATION. Securities regulations in many foreign countries are more lax than in the U.S. In addition, regulation of banks and capital markets can be weak.

-	MORE COMPLEX NEGOTIATIONS. Because of differing business and legal procedures, a fund might find it hard to enforce obligations or negotiate favorable brokerage commission rates.

-	LESS LIQUIDITY/MORE VOLATILITY. Some foreign securities are harder to convert to cash than U.S. securities, and their prices may fluctuate more dramatically.

-	SETTLEMENT DELAYS. “Settlement” is the process of completing payment and delivery of a securities transaction. In many countries, this process takes longer than it does in the U.S.

-	HIGHER CUSTODIAL CHARGES. Fees charged by the fund’s custodian for holding shares are higher for foreign securities than those of domestic securities.

-	VULNERABILITY TO SEIZURE AND TAXES. Some governments can seize assets. They may also limit movement of assets from the country. Fund interest, dividends and capital gains may be subject to foreign withholding taxes.

-	POLITICAL OR FINANCIAL INSTABILITY AND SMALL MARKETS. Developing countries can be politically unstable. Economies can be dominated by a few industries, and markets may trade a small number of securities.

-	DIFFERENT MARKET TRADING DAYS. Foreign markets may not be open for trading the same days as U.S. markets are open and asset values can change before a transaction occurs.

-	CURRENCY HEDGING. A fund may enter into forward currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting a fund’s currency exposure from one currency to another removes the fund’s opportunity to profit from the original currency and involves a risk of increased losses for the fund if the sub-adviser’s projection of future exchange rates is inaccurate.

APPENDIX A-2

Appendix A
More on Strategies and Risks

-	EMERGING MARKETS RISK. Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign exposure risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging markets countries typically are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging markets countries may be affected by national policies that restrict foreign investments. Emerging markets countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid, more difficult to value and more volatile than investments in developed countries. As a result, a fund investing in emerging markets countries may be required to establish special custody or other arrangements before investing.

INVESTING IN FUTURES, OPTIONS AND OTHER DERIVATIVES

Besides conventional securities, your fund may seek to increase returns by investing in financial contracts related to its primary investments. Such contracts, which include futures and options, involve additional risks and costs. Risks include, without limitation:

-	DERIVATIVES. Certain of the funds use derivative instruments as part of their investment strategy. Generally, derivatives are financial contracts whose value depends upon, or is derived from, the value of an underlying asset, reference rate or index, and may relate to stocks, bonds, interest rates, currencies or currency exchange rates, commodities, and related indexes. Examples of derivative instruments include option contracts, futures contracts, options on futures contracts and swap agreements (including, but not limited to, credit default swaps). There is no assurance that the use of any derivatives strategy will succeed. Also, investing in financial contracts involve additional risks and costs, such as inaccurate market predictions which may result in losses instead of gains, and prices may not match so the benefits of the transaction might be diminished and a fund may incur substantial losses.

Swap transactions are privately negotiated agreements between a fund and a counterparty to exchange or swap investment cash flows or assets at specified intervals in the future. The obligations may extend beyond one year. There is no central exchange or market for swap transactions and therefore they are less liquid investments than exchange-traded instruments. A fund bears the risk that the counterparty could default under a swap agreement. Further, certain funds may invest in derivative debt instruments with principal and/or coupon payments linked to the value of commodities, commodity futures contracts or the performance of commodity indices. These are “commodity-linked” or “index-linked” notes. They are sometimes referred to as “structured notes” because the terms of the debt instrument may be structured by the issuer of the note and the purchaser of the note. The value of these notes will rise and fall in response to changes in the underlying commodity or related index or investment. These notes expose a fund economically to movements in commodity prices. These notes are subject to risks, such as credit, market and interest rate risks, that in general affect the value of debt securities. Therefore, at the maturity of the note, a fund may receive more or less principal than it originally invested. A fund might receive interest payments on the note that are more or less than the stated coupon interest payments.

A fund’s use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other more traditional investments. The following provides a general discussion of important risk factors relating to all derivative instruments that may be used by the funds:

-	MANAGEMENT RISK. Derivative products are highly specialized instruments that require investment techniques and risk analyses different from those associated with stocks and bonds. The use of a derivative requires an understanding not only of the underlying instrument but also of the derivative itself, without the benefit of observing the performance of the derivative under all possible market conditions.

-	CREDIT RISK. The use of a derivative instrument involves the risk that a loss may be sustained as a result of the failure of another party to the contract (counterparty) to make required payments or otherwise comply with the contract’s terms. Additionally, credit default swaps could result in losses if a fund does not correctly evaluate the creditworthiness of the company on which the credit default swap is based.

-	LIQUIDITY RISK. Liquidity risk exists when particular investments are difficult to sell. Although most of the fund’s securities must be liquid at the time of investment, securities may become illiquid after purchase by the fund, particularly during periods of market turmoil. When the fund holds illiquid investments, the portfolio may be harder to value, especially in changing markets, and if the fund is forced to sell these investments to meet redemptions or for other cash needs, the fund may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the fund, due to limitations on investments in illiquid securities, may be unable to achieve its desired level of exposure to a certain sector.

-	LEVERAGE RISK. When the fund engages in transactions that have a leveraging effect on the fund’s portfolio, the value of the fund will be more volatile and all other risks will tend to be compounded. This is because leverage generally magnifies the effect of any increase or decrease in the value of the fund’s underlying assets or creates investment risk with respect to a larger pool of assets than the fund would otherwise have. The fund may take on leveraging risk by, among other things, engaging in derivative, when-issued, delayed-delivery, forward commitment or forward roll transactions or reverse repurchase agreements. Engaging in such transactions may cause the fund to liquidate positions when it may not be advantageous to do so to satisfy its obligations or meet segregation requirements.

-	LACK OF AVAILABILITY. Suitable derivatives transactions may not be available in all circumstances for risk management or other purposes. There is no assurance that a fund will engage in derivatives transactions at any time or from time to time. A fund’s ability to use derivatives may be limited by certain regulatory and tax considerations.

APPENDIX A-3

Appendix A
More on Strategies and Risks

-	MARKET AND OTHER RISKS. Like most other investments, derivative instruments are subject to the risk that the market value of the instrument will change in a way that is detrimental to a fund’s interest. If a fund manager incorrectly forecasts the value of securities, currencies or interest rates or other economic factors in using derivatives for a fund, the fund might have been in a better position if it had not entered into the transaction at all. While some strategies involving derivative instruments can reduce the risk of loss, they can also reduce the opportunity for gain or even result in losses by offsetting favorable price movements in other fund investments. A fund may also have to buy or sell a security at a disadvantageous time or price because the fund is legally required to maintain offsetting positions or asset coverage in connection with certain derivative transactions.

Other risks in using derivatives include the risk of mispricing or improper valuation of derivatives and the lack of correlation with underlying assets, rates and indexes. Many derivatives, in particular privately negotiated derivatives, are complex and often valued subjectively. Improper valuations can result in increased cash payment requirements to counterparties or a loss of value to a fund. Also, the value of derivatives may not correlate perfectly, or at all, with the value of the assets, reference rates or indexes they are designed to closely track. In addition, a fund’s use of derivatives may cause the fund to realize higher amounts of short-term capital gains (generally taxed at ordinary income tax rates) than if the fund had not used such instruments.

INVESTING IN HYBRID INSTRUMENTS

Hybrid instruments combine elements of derivative contracts with those of another security (typically a fixed-income security). All or a portion of the interest or principal payable on a hybrid security is determined by reference to changes in the price of an underlying asset or by reference to another benchmark (such as interest rates, currency exchange rates or indices). Hybrid instruments also include convertible securities with conversion terms related to an underlying asset or benchmark. The risks of investing in hybrid instruments may reflect a combination of the risks of investing in securities, derivatives, and currencies. Thus, an investment in a hybrid instrument may entail significant risks in addition to those associated with traditional securities. Hybrid instruments are also potentially more volatile and may carry greater interest rate risks than traditional instruments. Moreover, depending on the structure of the particular hybrid, it may expose a fund to leverage risks or carry liquidity risks.

INVESTING IN FORWARD FOREIGN CURRENCY CONTRACTS

A forward foreign currency contract is an agreement between contracting parties to exchange an amount of currency at some future time at an agreed upon rate. These contracts are used as a hedge against fluctuations in foreign exchange rates. Hedging against a decline in the value of a currency does not eliminate fluctuations in the prices of securities, or prevent losses if the prices of the fund’s securities decline. Such hedging transactions preclude the opportunity for a gain if the value of the hedging currency should rise. Forward contracts may, from time to time, be considered illiquid, in which case they would be subject to the fund’s limitations on investing in illiquid securities. If a fund’s manager makes the incorrect prediction, the opportunity for loss can be magnified.

INVESTING IN FIXED-INCOME INSTRUMENTS

Some funds invest in “Fixed-Income Instruments,” which include, among others:

-	securities issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises, including issues by non-government-sponsored entities (like financial institutions) that carry direct guarantees from U.S. government agencies as part of government initiatives in response to the market crisis or otherwise (“U.S. Government Securities”);

-	corporate debt securities of U.S. and non-U.S. issuers, including convertible securities and corporate commercial paper;
-	mortgage-backed and other asset-backed securities;
-	inflation-indexed bonds issued both by governments and corporations;
-	structured notes, including hybrid or “indexed” securities, event-linked bonds and loan participations;
-	delayed funding loans and revolving credit facilities;
-	bank certificates of deposit, fixed time deposits and bankers’ acceptances;
-	repurchase agreements and reverse repurchase agreements;
-	debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises;
-	obligations of non-U.S. governments or their subdivisions, agencies and government-sponsored enterprises; and
-	obligations of international agencies or supranational entities.

The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

-	market risk: fluctuations in market value

-	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down. The longer the maturity or duration, the more sensitive the value of a fixed-income security is to fluctuations in interest rates

-	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities
-	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

-	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines. The fund may incur expenses to protect the fund’s interest in securities experiencing these events. If the fund invests in securities that are subordinated to other securities, or which represent interests in pools of such

APPENDIX A-4

Appendix A
More on Strategies and Risks

subordinated securities, those investments may be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

Some funds may invest in derivatives based on Fixed-Income Instruments.

SOVEREIGN DEBT

Sovereign debt instruments, which are debt obligations issued or guaranteed by a foreign governmental entity, are subject to the risk that the governmental entity may delay or fail to pay interest or repay principal on debt that it has issued or guaranteed, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, relationships with other lenders such as commercial banks, the relative size of the governmental entity’s debt position in relation to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans, or it may ask for forgiveness of interest or principal on its existing debt. On the other hand, a governmental entity may be unwilling to renegotiate the terms of its sovereign debt. There may be no established legal process for a U.S. bondholder (such as the fund) to enforce its rights against a governmental entity that does not fulfill its obligations, nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected.

INVESTING IN STRUCTURED SECURITIES

Some funds may invest in various types of structured instruments, including securities that have demand, tender or put features, or interest rate rest features. Structured instruments may take the form of participation interests or receipts in underlying securities or other assets, and in some cases are backed by a financial institution serving as a liquidity provider. Some of these instruments may have an interest rate swap feature which substitutes a floating or variable interest rate for the fixed interest rate on an underlying security, and some may be asset-backed or mortgage-backed securities. Structured instruments are a type of derivative instrument and the payment and credit qualities of these instruments derive from the assets embedded in the structure from which they are issued.

SUBORDINATION RISK

Some funds may invest in securities, such as certain structured securities or high-yield debt securities, which are subordinated to more senior securities of the issuer, or which represent interests in pools of such subordinated securities. Under the terms of subordinated securities, payments that would otherwise be made to their holders may be required to be made to the holders of more senior securities, and/or the subordinated or junior securities may have junior liens, if they have any rights at all, in any collateral (meaning proceeds of the collateral are required to be paid first to the holders of more senior securities). Subordinated securities will be disproportionately affected by a default or even a perceived decline in creditworthiness of the issuer.

INVESTING IN WARRANTS AND RIGHTS

Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company. Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

INVESTING IN DISTRESSED SECURITIES

Certain funds may invest in distressed securities. Distressed securities are speculative and involve substantial risks. Generally, a fund will invest in distressed securities when the sub-adviser believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that a fund will achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization. A fund will generally not receive interest payments on the distressed securities and may incur costs to protect its investment. In addition, distressed securities involve the substantial risk that principal will not be repaid. Distressed securities and any securities received in an exchange for such securities may be subject to restrictions on resale.

ZERO COUPON SECURITIES

Zero coupon securities do not pay interest or principal until final maturity unlike debt securities that provide periodic payments of interest (referred to as coupon payments). Investors buy zero coupon securities at a price below the amount payable at maturity. The difference between the purchase price and the amount paid at maturity represents interest on the zero coupon security. Investors must wait until maturity to receive interest and principal, which exposes investors to risks of payment default and volatility.

VARIABLE RATE DEMAND INSTRUMENTS

Variable rate demand instruments are securities that require the Issuer or a third party, such as a dealer or bank, to repurchase the security for its face value upon demand. Investors in these securities are subject to the risk that the dealer or bank may not repurchase the instrument. The securities also pay interest at a variable rate intended to cause the securities to trade at their face value. The funds treat demand instruments as short-term securities, because their variable interest rate adjusts in response to changes in market

APPENDIX A-5

Appendix A
More on Strategies and Risks

rates even though their stated maturity may extend beyond 13 months.

CREDIT ENHANCEMENT

Credit enhancement consists of an arrangement in which a company agrees to pay amounts due on a fixed-income security if the issuer defaults. In some cases the company providing credit enhancement makes all payments directly to the security holders and receives reimbursement from the issuer. Normally, the credit enhancer has greater financial resources and liquidity than the issuer. For this reason, the sub-adviser usually evaluates the credit risk of a fixed-income security based solely upon its credit enhancement.

INVESTING IN SMALL- OR MEDIUM-SIZED COMPANIES

Investing in small- and medium-sized companies involves greater risk than is customarily associated with more established companies. Stocks of such companies, particularly developing companies, generally are subject to more volatility in price than larger company securities. Smaller companies often have limited product lines, markets, or financial resources and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

INVESTING IN SMALL, UNSEASONED COMPANIES

Small, unseasoned companies are described as companies that have been in operation less than three years, including the operations of any predecessors. These securities might have limited liquidity and their prices may be very volatile.

INVESTING IN PRECIOUS METAL RELATED SECURITIES

Prices of precious metals and of precious metal related securities historically have been very volatile. The high volatility of precious metal prices may adversely affect the financial condition of companies involved with precious metals. The production and sale of precious metals by governments or central banks or other larger holders can be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals. Other factors that may affect the prices of precious metals and securities related to them include changes in inflation, the outlook for inflation and changes in industrial and commercial demand for precious metals.

INVESTING IN MORTGAGE-RELATED SECURITIES

Mortgage-related securities in which the fund may invest represent pools of mortgage loans assembled for sales to investors by various governmental agencies or government-related fluctuation organizations, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Unlike mortgage-related securities issued or guaranteed by the U.S. government or its agencies and instrumentalities, mortgage-related securities issued by private issuers do not have a government or government-sponsored entity guarantee (but may have other credit enhancement), and may, and frequently do, have less favorable collateral, credit risk or other underwriting characteristics. Real estate markets have been particularly affected by the current financial crisis, which has had an adverse effect on mortgage-related securities. Mortgage-related securities are subject to special risks. The repayment of certain mortgage-related securities depends primarily on the cash collections received from the issuer’s underlying asset portfolio and, in certain cases, the issuer’s ability to issue replacement securities (such as asset-backed commercial paper). As a result, there could be losses to the fund in the event of credit or market value deterioration in the issuer’s underlying portfolio, mismatches in the timing of the cash flows of the underlying asset interests and the repayment obligations of maturing securities, or the issuer’s inability to issue new or replacement securities. This is also true for other asset-backed securities. Upon the occurrence of certain triggering events or defaults, the investors in a security held by the fund may become the holders of underlying assets at a time when those assets may be difficult to sell or may be sold only at a loss. The fund’s investments in mortgage-related securities are also exposed to prepayment or call risk, which is the possibility that mortgage holders will repay their loans early during periods of falling interest rates, requiring the fund to reinvest in lower-yielding instruments and receive less principal or income than originally was anticipated. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates. This is known as extension risk.

INVESTING IN ASSET-BACKED SECURITIES

Some funds may purchase asset-backed securities. Asset-backed securities have many of the same characteristics and risks as the mortgage-related securities described above, except that asset-backed securities may be backed by non-real-estate loans, leases or receivables such as auto, credit card or home equity loans.

INVESTING IN REAL ESTATE SECURITIES

Real estate markets have been particularly affected by the financial crisis. Investments in the real estate industry are subject to risks associated with direct investment in real estate. These risks include:

-	declining real estate value

-	risks relating to general and local economic conditions

-	over-building

-	increased competition for assets in local and regional markets

-	increases in property taxes

-	increases in operating expenses or interest rates

-	change in neighborhood value or the appeal of properties to tenants

-	insufficient levels of occupancy

-	inadequate rents to cover operating expenses

The performance of securities issued by companies in the real estate industry also may be affected by management of insurance risks, adequacy of financing available in capital markets, management, changes in applicable laws and government regulations (including taxes) and social and economic trends.

APPENDIX A-6

Appendix A
More on Strategies and Risks

INVESTING IN REAL ESTATE INVESTMENT TRUSTS (“REITS”)

Real estate markets have been particularly affected by the financial crisis. Equity REITs can be affected by any changes in the value of the properties owned. A REIT’s performance depends on the types and locations of the properties it owns and on how well it manages those properties or loan financings. A decline in rental income could occur because of extended vacancies, increased competition from other properties, tenants’ failure to pay rent or poor management. A REIT’s performance also depends on the company’s ability to finance property purchases and renovations and manage its cash flows. Because REITs are typically invested in a limited number of projects or in a particular market segment, they are more susceptible to adverse developments affecting a single project or market segment than more broadly diversified investments. Loss of status as a qualified REIT or changes in the treatment of REITs under the federal tax law, could adversely affect the value of a particular REIT or the market for REITs as a whole.

INVESTING IN OTHER INVESTMENT COMPANIES

To the extent that a fund, including an asset allocation fund, invests in other investment companies, including exchange-traded funds, it bears its pro rata share of these investment companies’ expenses, and is subject to the effects of the business and regulatory developments that affect these investment companies and the investment company industry generally.

INVESTING IN EXCHANGE-TRADED FUNDS (“ETFS”)

An investment in an ETF generally presents the same primary risks as an investment in a conventional fund (i.e., one that is not exchange-traded) that has the same investment objectives, strategies and policies. The price of an ETF can fluctuate up and down, and a fund could lose money investing in an ETF if the prices of the securities owned by the ETF go down. In addition, ETFs are subject to the following risks that do not apply to conventional funds: (i) the market price of an ETF’s shares may trade above or below their net asset value; (ii) an active trading market for an ETF’s shares may not develop or be maintained; or (iii) trading of an ETF’s shares may be halted if the listing exchange’s officials deem such action appropriate, the shares are delisted from the exchange, or the activation of market-wide “circuit breakers” (which are tied to large decreases in stock prices) halts stock trading generally.

INVESTING IN LOANS

Certain funds may invest in certain commercial loans, including loans generally known as “syndicated bank loans,” by acquiring participations or assignments in such loans. The lack of a liquid secondary market for such securities may have an adverse impact on the value of the securities and a fund’s ability to dispose of particular assignments or participations when necessary to meet redemptions of shares or to meet the fund’s liquidity needs. When purchasing a participation, a fund may be subject to the credit risks of both the borrower and the lender that is selling the participation. When purchasing a loan assignment, a fund acquires direct rights against the borrowers, but only to the extent of those held by the assigning lender. Investment in loans through a direct assignment from the financial institution’s interests with respect to a loan may involve additional risks to a fund. It is also unclear whether loans and other forms of direct indebtedness offer securities law protections against fraud and misrepresentation. In the absence of definitive regulatory guidance, a fund relies on its sub-adviser’s research in an attempt to avoid situations where fraud or misrepresentation could adversely affect the fund.

SWAPS AND SWAP-RELATED PRODUCTS

A fund’s sub-adviser may enter into swap transactions primarily to attempt to preserve a return or spread on a particular investment or portion of its portfolio. A fund also may enter into these transactions to attempt to protect against any increase in the price of securities the fund may consider buying at a later date.

-	COMMODITY SWAPS. An investment in a commodity swap agreement may, for example, involve the exchange of floating-rate interest payments for the total return on a commodity index. In a total return commodity swap, a fund will receive the price appreciation of a commodity index, a portion of the index, or a single commodity in exchange for paying an agreed-upon fee. If the commodity swap is for one period, the fund may pay a fixed fee, established at the outset of the swap. However, if the term of the commodity swap is more than one period, with interim swap payments, the fund may pay an adjustable or floating fee. With a “floating” rate, the fee may be pegged to a base rate, such as the London Interbank Offered Rate, and is adjusted each period. Therefore, if interest rates increase over the term of the swap contract, the fund may be required to pay a higher fee at each swap reset date.

-	INTEREST RATE SWAPS. Interest rate swaps involve the exchange by a fund with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments. The exchange commitments can involve payments to be made in the same currency or in different currencies. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate floor.

A fund, subject to its investment restrictions, enters into interest rate swaps, caps and floors on either an asset-based or liability-based basis, depending upon whether it is hedging its assets or its liabilities, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with a fund receiving or paying, as the case may be, only the net amount of the two payments). The net amount of the excess, if any, of a fund’s obligations over its entitlements with respect to each interest rate swap, will be calculated on a daily basis. An amount of cash or other liquid assets having an aggregate net asset value at least equal to the accrued excess will be segregated by its custodian. If a fund enters into an interest rate swap on other than a net basis, it will maintain a segregated account in the full

APPENDIX A-7

Appendix A
More on Strategies and Risks

amount accrued on a daily basis of its obligations with respect to the swap.

A fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated in one of the three highest rating categories of at least one nationally recognized statistical rating organization at the time of entering into such transaction. A fund’s sub-adviser will monitor the creditworthiness of all counterparties on an ongoing basis. If there is a default by the other party to such a transaction, the fund will have contractual remedies pursuant to the agreements related to the transaction.

The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. Caps and floors are more recent innovations for which standardized documentation has not yet been developed and, accordingly, they are less liquid than swaps. To the extent a fund sells (i.e., writes) caps and floors, it will segregate cash or other liquid assets having an aggregate net asset value at least equal to the full amount, accrued on a daily basis, of its obligations with respect to any caps or floors.

There is no limit on the amount of interest rate swap transactions that may be entered into by a fund, unless so stated in its investment objectives. These transactions may in some instances involve the delivery of securities or other underlying assets by a fund or its counterparty to collateralize obligations under the swap. Under the documentation currently used in those markets, the risk of loss with respect to interest rate swaps is limited to the net amount of the interest payments that a fund is contractually obligated to make. If the other party to an interest rate swap that is not collateralized defaults, a fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. A fund may buy and sell (i.e., write) caps and floors without limitation, subject to the segregation requirement described above.

ILLIQUID AND RESTRICTED/144A SECURITIES

Certain funds may invest in illiquid securities (i.e., securities that are not readily marketable). In recent years, a large institutional market has developed for certain securities that are not registered under the Securities Act of 1933 (the “1933 Act”). Institutional investors generally will not seek to sell these instruments to the general public, but instead will often depend on an efficient institutional market in which such unregistered securities can readily be resold or on an issuer’s ability to honor a demand for repayment. Therefore, the fact that there are contractual or legal restrictions on resale to the general public or certain institutions is not dispositive of the liquidity of such investments. Rule 144A under the 1933 Act established a “safe harbor” from the registration requirements of the 1933 Act for resale of certain securities to qualified institutional buyers. Institutional markets for restricted securities that might develop as a result of Rule 144A could provide both readily ascertainable values for restricted securities and the ability to liquidate an investment in order to satisfy share redemption orders. An insufficient number of qualified institutional buyers interested in purchasing a Rule 144A-eligible security held by a fund could, however, adversely affect the marketability of such security and the fund might be unable to dispose of such security promptly or at reasonable prices.

INVESTING IN MASTER LIMITED PARTNERSHIPS

Holders of MLP units have limited control and voting rights, similar to those of a limited partner. An MLP could be taxed, contrary to its intention, as a corporation, resulting in decreased returns. MLPs may, for tax purposes, affect the character of the gain and loss realized by a fund and affect the holding period of a fund’s assets.

INVESTING IN SPECIAL SITUATIONS

Certain funds may invest in “special situations” from time to time. Special situations arise when, in the opinion of a fund manager, a company’s securities may be undervalued, then potentially increase considerably in price, due to:

-	a new product or process;
-	a management change;
-	a technological breakthrough;
-	an extraordinary corporate event;
-	a temporary imbalance in the supply of, and demand for, the securities of an Issuer

Investing in a special situation carries an additional risk of loss if the expected development does not happen or does not attract the expected attention. The impact of special situation investing to a fund will depend on the size of the fund’s investment in a situation.

TAX EFFICIENT MANAGEMENT

Certain sub-advisers strive to manage certain of the fund in a tax efficient manner. Each relevant fund seeks to minimize capital gains distributions through its investment strategy. To do so, sub-advisers generally seek to follow the following strategies:

(1)	Whenever the manager intends to make a sale, the manager will seek to always sell the highest cost lots; when the manager expects the sale will result in a capital gain, the manager looks for a capital loss that can be taken in another stock where the sale also makes economic sense.

(2)	When taxable dividends and interest accumulates, the manager looks for short term losses to take to offset the income. In either case, the manager tries to accomplish this tax efficiency without compromising the investment opportunity in the fund.

There is no guarantee a fund’s attempt to manage the portfolio in a tax-efficient manner will be successful.

PORTFOLIO TURNOVER

A fund may engage in a significant number of short-term transactions, which may lower fund performance. High turnover rate will not limit a manager’s ability to buy or sell securities for

APPENDIX A-8

Appendix A
More on Strategies and Risks

these funds. Increased turnover (100% or more) results in higher brokerage costs or mark-up charges for a fund. The funds ultimately pass these charges on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders.

COUNTRY, SECTOR OR INDUSTRY FOCUS

Unless otherwise stated in a fund’s prospectus or SAI, as a fundamental policy governing concentration, no fund will invest more than 25% of its total assets in any one particular industry, other than U.S. government securities and its agencies. In addition, to the extent a fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the fund will face a greater risk of loss due to factors affecting the country, sector or industry than if the fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

SECURITIES LENDING

Certain funds may lend securities to other financial institutions that provide cash or other securities as collateral. This involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, a fund may lose money and there may be a delay in recovering the loaned securities. A fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to a fund.

IPOS

Initial public offerings (“IPOs”) are subject to specific risks which include, among others:

-	high volatility;
-	no track record for consideration;
-	securities may be illiquid;
-	earnings are less predictable.

TEMPORARY DEFENSIVE STRATEGIES

For temporary defensive purposes, a fund may, at times, choose to hold some or all of its assets in cash, or to invest that cash in a variety of debt securities. This may be done as a defensive measure at times when desirable risk/reward characteristics are not available in stocks or to earn income from otherwise uninvested cash. When a fund increases its cash or debt investment position, its income may increase while its ability to participate in stock market advances or declines decrease. Furthermore, when a fund assumes a temporary defensive position it may not be able to achieve its investment objective.

INTERNET OR INTRANET SECTOR RISK

Certain funds may invest primarily in companies engaged in Internet and Intranet related activities. The value of such companies is particularly sensitive to rapidly changing technology, extensive government regulation and relatively high risks of obsolescence caused by scientific and technological advances. The value of the fund’s shares may fluctuate more than shares of a fund investing in a broader range of industries.

SHORT SALES

A short sale may be effected by selling a security that the fund does not own. In order to deliver the security to the purchaser, the fund borrows the security, typically from a broker/dealer or an institutional investor. The fund later closes out the position by returning the security to the lender. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited. The fund’s use of short sales in an attempt to improve performance or to reduce overall portfolio risk may not be successful and may result in greater losses or lower positive returns than if the fund held only long positions. The fund may be unable to close out a short position at an acceptable price, and may have to sell related long positions at disadvantageous times to produce cash to unwind a short position. Short selling involves higher transaction costs than typical long-only investing.

A short sale may also be effected “against the box” if, at all times when the short position is open, the fund contemporaneously owns or has the right to obtain at no additional cost securities identical to those sold short. In the event that the fund were to sell securities short “against the box” and the price of such securities were to then increase rather than decrease, the fund would forego the potential realization of the increased value of the shares sold short.

INVESTMENT STYLE RISK

Different investment styles tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. A fund may outperform or underperform other funds that employ a different investment style. A fund may also employ a combination of styles that impact its risk characteristics. Examples of different investment styles include growth and value investing. Growth stocks may be more volatile than other stocks because they are more sensitive to investor perceptions of the issuing company’s growth of earnings potential. Also, since growth companies usually invest a high portion of earnings in their business, growth stocks may lack the dividends of value stocks that can cushion stock prices in a falling market. Growth oriented funds will typically underperform when value investing is in favor. The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock considered to be undervalued may actually be appropriately priced.

APPENDIX A-9

Appendix A
More on Strategies and Risks

ISSUER-SPECIFIC CHANGES

The value of an individual security or particular type of security can be more volatile than the market as a whole and can perform differently from the value of the market as a whole. Lower-quality debt securities (those of less than investment-grade quality) and certain other types of securities can be more volatile due to increased sensitivity to adverse issuer, political, regulatory, market, or economic developments and can be difficult to resell.

INVESTMENT STRATEGIES

A fund is permitted to use other securities and investment strategies in pursuit of its investment objective, subject to limits established by the fund’s Board of Trustees. No fund is under any obligation to use any of the techniques or strategies at any given time or under any particular economic condition. Certain instruments and investment strategies may expose the funds to other risks and considerations, which are discussed in the funds’ SAI.

GEOGRAPHIC CONCENTRATION

Because a fund may invest a relatively large percentage of its assets in issuers located in a single country, a small number of countries, or a particular geographic region, a fund’s performance could be closely tied to the market, currency, economic, political, or regulatory conditions and developments in those countries or that region, and could be more volatile than the performance of more geographically-diversified funds.

INFLATION

A fund is subject to the risk that the value of assets or income from the fund’s investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the value of the fund’s assets can decline, as can the value of the fund’s distributions. This risk is more pronounced for funds that invest a substantial portion of their assets in fixed-income securities with longer maturities.

APPENDIX A-10

Appendix B
Bond Ratings

BOND RATINGS
APPENDIX B

BRIEF EXPLANATION OF RATING CATEGORIES

	Bond Rating	Explanation

Standard & Poor’s Corporation	AAA	Highest rating; extremely strong capacity to pay principal and interest.
	AA	High quality; very strong capacity to pay principal and interest.
	A	Strong capacity to pay principal and interest; somewhat more susceptible to the adverse effects of changing circumstances and economic conditions.
	BBB	Adequate capacity to pay principal and interest; normally exhibit adequate protection parameters, but adverse economic conditions or changing circumstances more likely to lead to a weakened capacity to pay principal and interest than for higher rated bonds.
	BB, B, and CCC, CC, C	Predominantly speculative with respect to the issuer’s capacity to meet required interest and principal payments. BB — lowest degree of speculation; C — the highest degree of speculation. Quality and protective characteristics outweighed by large uncertainties or major risk exposure to adverse conditions
	D	In default.

Plus (+) or Minus (–) — The ratings from “AA” to “BBB” may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

Unrated — Indicates that no public rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy.

Moody’s Investors Service, Inc.	Aaa	Highest quality, smallest degree of investment risk.
	Aa	High quality; together with Aaa bonds, they compose the high-grade bond group.
	A	Upper-medium grade obligations; many favorable investment attributes.
	Baa	Medium-grade obligations; neither highly protected nor poorly secured. Interest and principal appear adequate for the present but certain protective elements may be lacking or may be unreliable over any great length of time.
	Ba	More uncertain, with speculative elements. Protection of interest and principal payments not well safeguarded during good and bad times.
	B	Lack characteristics of desirable investment; potentially low assurance of timely interest and principal payments or maintenance of other contract terms over time.
	Caa	Poor standing, may be in default; elements of danger with respect to principal or interest payments.
	Ca	Speculative in a high degree; could be in default or have other marked short-comings.
	C	Lowest-rated; extremely poor prospects of ever attaining investment standing.

Note: Moody’s appends numerical modifiers “1”, “2” and “3” to each generic rating classification from “Aa” through “Caa.” The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

Unrated — Where no rating has been assigned or where a rating has been suspended or withdrawn, it may be for reasons unrelated to the quality of the issue.

Should no rating be assigned, the reason may be one of the following:

1.	An application for rating was not received or accepted.

2.	The issue or issuer belongs to a group of securities or companies that are not rated as a matter of policy.

3.	There is a lack of essential data pertaining to the issue or issuer.

4.	The issue was privately placed, in which case the rating is not published in Moody’s publications.

Suspension or withdrawal may occur if new and material circumstances arise, the effects of which preclude satisfactory analysis; if there is no longer available reasonable up-to-date data to permit a judgment to be formed; if a bond is called for redemption; or for other reasons.

APPENDIX B-1

Appendix B
Bond Ratings

Fitch, Inc.	AAA	Highest credit quality. “AAA” ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.
	AA	Very high credit quality. “AA” ratings denote a very low expectation of credit risk. They indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.
	A	High credit quality. “A” ratings denote a low expectation of credit risk. The capacity for timely payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.
	BBB	Good credit quality. “BBB” ratings indicate that there is currently a low expectation of credit risk. The capacity for timely payment of financial commitments is considered adequate, but adverse changes in circumstances and in economic conditions are more likely to impair this capacity. This is the lowest investment-grade category.
	BB	Speculative. “BB” ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade.
	B	Highly speculative. “B” ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.
	CCC, CC, C	High default risk. “CCC” ratings indicate that default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic developments. A “CC” rating indicates that default of some kind appears probable. “C” ratings signal imminent default.
	DDD,DD,D	Default. The ratings of obligations in this category are based on their prospects for achieving partial or full recovery in a reorganization or liquidation of the obligor. While expected recovery values are highly speculative and cannot be estimated with any precision, the following serve as general guidelines. “DDD” obligations have the highest potential for recovery, around 90%–100% of outstanding amounts and accrued interest. “DD” indicates potential recoveries in the range of 50%–90%, and “D” the lowest recovery potential, i.e., below 50%. Entities rated in this category have defaulted on some or all of their obligations. Entities rated “DDD” have the highest prospect for resumption of performance or continued operation with or without a formal reorganization process. Entities rated “DD” and “D” are generally undergoing a formal reorganization or liquidation process; those rated “DD” are likely to satisfy a higher portion of their outstanding obligations, while entities rated “D” have a poor prospect for repaying all obligations.

Plus (+) or Minus (–) — may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the AAA category, to categories below CCC, or to short-term ratings.

Unrated — Indicates that Fitch does not rate the issuer or issue in question.

Short-Term Credit Ratings — A short-term rating has a time horizon of less than 12 months for most obligations, or up to three years for U.S. public finance securities, and thus places greater emphasis on the liquidity necessary to meet financial commitments in a timely manner.

Withdrawal may occur if the information available is inadequate for rating purposes, or when an obligation matures, is called, or refinanced.

Ratings are placed on Rating Watch to notify investors that there is a reasonable probability of a rating change and the likely direction of such change. These are designated as “Positive,” indicating a potential upgrade, “Negative,” for a potential downgrade, or “Evolving,” if ratings may be raised, lowered or maintained. Rating Watch is typically resolved over a relatively short period.

A Rating Outlook indicates the direction a rating is likely to move over a one to two year period. Outlooks may be positive, stable, or negative. A positive or negative Rating Outlook does not imply a rating change is inevitable. Similarly, companies whose outlooks are “stable” could be downgraded before an outlook moves to positive or negative if circumstances warrant such an action. Occasionally, Fitch may be unable to identify the fundamental trend. In these cases, the Rating Outlook may be described as Evolving.

The above is a brief summary of the ratings used by Moody’s, Standard & Poor’s and Fitch. This information does not purport to be a complete description of the ratings and is based on information from their websites. The ratings represent their opinions as to the quality of various debt obligations. It should be emphasized, however, that ratings are not absolute standards of quality. As described by the rating agencies, ratings are generally given to securities at the time of issuances. While the rating agencies may from time to time revise such ratings, they undertake no obligation to do so.

APPENDIX B-2

NOTICE OF PRIVACY POLICY

At Transamerica Funds, protecting your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.

What Information We Collect and From Whom We Collect It

We may collect nonpublic personal information about you from the following sources:

•	Information we receive from you on applications or other forms, such as your name, address and account number;

•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and

•	Information we receive from non-affiliated third parties, including consumer reporting agencies.

What Information We Disclose and To Whom We Disclose It

We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.

Our Security Procedures

We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.

If you have any questions about our Privacy Policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.

Note:  This Privacy Policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of a Transamerica Fund in the name of a third party such as a bank or broker/dealer, its privacy policy may apply to you instead of ours.

THIS PAGE IS NOT PART OF THE PROSPECTUS

Both the investment returns and principal value of mutual funds will fluctuate over time so that shares, when redeemed, may be worth more or less than their original cost.

Transamerica Funds
P.O. Box 9012 • Clearwater, FL 33758-9012
Customer Service: 1-888-233-4339

Shareholder inquiries and transaction requests should be mailed to:
Transamerica Fund Services, Inc.
P.O. Box 219945
Kansas City, MO 64121-9945

ADDITIONAL INFORMATION about these funds is contained in the Statement of Additional Information, dated March 1, 2009, and in the annual and semi-annual reports to shareholders, which are incorporated by reference into this prospectus. Other information about these funds has been filed with and is available from the U.S. Securities and Exchange Commission ("SEC"). Information about the funds (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the SEC at 1-202-551-8090. Copies of this information may be obtained upon payment of a duplication fee, by electronic request at the following e-mail address, publicinfo@sec.gov, or by writing to the Public Reference Section of the SEC, 100 F Street NE, Room 1580, Washington D.C. 20549-0102. Reports and other information about the funds are also available on the SEC's Internet site at http://www.sec.gov. To obtain a copy of the Statement of Additional Information or the annual and semi-annual reports, without charge, or to request other information or make other inquiries about these funds, call or write to Transamerica Funds at the phone number or address above or visit Transamerica Funds' website at www.transamericafunds.com. In the Transamerica Funds' annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the funds' performance during the last fiscal year.

The Investment Company Act File Number for Transamerica Funds is 811-04556.

www.transamericafunds.com
Sales Support: 1-800-851-7555
Distributor: Transamerica Capital, Inc.

TRANSAMERICA® FUNDS